Exhibit 10.1

AMENDMENT NO. 1 TO FINANCING AGREEMENT

THIS AMENDMENT NO. 1 TO FINANCING AGREEMENT (this “Amendment”), dated as of December 19, 2024, by and among Regis Corporation, a Minnesota corporation (the “Company”), each other subsidiary of the Company listed as a “Borrower” on the signature pages thereto (together with the Company, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Company listed as a “Guarantor” on the signature pages thereto (together with Holdings, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), TCW Asset Management Company LLC, a Delaware limited liability company (“TCW”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), TCW, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), TCW as joint lead arranger, MidCap Financial Trust, as revolving agent for the Revolving Loan Lenders (in such capacity, together with its successors and assigns in such capacity, the “Revolving Agent” and together with the Collateral Agent and the Administrative Agent, each an “Agent” and collectively, the “Agents”).

RECITALS

WHEREAS, the Loan Parties (as defined in the Financing Agreement), the Lenders, and the Agents have entered into that certain Financing Agreement dated as of June 24, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Financing Agreement”, and the Financing Agreement, as amended by this Amendment, the “Amended Financing Agreement”);

WHEREAS, the Company intends to acquire (the “Alline Acquisition”) all the outstanding Equity Interests of Super C Group, LLC (d/b/a Alline Salon Group), a Michigan limited liability company (the “Target”) pursuant to that certain Membership Interest Purchase Agreement, dated as of the date hereof, among the Company, ASG Holdings, LLC, a Michigan limited liability company, Vision Cuts, LLC, a Michigan limited liability company, SAAW Project, LLC, a Michigan limited liability company and VGP II LLC, a Michigan limited liability company (the “Alline Acquisition Agreement”);

WHEREAS, in order to finance the Alline Acquisition, the Borrowers (a) shall use proceeds received in connection with the OSP Sale in an amount not less than $4,000,000 and (b) have requested that (x) the First Amendment Term Loan A Lenders (as defined in the Amended Financing Agreement) provide additional Term Loans denominated in Dollars in the aggregate principal amount of $5,000,000 (the “First Amendment Term Loan A”) and (y) the First Amendment Term Loan B Lenders (as defined in the Amended Financing Agreement) provide additional Term Loans denominated in Dollars in the aggregate principal amount of $10,000,000 (the “First Amendment Term Loan B” and, together with the First Amendment Term Loan A, the “First Amendment Term Loans”) on the terms and conditions set forth in this Amendment and the Amended Financing Agreement, and the First Amendment Term Loan Lenders have agreed to provide the First Amendment Term Loans on such terms and conditions; and

WHEREAS, the Loan Parties requested that the Lenders party hereto (constituting Required Lenders) amend the Financing Agreement in certain respects, and such Lenders are willing to do so, in each case subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in this Amendment and/or the Amended Financing Agreement.

2. Amendments to Financing Agreement.

(a) The Financing Agreement, effective as of the First Amendment Effective Date (as defined below), and subject to the satisfaction (or waiver) of the conditions precedent set forth in Section 5 below, is hereby amended to delete the stricken text (indicated textually in the same manner as the following example (regardless of color): ~~stricken text~~) and to add the double- underlined text (indicated textually in the same manner as the following example (regardless of color): double-underlined text) as set forth in Exhibit A attached hereto.

(b) Schedule 1.01(A) to the Financing Agreement is hereby amended by adding the information attached hereto as Exhibit B.

3. Continued Effectiveness of the Financing Agreement and Other Loan Documents. Each Loan Party hereby (a) acknowledges and consents to this Amendment, (b) confirms and agrees that the Financing Agreement and each other Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the First Amendment Effective Date, all references in any such Loan Document to the “Financing Agreement”, the “Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (c) confirms and agrees that, to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent, for the benefit of the Agents and the Lenders, or to grant to the Collateral Agent, for the benefit of the Agents and the Lenders, a security interest in or Lien on any Collateral as security for the Obligations of the Loan Parties from time to time existing in respect of the Financing Agreement (as amended hereby) and the other Loan Documents, such pledge, assignment and/or grant of the security interest or Lien is hereby ratified and confirmed in all respects. This Amendment does not and shall not affect any of the obligations of the Loan Parties, other than as expressly provided herein, including, without limitation, the Loan Parties’ obligations to repay the Loans in accordance with the terms of Financing Agreement or the obligations of the Loan Parties under any Loan Document to which they are a party, all of which obligations shall remain in full force and effect. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Agent or any Lender under the Financing Agreement or any other Loan Document nor constitute a waiver of any provision of the Financing Agreement or any other Loan Document.

4. Representations and Warranties; No Event of Default. (i) The representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the First Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date) and (ii) no Default or Event of Default has occurred and is continuing on the First Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.

5. Conditions to Effectiveness. This Amendment shall become effective as of the date on which the following conditions shall have been satisfied (or waived) (the “First Amendment Effective Date”):

(a) Payment of Fees, Etc. The Borrowers shall have paid on or before the First Amendment Effective Date (i) a funding fee, paid to the Administrative Agent for the ratable benefit of the First Amendment Term Loan A Lenders, in an amount equal to $90,000, which fee shall be deemed earned, due and payable in full on, and subject to the occurrence of, the First Amendment Effective Date, (ii) a funding fee, paid to the Administrative Agent for the ratable benefit of the First Amendment Term Loan B Lenders, in an amount equal to $315,000, which fee shall be deemed earned, due and payable in full on, but subject to the occurrence of, the First Amendment Effective Date and (iii) all fees, costs, expenses and taxes then payable, if any, pursuant to Section 12.04 of the Financing Agreement.

(b) Representations and Warranties. The representations and warranties contained in Article VI of the Financing Agreement and in each other Loan Document, shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the First Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date).

(c) No Default; Event of Default. No Default or Event of Default shall have occurred and be continuing as of the First Amendment Effective Date or result from this Amendment becoming effective in accordance with its terms.

(d) Delivery of Documents. Each of:

(i) this Amendment, duly executed by the Loan Parties, each Agent and each First Amendment Term Lender (which constitute the Required Lenders);

(ii) a copy of the resolutions of each Loan Party, certified as of the First Amendment Effective Date by an Authorized Officer thereof, authorizing (A) the additional borrowings hereunder and the transactions contemplated by the Amendment and the other Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of the Amendment and each other Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(iii) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign the Amendment and each other Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such Authorized Officers;

(iv) a certificate of the appropriate official(s) of the jurisdiction of organization certifying as of a recent date not more than 30 days prior to the First Amendment Effective Date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such jurisdiction;

(v) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party, which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;

(vi) a copy of the Governing Documents of each Loan Party, together with all amendments thereto, certified as of the First Amendment Effective Date by an Authorized Officer of such Loan Party;

(vii) a customary opinion of Weil, Gotshal & Manges LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Collateral Agent;

(viii) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsections (b), (c), (e) and (g) of this Section 5;

(ix) a disbursement letter, duly executed by the Loan Parties;

(x) a Notice of Borrowing, duly executed by the Administrative Borrower;

(xi) the First Amendment Warrants;

(xii) the Alline Purchase Agreement (together with all exhibits and schedules thereto) and each other Alline Acquisition Document;

(xiii) the Collateral Assignment of Alline Representations and Warranty Insurance; and

(xiv) evidence of the insurance coverage required by Section 7.01(h) of the Financing Agreement and the terms of the Security Agreement and each Mortgage and evidence that such insurance coverage is in full force and effect.

(e) Material Adverse Effect. No event or development shall have occurred since December 31, 2023, which could reasonably be expected to have a Material Adverse Effect.

(f) Consummation of the Alline Acquisition. The Alline Acquisition shall have been consummated on the First Amendment Effective Date in accordance with the Alline Acquisition Documents, and no terms or conditions of the Alline Acquisition Documents (other than any immaterial terms or conditions) that are materially adverse to the First Amendment Term Lenders, in their capacities as such, have been waived without the consent of the Agents (which consent shall not be unreasonably withheld, conditioned or delayed. The Agents shall have received duly executed copies of the Alline Acquisition Agreement (including any schedules, exhibits and annexes thereto) certified by an Authorized Officer of the Loan Parties as true, complete and correct copy thereof.

(g) Solvency. As of the First Amendment Effective Date, after giving effect to the transactions contemplated by this Amendment and the Amended Financing Agreement, the Loan Parties on a consolidated basis are, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

6. TBPP Waiver. A waiver from the Borrower that neither the issuance of the First Amendment Warrants nor the exercise of the First Amendment Warrants will cause the holder thereof or any of its Affiliates to be an “Acquiring Person” within the meaning of the TBPP.

7. [Reserved].

8. Acknowledgement. Each Lender with a First Amendment Term Loan Commitment (as defined in the Financing Agreement as amended hereby) agrees and acknowledges such First Amendment Term Loan Commitment as set forth on Schedule 1.01(A) to the Financing Agreement (as amended hereby). Commencing on the First Amendment Effective Date, each Lender with a First Amendment Term Loan Commitment will be a party to the Financing Agreement, agrees to be bound by the terms and conditions of the Financing Agreement and the other Loan Documents, in each case, as amended hereby, and will have all of the rights and obligations of a Lender under the Financing Agreement and the other Loan Documents, in each case, as amended hereby.

9. [Reserved].

10. Further Assurances. The Loan Parties shall execute any and all further documents, agreements and instruments, and take all further actions, as may be required under Applicable Law or as any Agent may reasonably request, in order to effect the purposes of this Amendment.

11. Expenses. The Borrower agrees to (i) The Borrower agrees to (i) pay on or prior to the date hereof all fees and expenses due and payable to the Agents and the Lenders pursuant to the Loan Documents and (ii) reimburse Agents and the Lenders for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Agents and the Lenders) incurred by the Agents and the Lenders in connection with this Amendment and the other Loan Documents pursuant to the Loan Documents. All obligations provided herein shall survive any termination of this Amendment and the Amended Financing Agreement.

(a) Governing Law. Section 12.09 of the Financing Agreement pertaining to governing law is hereby incorporated by reference, mutatis mutandis.

(b) Counterparts; Electronic Signatures. Section 12.08 of the Financing Agreement pertaining to counterparts and electronic signatures is hereby incorporated by reference, mutatis mutandis.

(c) Amendment as Loan Document. The Loan Parties hereby acknowledge and agree that this Amendment constitutes a “Loan Document” under the Amended Financing Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWERS:

REGIS CORPORATION

By:
Name:
Title:

GUARANTORS:

REGIS CORP.
THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

By:
Name:
Title:

SUPERCUTS CORPORATE SHOPS, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1]

SUPERCUTS, INC. REGIS LLC
FREMONT SOFTWARE LLC
ROOSTERS MGC INTERNATIONAL LLC RPC ACQUISTION CORP.
RPC CORPORATE SHOPS, INC. FIRST CHOICE HAIRCUTTERS (INTERNATIONAL), LLC CUTCO ACQUISTION CORP. ROGER MERGER SUBCO LLC

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1]

ADMINISTRATIVE AGENT AND COLLATERAL AGENT:

TCW ASSET MANAGEMENT COMPANY LLC

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDMENT NO. 1]

LENDERS: [1]

[ ]

By:
Name:
Title:

[1]	NTD: To be populated with Lender signature pages.

Exhibit A

Amended Financing Agreement

(See attached.)

~~Execution Version~~

Conformed through the First Amendment

FINANCING AGREEMENT

Dated as of June 24, 2024,

as amended by that certain

Amendment No. 1 to Financing

Agreement dated as of

December 19, 2024

by and among

REGIS CORPORATION,

as a Borrower

EACH SUBSIDIARY OF THE COMPANY LISTED AS A GUARANTOR ON

THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

TCW ASSET MANAGEMENT COMPANY LLC,

as Collateral Agent and as Administrative Agent

and

MIDCAP FINANCIAL TRUST,

as Revolving Agent

and

TCW ASSET MANAGEMENT COMPANY LLC

and

MIDCAP FINANCIAL TRUST,

as Joint Lead Arrangers

TABLE OF CONTENTS1

[1]	NTD: TOC to be updated when document in final form.

ii

iii

SCHEDULES AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Facilities
Schedule 1.01(C)	Transaction Expenses
Schedule 6.01(e)	Capitalization; Subsidiaries
Schedule 6.01(r)	Insurance
Schedule 6.01(bb)	Credit Card Processors
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(e)	Existing Investments
Schedule 7.02(j)	Transactions with Affiliates
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions
Schedule 8.01	Cash Management Accounts

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Notice of Borrowing
Exhibit D	Form of SOFR Notice
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Promissory Note

FINANCING AGREEMENT

Financing Agreement, dated as of June 24, 2024, by and among REGIS CORPORATION, a Minnesota corporation (the “Company”), each other subsidiary of the Company listed as a “Borrower” on the signature pages hereto (together with the Company and each other Person that executes a joinder agreement and becomes a “Borrower” hereunder, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Company listed as a “Guarantor” on the signature pages hereto (together with each other Person that executes a joinder agreement and becomes a “Guarantor” hereunder, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), TCW Asset Management Company LLC, a Delaware limited liability company (“TCW”), as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), TCW, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”), TCW as joint lead arranger, MidCap Financial Trust, as revolving agent for the Revolving Loan Lenders (in such capacity, together with its successors and assigns in such capacity, the “Revolving Agent” and together with the Collateral Agent and the Administrative Agent, each an “Agent” and collectively, the “Agents”) and MidCap Financial Trust, as joint lead arranger (in such capacity, and together with TCW in its capacity as joint lead arranger, the “Joint Lead Arrangers”).

RECITALS

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (a) ~~a~~(i) an Initial Term Loan A in the aggregate principal amount of $35,000,000, (~~b~~ii) ~~a~~an Initial Term Loan B in the aggregate principal amount of $70,000,000 and (~~c~~iii) a revolving credit facility in an aggregate principal amount not to exceed $25,000,000 at any time outstanding, in each case, on the Effective Date and (b)(i) a First Amendment Term Loan A in the aggregate principal amount of $5,000,000 and (ii) a First Amendment Term Loan B in the aggregate principal amount of $10,000,000. The proceeds of the Loans shall be used in accordance with Section 6.01(s) hereof. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below:

“Accepting Lender” has the meaning specified therefor in Section 2.05(g).

“Accounts” has the meaning set forth in the UCC.

“Account Debtor” means, with respect to any Person, each debtor, customer or obligor in any way obligated on or in connection with any Account of such Person (including, without limitation, any applicable Credit Card Issuer or Credit Card Processor).

“Acquisition” means the acquisition (whether by means of a merger, consolidation or otherwise) of all of the Equity Interests of any Person or all or substantially all of the assets of (or any division or business line of) any Person, including without limitation, any re-purchase of franchised Salons, in each case, using consideration in the form of cash, cash equivalents, Indebtedness and/or Equity Interests.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.09(a).

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Administrative Borrower” has the meaning specified therefor in Section 4.05.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the Equity Interests having ordinary voting power for the election of members of the Board of Directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent” and “Agents” has the meaning specified therefor in the preamble hereto.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Agreement Among Lenders” means the agreement among lenders, dated as of the Effective ~~d~~Date ~~hereof~~, among the Lenders party thereto from time to time, the Revolving Agent and the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Alline Acquisition” means the acquisition of all the outstanding Equity Interests of Super C Group, LLC (d/b/a Alline Salon Group), a Michigan limited liability company, pursuant to the Alline Acquisition Agreement.

“Alline Acquisition Agreement” means that certain Membership Interest Purchase Agreement, dated as of the First Amendment Effective Date, among the Borrower, ASG Holdings, LLC, a Michigan limited liability company, Vision Cuts, LLC, a Michigan limited liability company, SAAW Project, LLC, a Michigan limited liability company and VGP II LLC, a Michigan limited liability company.

“Alline Acquisition Earnout” means each Earnout Payment (as defined in the Alline Acquisition Agreement as of the First Amendment Effective Date) payable under Section 1.4 of the Alline Acquisition Agreement.

“Anti-Corruption Laws” means all applicable Requirements of Law concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and applicable Canadian AML Legislation.

“Anti-Money Laundering Laws” means all Requirements of Law concerning or relating to terrorism or money laundering, including Canadian AML Legislation, the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and §§ 1951-1959), and the rules and regulations thereunder.

“Applicable Margin” means, as of any date of determination:

(a) With respect to the interest rate of any Loan (or any portion thereof), other than any Loan contemplated in clause (b)(ii), from the Effective Date until the date on which quarterly financial statements and a Compliance Certificate are delivered to the Agents and the Lenders in accordance with Section 7.01(a)(ii) and Section 7.01(a)(iv) for the Fiscal Quarter ending December 31, 2024 (the “Initial Applicable Margin Period”), the relevant Applicable Margin shall be set at Level I in the table below.

(b) (i) With respect to the interest rate of any Loan (or any portion thereof), other than any Loan contemplated in clause (b)(ii), after the Initial Applicable Margin Period, the relevant Applicable Margin shall be set at the respective level indicated below based upon the Total Leverage Ratio set forth opposite thereto, which ratio shall be calculated as of the end of the most recent Fiscal Quarter of the Company and its Subsidiaries for which quarterly financial statements and a Compliance Certificate are delivered to the Agents and the Lenders in accordance with Section 7.01(a)(ii) and Section 7.01(a)(iv):

Level	Total Leverage Ratio	Reference Rate Loans	SOFR Loans	Applicable PIK Amount
I	Equal to or greater than 3.75 to 1.00	8.00%	9.00%	4.50%
II	Less than 3.75 to 1.00	7.50%	8.50%	4.50%

(ii) With respect to the interest rate of any Specified Revolving Loans, 5.25% per annum.

(c) Subject to clause (d) below, the adjustment of the Applicable Margin (if any) will occur 2 Business Days after the date on which (1) the quarterly financial statements for the first three Fiscal Quarters of each Fiscal Year and a Compliance Certificate are delivered in accordance with Section 7.01(a)(ii) and 7.01(a)(iv), (2) solely for the fourth Fiscal Quarter of each Fiscal Year, the annual financial statements for such Fiscal Year and a Compliance Certificate are delivered in accordance with Section 7.01(a)(iii) and Section 7.01(a)(iv).

(d) Notwithstanding the foregoing:

(i) the Applicable Margin shall be set at Level I in the table above (x) upon the occurrence and during the continuation of an Event of Default, or (y) if for any period, the Administrative Agent does not receive the financial statements and Compliance Certificate described in clause (c) above, for the period commencing on the date such financial statements and Compliance Certificate were required to be delivered through the date on which such financial statements and Compliance Certificate are actually received by the Administrative Agent and the Lenders; and

(ii) in the event that any financial statement or Compliance Certificate described in clause (c) above is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any fiscal period, then the Applicable Margin for such fiscal period shall be adjusted retroactively (to the effective date of the determination of the Applicable Margin that was based upon the delivery of such inaccurate financial statement or Compliance Certificate) to reflect the correct Applicable Margin, and the Borrowers shall promptly make payments to the Agents and the Lenders to reflect such adjustment. For the avoidance of doubt, any shortfall in payments pursuant to this clause (ii) shall not constitute a Default or Event of Default prior to the date an Authorized Officer of the Borrower has actual knowledge of such inaccuracy and the failure to make payments to the Agents within 5 Business Days and the Lenders thereafter shall be a Default and Event of Default. In the event that the Compliance Certificate delivered under Section 7.01(a)(iii) for the fourth Fiscal Quarter of each Fiscal Year would have led to the application of a higher or lower Applicable Margin for such fiscal period, then the Applicable Margin for such fiscal period shall be adjusted retroactively (to the date that the quarterly financial statements are required to be delivered for such quarter pursuant to Section 7.01(a)(ii)) to reflect the Applicable Margin, and (x) in the event a higher Applicable Margin shall have been applicable, the Borrowers shall promptly make payments to the Agents and the Lenders to reflect such change and (y) in the event a lower Applicable Margin shall have been applicable, the amount of any overpayment shall be deducted from the amount of any required interest or fee payable to the Agents and Lenders pursuant to Section 2.04 or Section 2.06.

“Applicable Premium” means,

(a) as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (a), (b), (c) or (d) of the definition thereof:

(1) in the case of the Initial Term Loans:

(i) during the period from the Effective Date up to and including the date that is the 24 month anniversary of the Effective Date (the “First Period”), an amount equal to the Make Whole Amount;

(ii) during the period after the First Period up to and including the date that is the 36 month anniversary of the Effective Date (the “Second Period”), an amount equal to 4.00% times the principal amount of the Initial Term Loans being paid on the date of such Applicable Premium Trigger Event (or in the case of an Applicable Premium Trigger Event specified in clauses (b), (c) or (d) of the definition thereof, the principal amount of the Initial Term Loans outstanding on such date);

(iii) during the period after the Second Period up to and including the date that is the 48 month anniversary of the Effective Date (the “Third Period”), an amount equal to 1.00% times the principal amount of the Initial Term Loans being paid on the date of such Applicable Premium Trigger Event (or in the case of an Applicable Premium Trigger Event specified in clauses (b), (c) or (d) of the definition thereof, the principal amount of the Initial Term Loans outstanding on such date); and

(iv) after the Third Period, zero.

(2) in the case of the First Amendment Term Loans:

(i) during the period from the First Amendment Effective Date up to and including the date that is the 24 month anniversary of the First Amendment Effective Date (the “First Amendment First Period”), an amount equal to the Make Whole Amount;

(ii) during the period after the First Amendment First Period up to and including the date that is the 36 month anniversary of the First Amendment Effective Date (the “First Amendment Second Period”), an amount equal to 4.00% times the principal amount of the First Amendment Term Loans being paid on the date of such Applicable Premium Trigger Event (or in the case of an Applicable Premium Trigger Event specified in clauses (b), (c) or (d) of the definition thereof, the principal amount of the First Amendment Term Loans outstanding on such date);

(iii) during the period after the First Amendment Second Period up to and including the date that is the 48 month anniversary of the First Amendment Effective Date (the “First Amendment Third Period”), an amount equal to 1.00% times the principal amount of the First Amendment Term Loans being paid on the date of such Applicable Premium Trigger Event (or in the case of an Applicable Premium Trigger Event specified in clauses (b), (c) or (d) of the definition thereof, the principal amount of the First Amendment Term Loans outstanding on such date); and

(iv) after the First Amendment Third Period, zero.

(b) as of the date of the occurrence of an Applicable Premium Trigger Event specified in clause (e) of the definition thereof:

(i) during the First Period, an amount equal to the Make Whole Amount;

(ii) during the Second Period, an amount equal to 4.00% times the amount of the permanent reduction of the Total Revolving Credit Commitment on the date of such Applicable Premium Trigger Event;

(iii) during the Third Period, an amount equal to 1.00% times the amount of the permanent reduction of the Total Revolving Credit Commitment on the date of such Applicable Premium Trigger Event; and

(iv) after the Third Period, zero.

For the avoidance of doubt, no Applicable Premium shall be payable as a result of any Applicable Premium Trigger Event occurring after the Third Period.

“Applicable PIK Amount” has the meaning set forth in the definition of “Applicable Margin”.

“Applicable Premium Trigger Event” means

(a) any payment by any Loan Party of all, or any part, of the principal balance of any Term Loan for any reason (including, without limitation, any optional prepayment or mandatory prepayment but excluding (i) any regularly scheduled amortization payment made pursuant to the amortization table set forth in Section 2.03(b) (other than, for the avoidance of doubt, any payment made pursuant to clause (iii) of the last sentence of Section 2.03(b)), (ii) any mandatory prepayment made pursuant to Section 2.05(c)(i), (iii) any mandatory prepayment made pursuant to Section 2.05(c)(iv), (iv) any mandatory prepayment made pursuant to Section 2.05(c)(vi)) and (v) any mandatory prepayment made by the Borrower with the proceeds of any Permitted Cure Equity pursuant to Section 9.01), whether before or after (A) the occurrence of an Event of Default, or (B) the commencement of any Insolvency Proceeding, and notwithstanding any acceleration (for any reason) of the Obligations;

(b) the acceleration of the Obligations for any reason, including, without limitation, acceleration in accordance with Section 9.01, including as a result of the commencement of an Insolvency Proceeding;

(c) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any Insolvency Proceeding, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure or the making of a distribution of any kind in any Insolvency Proceeding to any Agent, for the account of the Lenders in full or partial satisfaction of the Obligations;

(d) the termination of this Agreement for any reason; or

(e) any permanent reduction of the Total Revolving Credit Commitment pursuant to Section 2.05 or Section 9.01.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent (and the Collateral Agent or the Revolving Agent, if applicable), in accordance with Section 12.07 hereof and substantially in the form of Exhibit B hereto or such other form reasonably acceptable to the Administrative Agent (and the Collateral Agent or the Revolving Agent, if applicable).

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief operating officer, chief financial officer, treasurer or other financial officer performing similar functions, president or executive vice president of such Person.

“Availability” means, at any time, the difference between (a) the Total Revolving Credit Commitment and (b) the aggregate outstanding principal amount of all Revolving Loan Outstandings.

“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (b) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.07(h).

“Benchmark Replacement” mean, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated credit facilities of this nature at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment for each applicable Interest Period and Available Tenor, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (1) the date of the public statement or publication of information referenced therein and (2) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07(h) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.07(h).

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means with respect to (a) any corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (b) a partnership, the board of directors of the general partner of the partnership, (c) a limited liability company, the managing member or members or any controlling committee or board of directors of such company or the sole member or the managing member thereof, and (d) any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in New York, except that, if a determination of a Business Day shall relate to a SOFR Loan, the term “Business Day” also shall exclude any day that is not a U.S. Government Securities Business Day.

“Canadian AML Legislation” means applicable Canadian law regarding anti-money laundering, antiterrorist financing, government sanction and “know your client” matters, including Part XII of the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the United Nations Act (Canada), together with all rules, regulations and interpretations thereunder or related thereto, including the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision” as defined in subsection 147.1(1) of the Income Tax Act (Canada), other than a Canadian Multi-Employer Plan where the sole financial obligation of the employer is to make fixed contributions set by agreement.

“Canadian Insolvency Laws” means any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), and any other applicable law relating to bankruptcy, insolvency, assignments for the benefit of creditors or proceedings seeking reorganization, arrangement, dissolution, liquidation, winding-up or other similar relief, and applicable provisions of corporate statutes law seeking a compromise or arrangement of, or relief from, any debts of the corporation or a stay of proceedings to enforce any of the claims of the corporation’s creditors against it.

“Canadian Loan Party” means each Loan Party formed and existing under the laws of Canada or a province or territory thereof.

“Canadian Loan Documents” means each Canadian Security Agreement and any Control Agreement, Mortgage and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto governed by the laws of a province or territory of Canada and the federal laws of Canada.

“Canadian Multi-Employer Plan” means a “multi-employer pension plan”, as such term is defined in the Pension Benefits Act (Ontario) or an equivalent plan under pension standards legislation in another applicable jurisdiction in Canada.

“Canadian Pension Plan” means a “registered pension plan”, as such term is defined in subsection 248(1) of the Income Tax Act (Canada), which is or was sponsored, administered or contributed to, or required to be contributed to, by any Loan Party or under which any Loan Party has or may incur any actual or contingent liability.

“Canadian Security Agreement” means each security agreement or collateral document governed by the laws of a province or territory or Canada, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Required Lenders, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP (other than as a result of purchase accounting) are or should be classified as capital expenditures, whether such expenditures are paid in cash or financed, including all Capitalized Lease Obligations; provided, that the term “Capital Expenditures” shall not include any such expenditures which constitute (i) expenditures by a Loan Party or a Subsidiary made in connection with the replacement, substitution, restoration or acquisition of assets by such Loan Party or Subsidiary pursuant to Section 2.05(c)(v) with the Net Cash Proceeds of Dispositions or Extraordinary Receipts, (ii) expenditures financed with the proceeds received from the sale or issuance of Equity Interests or capital contributions or incurrences of Indebtedness (other than Revolving Loans), (iii) purchase consideration or other amounts paid in respect of Permitted Acquisitions or other Investments constituting an Acquisition, (iv) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding any Loan Party or Subsidiary), (v) the purchase price of equipment that is purchased within ten (10) Business Days of the trade in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (vi) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within 12 months from the date of acquisition thereof; (b) commercial paper, maturing not more than 365 days after the date of issue rated P-2 by Moody’s or A-2 by Standard & Poor’s; (c) certificates of deposit maturing not more than 365 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (c) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (e) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000, which assets are primarily comprised of Cash Equivalents described in another clause of this definition; (f) marketable tax exempt securities rated A or higher by Moody’s or A+ or higher by Standard & Poor’s, in each case, maturing within 270 days from the date of acquisition thereof; and (g) solely in the case of and with respect to a Foreign Subsidiary, Investments of a kind or type similar to the Cash Equivalents described in clauses (a) through (f) above customarily utilized in the jurisdiction of organization of such Foreign Subsidiary for cash management purposes.

“Cash Management Account” means the Deposit Accounts of each Loan Party listed on Schedule 8.01. The Cash Management Accounts shall not include any Excluded Account.

“Cash Pay Election” has the meaning set forth in Section 2.04(d).

“Cash Payment Notice” has the meaning set forth in Section 2.04(d).

“CFC” means any direct or indirect Foreign Subsidiary of any Loan Party that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“CFC HoldCo” means any direct or indirect Domestic Subsidiary of any Loan Party (i) substantially all of the assets of which consist, directly or indirectly, of Equity Interests in and/or Indebtedness issued by one or more Foreign Subsidiaries that are CFCs and/or other CFC HoldCos or (ii) which is treated as a disregarded entity for U.S. federal income tax purposes and owns Equity Interests in and/or Indebtedness issued by one or more Foreign Subsidiaries that are CFCs and/or other CFC HoldCos.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means each occurrence of an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and the rules thereunder), becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d-5 under the Exchange Act), directly or indirectly, beneficially or of record, of 35% or more of the combined voting power of the Borrower’s outstanding Equity Interests ordinarily having the right to vote at an election of directors.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Collateral Agent Advances” has the meaning specified therefor in Section 10.08(a).

“Collateral Assignment of Alline R&W Insurance” means that certain Collateral Assignment of Buyer-Side Representations and Warranties Insurance Policy as Collateral Security, dated as of the First Amendment Effective Date, and made by Administrative Borrower in favor of the Agents.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitments” means, with respect to each Lender, such Lender’s Revolving Credit Commitment and Lender’s Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning specified therefor in the preamble hereto.

“Competitor” means a Person that is (a) a Franchisee of the Company, (b) an operating company identified in writing to the Agents prior to the Effective Date that is engaged primarily in substantially the same or similar business as the Loan Parties, or (c) a private equity sponsor identified in writing to the Agents prior to the Effective Date that controls an operating company that is engaged primarily in substantially the same business as the Loan Parties. Notwithstanding anything to the contrary contained in this Agreement, (i) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Competitors and (ii) the Borrowers (on behalf of themselves and the other Loan Parties) and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Competitor and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Competitor.

“Compliance Certificate” has the meaning assigned to such term in Section 7.01(a)(iv).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated EBITDA” means, at any date of determination, for the Borrower and its consolidated Subsidiaries (and any other Persons required to be consolidated pursuant to GAAP) on a consolidated basis an amount equal to Consolidated Net Income, plus, without duplication:

(a) the following to the extent deducted in calculating such Consolidated Net Income:

(i) (A) Consolidated Net Interest Expense and (B) the upfront costs or fees for such period associated with letters of credit, determined on a consolidated basis and in accordance with GAAP;

(ii) the provision for federal, state, local and foreign income taxes paid or payable,

(iii) the amount of depreciation (including, without duplication, non-cash losses (net of non-cash gains) upon the closing and abandonment of any non-franchised store locations) and amortization expense (including any impairment charges and amortization of deferred financing costs) deducted in determining such Consolidated Net Income, including in connection with the adoption of Accounting Standards Codification 842 of the Financial Accounting Standards Board;

(iv) (A) extraordinary, exceptional, unusual or non-recurring charges, expenses or losses or special items and (B) losses on sales of assets outside the ordinary course of business; provided, that all amounts added back pursuant to this clause (iv), together with all other Capped Adjustments, shall not exceed, in the aggregate, the Shared Cap (calculated before giving effect to such Capped Adjustments);

(v) (A) non-cash charges, expenses or losses, including, without limitation, any non-cash items for any management equity plan, supplemental executive retirement plan or stock option plan or other type of compensatory plan for the benefit of officers, directors or employees, non-cash charges attributable to any post-employment benefits offered to former employees, non-cash asset retirement costs including losses on debt extinguishment of prior unamortized debt issuance costs, non-cash compensation charges, non-cash translation loss, noncash unrealized losses solely attributable to foreign currency transactions, non-cash losses from non- consolidated investments, and non-cash expense relating to the vesting of warrants; provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period, and (B) non-cash unrealized losses under Hedging Agreements entered into for the purpose of hedging interest rate risk;

(vi) restructuring costs, integration costs, costs of strategic initiatives, business optimization expenses or costs, including with respect to headcount reductions or other similar actions, integration, completion, employee replacement, transition, termination, retention, recruiting, relocation and signing and stay bonuses and expenses, including payments made to employees who are subject to non-compete agreements, facility opening, pre-opening and closing and consolidation costs, start-up losses related to new business ventures, contract termination costs, stock option and other equity-based compensation expenses, severance costs, transaction fees and expenses and indemnities and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs; provided that all amounts added back pursuant to this clause (vi), together with all other Capped Adjustments, shall not exceed, in the aggregate, the Shared Cap (calculated before giving effect to such Capped Adjustments);

(vii) fees, costs and expenses paid or accrued in connection with the transactions contemplated by this Agreement (including all fees, costs and expenses paid to, or on behalf of, the Administrative Agent and Lenders or their respective Affiliates and subagents and third parties), including, but not limited to, make-whole loan prepayment penalties, investment advisory fees, quality of earnings and fairness opinion costs, legal costs, tax advisory costs, insurance costs, and lender fees; provided, that amounts added back pursuant to this clause (vii) shall either have been (A) paid or accrued on or prior to the Effective Date and set forth on Schedule 1.01(C) hereto or (B) paid or accrued within sixty (60) days after the Effective Date, provided, further, that (1) the aggregate amount accrued within sixty (60) days after the Effective Date shall not exceed $250,000 and (2) no amounts shall be added back pursuant to this clause (vii) in respect of fees, costs and expenses paid or accrued after the date that is sixty (60) days after the Effective Date;

(viii) without duplication of any other add backs pursuant to clause (vi) above, other accruals, payments and expenses (including legal, Tax, structuring and other costs and expenses) related to (x) the Alline Acquisition in an amount not to exceed $600,000 and (y) Permitted Acquisitions, Permitted Investments, Permitted Restricted Payments, Permitted Dispositions, refinancings or issuances of Permitted Indebtedness or Equity Interests, in each case, to the extent permitted under this Agreement and not related to the transactions contemplated by this Agreement; provided, that the addbacks set forth in this clause (viii) with respect to any transaction that is not consummated shall not, in the aggregate, exceed 2.5% of Consolidated EBITDA (calculated before giving effect to any such add-backs);

(ix) any non-cash increase in expenses, but excluding any non-cash expenditure, charge or loss relating to write-offs, write-downs or reserves with respect to accounts and inventory, (A) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments or any other acquisition or (B) due to purchase accounting permitted by GAAP; provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(x) cash proceeds of business interruption insurance to the extent actually received during such period;

(xi) charges, losses or expenses incurred during such period to the extent actually paid for, reimbursed or indemnified by a third party during such period, or in respect of which insurance proceeds are received from a third party insurer during such period;

(xii) fees, costs, settlements and expenses relating to litigation, arbitration or mediation, that in each case (a) relates to matters outside the ordinary course of business and (b) is pending or threatened in writing against any Loan Party during such period; provided that all amounts added back pursuant to this clause (xii) together with all other Capped Adjustments, shall not exceed, in the aggregate, the Shared Cap (calculated before giving effect to such Capped Adjustments);

(xiii) cash charges or expenses, incurred pursuant to any management equity plan or stock option plan or any other similar management or employee benefit plan or agreement or any stock subscription or shareholder agreement; provided that the addbacks set forth in this clause (xiv) shall not, in the aggregate, exceed 1.0% of Consolidated EBITDA (calculated before giving effect to any such add-backs), and

(xiv) fees, costs, and expenses paid or accrued in connection with the administration of the Loan Documents, including without limitation, any amendments, waivers, consents or other modifications and supplements to the Loan Documents; provided that any amounts added back pursuant to this clause (xiv) in excess of $250,000 in the aggregate is subject to the prior written consent of the Administrative Agent; minus

(b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits, (ii) all non-cash items increasing Consolidated Net Income (to the extent not previously deducted from the calculation of Consolidated EBITDA in any prior period), (iii) non-cash income from non-consolidated investments, (iv) unrealized foreign exchange gains, (v) any non-cash gains resulting from marking-to market hedging obligations (in each case, of or by the Company and its consolidated Subsidiaries (and any other Persons required to be consolidated pursuant to GAAP) for the most recently completed test period) and (vi) extraordinary and non-recurring gains.

For the avoidance of doubt, non-cash franchise fee revenue and franchise broker fee expense shall be reflected on a GAAP basis.

For the purposes of calculating Consolidated EBITDA of the Company and its consolidated Subsidiaries in connection with determining any financial ratio or test for any period, if at any time during such period Borrower or any of its Subsidiaries shall have consummated a Pro Forma Transaction, Consolidated EBITDA for such period shall be calculated on a pro forma basis. Notwithstanding the foregoing, the add-backs and adjustments set forth in clauses (a)(iv), (vi) and (xii) of this definition of “Consolidated EBITDA” and in Section 1.06 (such add-backs and adjustments, collectively, the “Capped Adjustments”) shall not, in the aggregate, exceed (i) for the first eight quarters ending after the Effective Date, an amount equal to 12.5% of Consolidated EBITDA (before giving effect to any such add-backs or adjustments) and (ii) for each test period ending thereafter, an amount equal to 10% of Consolidated EBITDA (before giving effect to any such add-backs or adjustments) (such applicable percentage, as in effect for the relevant test period, the “Shared Cap”).

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period; provided, however, that the following shall be excluded: (a) the net income of any other Person in which such Person or one of its Subsidiaries has a joint interest with a third-party (which interest does not cause the net income of such other Person to be consolidated into the net income of such Person), except to the extent of the amount of dividends or distributions paid to such Person or Subsidiary, (b) the net income of any Subsidiary of such Person that is, on the last day of such period, subject to any restriction or limitation on the payment of dividends or the making of other distributions, to the extent of such restriction or limitation (except to the extent such restrictions or limitations are waived in writing), (c) the net income of any other Person arising prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries and (d) Discontinued Operations, which for avoidance of doubt, shall include the net income attributable to the assets sold in the OSP Sale or any proceeds received (or to be received) in respect thereof.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, (a) gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (b) the sum of (i) interest income for such period and (ii) actual gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (c) the sum of (i) actual losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (ii) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Indemnity Obligations” means any Obligation constituting a contingent, unliquidated indemnification obligation of any Loan Party, in each case, to the extent (a) such obligation has not accrued and is not yet due and payable and (b) no claim has been made or is reasonably anticipated to be made with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guaranty, endorsement, co- making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c) any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business or endorsement in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Agreement” means, with respect to any deposit account, any securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Card Agreements” means all agreements now or hereafter entered into by any Loan Party with any Credit Card Issuer or any Credit Card Processor (in each case, in such capacity), or with any other Person for the processing and/or payment of the proceeds of any Credit Card Receivables, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer” means any Person (other than a Loan Party) who issues or whose members issue credit cards or debit cards, including without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc., or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc. or Discover Financial Services, Inc.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Parties’ sales transactions involving credit card or debt card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “Account” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Borrower resulting from charges by a customer of a Loan Party on credit or debit cards issued by a Credit Card Issuer in connection with the sale of goods or the performance of services by a Borrower in the ordinary course of business.

“Credit Card Processor Trigger Event” means the date on which the dollar amount of unpaid Credit Card Receivables owing to the Loan Parties represents more than 5% of the total revenue of the Company and its Subsidiaries on a consolidated basis for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 7.01(a)(ii).

“Cure Expiration Date” has the meaning assigned to such term in Section 9.02.

“Cure Right” has the meaning assigned to such term in Section 9.02.

“Current Value” has the meaning specified therefor in Section 7.01(m).

“Debtor Relief Law” means the Bankruptcy Code, Canadian Insolvency Laws and any other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, compromise, receivership, insolvency, reorganization, or similar debtor relief law of the United States or other applicable jurisdiction from time to time in effect.

“Declining Lender” has the meaning specified therefor in Section 2.05(g).

“Default” means an event which, with the giving of notice or the lapse of time or both hereunder, without cure or waiver in accordance with Section 1.03, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within 2 Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within 2 Business Days of the date when due, (b) has notified the Administrative Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 2 Business Days after written request by the Administrative Agent or the Administrative Borrower, to confirm in writing to the Administrative Agent and the Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity. Notwithstanding anything to the contrary herein, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Administrative Borrower, each LC Issuer and each Lender.

“Disbursement Letter” means a disbursement letter, in form and substance reasonably satisfactory to the Administrative Agent, by and among the Loan Parties, the Administrative Agent, the Collateral Agent, the Lenders and the other Persons party thereto, and the related funds flow memorandum describing the sources and uses of all cash payments in connection with the transactions contemplated to occur on the Effective Date.

“Discontinued Operations” means, for any period, discontinued operations as reported on the Borrower’s income statement in accordance with GAAP.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers, leases, licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts, (b) any disposition of property through an LLC Division, (d) any sale of merchant accounts (or any rights thereto (including, without limitation, any rights to any residual payment stream with respect thereto)) by any Loan Party or (d) the early termination or modification of any contract resulting in the receipt by any Loan Party of a cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification).

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than contingent obligations not due and owing) and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is convertible into or exchangeable for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of clauses (a) through (d), prior to the date that is 91 days after the Final Maturity Date provided that if such Equity Interests are issued pursuant to a plan for the benefit of the Company or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Company or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Disqualified Institution” means (i) any Person identified by the Administrative Borrower in writing to the Agents prior to the Effective Date as a “Disqualified Institution” and (ii) any Affiliate of any Person described in subclause (i) that is reasonably identifiable on the basis of its name as an Affiliate of such Person. Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions and (b) the Borrowers (on behalf of themselves and the other Loan Parties) and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and that the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Institution.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Effective Date” has the meaning specified therefor in Section 5.01. For the avoidance of doubt, the Effective Date occurred June 24, 2024.

“Effective Date Warrants” means that certain Warrant to Purchase Common Stock among the Company, TCW Rescue Financing Fund II LP and Asilia Credit Fund, LP, dated as of the Effective Date.

“Employee Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA (other than a Multiemployer Plan), that any Loan Party maintains, sponsors, contributes to or is obligated to contribute to, or with respect to which a Loan Party has any liability, including on account of an ERISA Affiliate.

“Environmental Claim” means any complaint, summons, citation, notice of violation, directive, order, claim, litigation, investigation, judicial or administrative proceeding, or judgment, letter or other communication from any Person or Governmental Authority involving any alleged or actual (a) violation of or liability arising under any Environmental Law; or (b) violation of a Requirement of Law or liability resulting from the manufacture, use, handling, generation, transportation, storage, treatment, Release, threatened Release or disposal of or exposure to any Hazardous Materials.

“Environmental Law” means any Requirement of Law relating to (i) the protection of the environment, natural resources, or worker health or safety (with respect to exposure to Hazardous Materials), or (ii) the manufacture, use, handling, generation, transportation, storage, treatment, Release, threatened Release or disposal of or exposure to any Hazardous Material.

“Environmental Liability” means all liabilities (contingent or otherwise, known or unknown), monetary obligations, losses (including monies paid in settlement), damages, natural resource damages, costs and expenses (including all reasonable fees, costs, client charges and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest arising as a result of or based upon (a) any Environmental Claim; (b) any actual or alleged non-compliance with Environmental Law or Environmental Permit; (c) any actual, alleged or threatened Release of or exposure to Hazardous Materials; (d) any Remedial Action; or (e) any contract or, legally binding agreement to the extent liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liability.

“Environmental Permit” means any permit, license, or authorization, required by any Environmental Law or by any Governmental Authority pursuant to Environmental Law.

“Equity Interests” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until any such instruments are so converted or exchanged.

“Equity Issuance” means either (a) the sale or issuance by the Company or any of its Subsidiaries of any shares of its Equity Interests or (b) the receipt by the Company or any of its Subsidiaries of any cash capital contributions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” or under “common control” within the meaning of Sections 414(b) or (c) of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA or, solely for purposes of Section 412 of the Internal Revenue Code, Sections 414(m) or (o) of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a Reportable Event with respect to any Pension Plan; (b) the failure to meet the minimum funding standards of Section 412 or 430 of the Internal Revenue Code or Section 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA) or the failure to make a contribution or installment required under Section 412 or Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan resulting in a material liability to any Loan Party or any of its ERISA Affiliates; (c) a determination that any Pension Plan is, or is reasonably expected to be, in “at risk” status (as defined in Section 430 of the Internal Revenue Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan is, or is reasonably expected to be, in “critical” or “endangered” status under Section 432 of the Internal Revenue Code or Section 305 of ERISA if such status results in material liability; (e) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination under Section 4041 of ERISA; (f) the withdrawal by any Loan Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material liability to any Loan Party or any of its ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (g) the institution by the PBGC of proceedings to terminate any Pension Plan, or the appointment of a trustee to administer, any Pension Plan; (h) the imposition of liability on any Loan Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069(a) of ERISA or by reason of the application of Section 4212(c) of ERISA; (i) the withdrawal of any Loan Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if such withdrawal results in material liability or the receipt by any Loan Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA if such insolvency or termination results in material liability; (j) the occurrence of an act or omission which could reasonably give rise to the imposition on any Loan Party or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Sections 4975 or 4971 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Plan if such fines, penalties, taxes or related charges result in material liability; (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Loan Party or any of its ERISA Affiliates; or (l) the imposition of a Lien on the assets of a Loan Party pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Erroneous Payment” has the meaning specified therefor in Section 10.16.

“Event of Default” has the meaning specified therefor in Section 9.01.

“Excess Cash Flow” means, with respect to any Person for any period, (a) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (b) the sum of, without duplication, (i) all cash principal payments (excluding any principal payments made pursuant to Section 2.05(b) (which shall instead be deducted from any prepayment of the Loans out of Excess Cash Flow on a dollar-for-dollar basis pursuant to Section 2.05(c)(i)), Section 2.05(c)(i) and (ii)) on the Loans made during such period (but, in the case of the Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), and all cash principal payments on Indebtedness (other than Indebtedness incurred under this Agreement) of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (but, in the case of revolving loans, only to the extent that the revolving credit commitment in respect thereof is permanently reduced by the amount of such payments), (ii) all Consolidated Net Interest Expense to the extent paid or payable in cash during such period, (iii) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement (excluding Capital Expenditures to the extent financed (including, for the avoidance of doubt, any vendor financing) through the incurrence of Indebtedness (other than revolving loans) or through an Equity Issuance), (iv) all scheduled loan servicing fees and other similar fees in respect of Indebtedness of such Person or any of its Subsidiaries paid in cash during such period, to the extent such Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, (v) solely to the extent such amounts are included in the calculation of Consolidated EBITDA for such period, (A) all Taxes (inclusive of Taxes paid or payable under tax sharing agreements or arrangements) based on income or gross margins and profits or capital and franchise Taxes paid in cash by such Person and its Subsidiaries for such period and (B) the amount of any Tax obligation of such Person and its Subsidiaries that is paid in cash during such period by such Person and/or any Subsidiary as a result of the repatriation of any dividend or similar distribution of net income of any Foreign Subsidiary to such Person or any other Subsidiary, (vi) all other cash expenses, costs, fees, charges, losses and other cash items that were added back in the determination of Consolidated EBITDA for such period, (vii) cash paid during such period with respect to Permitted Acquisitions (including the subsequent cash payment of earn-outs and deferred consideration in connection therewith, when paid) and other Permitted Investments (other than Investments in the Borrower and its Subsidiaries), except (x) to the extent financed with the proceeds of other Indebtedness (other than revolving loans) or through an Equity Issuance and (y) solely with respect to the Alline Acquisition, the aggregate consideration used to finance the Purchase Price of the Alline Acquisition, (viii) the aggregate amount of expenditures actually made in cash during such period that are not otherwise deducted in determining Consolidated EBITDA for such period, (ix) the aggregate amount of all non-cash items that were added back in the determination of Consolidated EBITDA for such period but that were not deducted in arriving at Consolidated Net Income for such period, (x) the aggregate amount of all mandatory prepayments made pursuant to the Loan Documents with the proceeds of a Permitted Disposition or any insurance and condemnation event to the extent such proceeds are included in the calculation of Consolidated EBITDA for such period, (xi) [reserved], and (xii) the excess, if any, of Working Capital at the end of such period over Working Capital at the beginning of such period (or minus the excess, if any, of Working Capital at the beginning of such period over Working Capital at the end of such period).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Account” means (a) any deposit account specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Loan Party’s employees, (b) any Petty Cash Accounts, (c) deposit accounts of an Excluded Subsidiary and (d) any deposit account that is a zero balance disbursement account from which all amounts deposited therein are transferred at the end of each Business Day into a Cash Management Account.

“Excluded Subsidiary” means any Subsidiary of any Loan Party (a) that is a Foreign Subsidiary (other than any Subsidiaries organized under the laws of Canada or any province thereof (including, without limitation, each Canadian Loan Party)), (b) that is a CFC HoldCo, (c) that is a direct or indirect Subsidiary of an entity described in clauses (a) or (b) above, (d) that is subject to regulation as an insurance company, (e) that is prohibited or restricted from providing a Guaranty by applicable Requirements of Law or would require a governmental (including regulatory) or third party consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) to provide a Guaranty or (f) with respect to which the provision of a Guaranty would reasonably be expected to result in material and adverse Tax consequences to the Company and/or its direct or indirect equityholders as determined by the Borrower in good faith and consented to by the Administrative Agent (which such consent shall not be unreasonably withheld, delayed or conditioned).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.09, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.09(d) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Agent” means Bank of America, N.A.

“Existing Credit Facility” means that certain Credit Agreement, dated as of March 26, 2018, by and among the Company, as borrower, the guarantors party thereto, the Existing Lenders and the Existing Agent, as amended, restated, extended, supplemented, modified and/or waived from time to time prior to the Effective ~~d~~Date ~~hereof~~.

“Existing Lenders” means the lenders party to the Existing Credit Facility.

“Existing Letter of Credit Issuer” means Bank of America, N.A.

“Existing Letters of Credit” means each of (a) the Letter of Credit, dated as of July 21, 2023, issued by Bank of America, N.A., on behalf of Regis Corporation for the benefit of Hartford Fire Insurance Company in the amount of $8,400,000, (b) the Letter of Credit issued by Bank of America, N.A., on behalf of Regis Corporation for the benefit of Atlantic Mutual Insurance Companies in the amount of $1,250,000 and (c) the Letter of Credit issued by Bank of America, N.A., on behalf of Regis Corporation for the benefit of the Industrial Commission of Arizona in the amount of up to $100,000.

“Extraordinary Receipts” means any cash received by the Company or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(ii), (iii) or (vi) hereof), including, without limitation, (a) pension plan reversions, (b) proceeds of insurance (other than to the extent such insurance proceeds are (i) promptly payable to a Person that is not the Company or any of its Subsidiaries in accordance with applicable Requirements of Law or with Contractual Obligations entered into in the ordinary course of business (ii) received by the Company or any of its Subsidiaries as reimbursement for any out-of-pocket costs incurred or made by such Person prior to the receipt thereof directly related to the event resulting from the payment of such proceeds or (iii) applied to the payment of (or reimbursement for payment of) claims against the Company and its Subsidiaries and settlements thereof in relation to which such amounts are received), (c) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action (other than to the extent such amounts are applied to the payment of (or reimbursement for payment of) claims against the Parents and its Subsidiaries and settlements thereof in relation to which such amounts are received), (d) condemnation awards (and payments in lieu thereof) less (i) any actual and reasonable costs incurred by the Parent or any of its Subsidiaries in connection with such awards or (ii) any amounts that are required to be paid to a Person that is not the Company or any of its Subsidiaries in connection with such property subject to the condemnation awards and (e) indemnity payments (other than to the extent such indemnity payments are (i) promptly payable to a Person that is not the Company or any of its Subsidiaries or (ii) received by the Company or any of its Subsidiaries as reimbursement for any costs previously incurred or any payment previously made by such Person).

“Facility” means the real property owned in fee by the Company or any of its Subsidiaries and identified on Schedule 1.01(B) and any New Facility hereafter acquired by the Company or any of its Subsidiaries, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, and all fixtures located thereat or used in connection therewith.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal, tax or regulatory legislation, rules or official practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of Sections 1471 through 1474 of the Internal Revenue Code and the Treasury Regulations thereunder.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If the Federal Funds Rate cannot reasonably be determined in accordance with the preceding sentence, then the Administrative Agent may in its reasonable discretion, and acting in consultation with the Required Lenders, select an alternative method for determining the Federal Funds Rate.

“Fee Letter” means, the fee letter, dated as of the Effective ~~d~~Date ~~hereof~~, among the Borrowers and the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Final Maturity Date” means June 24, 2029.

“Financial Statements” means (a) the audited financial statements of the Company and its Subsidiaries for the Fiscal Years ended June 30, 2022 and June 30, 2023, (b) the unaudited, financial statements of the Company and its Subsidiaries for the Fiscal Quarter ended March 31, 2024 and (c) the unaudited, internally prepared financial statements of the Company and its Subsidiaries for the period from June 30, 2023 through April 30, 2024.

“First Amendment” means that certain Amendment No. 1 to Financing Agreement, dated as of the First Amendment Effective Date, by and among the Loan Parties, the Collateral Agent, the Administrative Agent and the Lenders party thereto.

“First Amendment Effective Date” means December 19, 2024.

“First Amendment Term Loan” means, collectively, the First Amendment Term Loan A and the First Amendment Term Loan B.

“First Amendment Term Loan A” means, collectively, the loans made by the First Amendment Term Loan A Lenders to the Borrowers pursuant to Section 2.01(a)(iv).

“First Amendment Term Loan B” means, collectively, the loans made by the First Amendment Term Loan B Lenders to the Borrowers pursuant to Section 2.01(a)(v).

“First Amendment Term Loan Commitment” means, with respect to each Lender, such Lender’s First Amendment Term Loan A Commitment and/or First Amendment Term Loan B Commitment, as applicable.

“First Amendment Term Loan A Commitment” means, with respect to each Lender, the commitment of such Lender to make the First Amendment Term Loan A to the Borrowers in the amount set forth in Schedule 1.01(A) hereto (as amended by the First Amendment) or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“First Amendment Term Loan B Commitment” means, with respect to each Lender, the commitment of such Lender to make the First Amendment Term Loan B to the Borrowers in the amount set forth in Schedule 1.01(A) hereto (as amended by the First Amendment) or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“First Amendment Term Loan A Lender” means a Lender with a First Amendment Term Loan A Commitment or a First Amendment Term Loan A.

“First Amendment Term Loan B Lender” means a Lender with a First Amendment Term Loan B Commitment or a First Amendment Term Loan B.

“First Amendment Term Loan Lender” means a Lender with a First Amendment Term Loan Commitment or a First Amendment Term Loan.

“First Amendment Warrants” means that certain Warrant to Purchase Common Stock among the Company, TCW Rescue Financing Fund II LP and Asilia Credit Fund, LP, dated as of the First Amendment Effective Date.

“Fiscal Quarter” means each Fiscal Quarter of the Company and its Subsidiaries ending on September 30th, December 31st, March 31st and June 30th of each Fiscal Year.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on June 30th of each year.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) the result of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period minus (ii) Capital Expenditures made by such Person and its Subsidiaries during such period minus (iii) income taxes paid or payable in cash by such Person and its Subsidiaries during such period, to (b) the sum of (i) all principal of Indebtedness of such Person and its Subsidiaries scheduled to be paid in cash during such period to the extent there is an equivalent permanent reduction in the commitments thereunder (but excluding payments under the Existing Credit Facility), plus (ii) Consolidated Net Interest Expense paid or payable in cash of such Person and its Subsidiaries for such period (but excluding payments under the Existing Credit Facility), plus (iii) cash dividends or distributions paid, or the purchase, redemption or other acquisition or retirement for value (including in connection with any merger or consolidation), by such Person or any of its Subsidiaries, in respect of the Equity Interests of such Person or any of its Subsidiaries (other than (A) dividends or distributions paid by a Loan Party to any other Loan Party and (B) the proceeds of any Cure Right) during such period.

Notwithstanding the foregoing, in the case of the Company and its Subsidiaries, (a) the Fixed Charge Coverage Ratio pursuant to clauses (b)(i) and (b)(ii) of the foregoing definition shall be measured as follows: (i) for the Fiscal Quarter of the Company and its Subsidiaries ending September 30, 2024, the actual amount pursuant to clauses (b)(i) or (b)(ii), as applicable, for the Fiscal Quarter of the Company and its Subsidiaries ending September 30, 2024 multiplied by 4, (ii) for the Fiscal Quarter of the Company and its Subsidiaries ending December 31, 2024, the actual amount pursuant to clauses (b)(i) or (b)(ii), as applicable, for the two consecutive Fiscal Quarters of the Company and its Subsidiaries ending December 31, 2024 multiplied by 2, and (iii) for the Fiscal Quarter of the Company and its Subsidiaries ending March 31, 2025, the actual amount pursuant to clauses (b)(i) or (b)(ii), as applicable, for the three consecutive Fiscal Quarters of the Company and its Subsidiaries ending March 31, 2025 multiplied by 4/3.

“Floor” means a rate of interest equal to 2.50% per annum.

“Foreign Lender” has the meaning specified therefor in Section 2.09(d).

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“Franchise” means a franchise or licensing arrangement subject to a Franchise Agreement for the operation of a franchised Salon.

“Franchise Agreements” means any franchise or license agreements whether now existing or hereafter entered into by a Loan Party and related to the franchising of the business of operating a franchised Salon, and all other agreements with any Franchisee, sub-franchisee or similar Person to which a Loan Party is a party, in each case, related to the franchising of the business of operating a franchised Salon, all as amended or modified from time to time.

“Franchise Collections” mean those collections of any Loan Party derived from any Accounts, however evidenced, constituting payment obligations, revenue, profits, income, royalties, finder’s fees, and deferred sales fees payable to an obligor pursuant to the terms of any Master Franchise Agreements and Franchise Agreements.

“Franchise Disclosure Document” mean a franchise disclosure document required by applicable laws and used by a Loan Party for the sale of Master Franchises or Franchises in the United States and in countries outside of the United States (including, without limitation, Canada), where applicable.

“Franchisee” means any franchisee or licensee under a Franchise Agreement.

“Funding Losses” has the meaning specified therefor in Section 2.08.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the Effective ~~d~~Date ~~hereof~~ and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, declaration or other applicable agreement or documentation evidencing or otherwise relating to its formation or organization, governance and capitalization; and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means any nation or government, any Federal, state, territory, provincial, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (a) each Subsidiary of the Company listed as a “Guarantor” on the signature pages hereto and (b) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (a) the guaranty of each Guarantor party hereto contained in Article XI hereof and (b) each other guaranty, in form and substance reasonably satisfactory to the Collateral Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Lenders guaranteeing all or part of the Obligations.

“Hazardous Material” means any chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic or hazardous substance, or hazardous waste under any Environmental Law, or that is otherwise regulated under or for which liability or standards of care are imposed pursuant to any Environmental Law, in each case, due to its dangerous or deleterious properties or characteristics, including, without limitation, petroleum, polychlorinated biphenyls, asbestos-containing materials, urea formaldehyde-containing materials, radioactive materials and toxic mold.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate (which shall in any case be deemed to be lower than the “criminal rate” (as such term is construed under the Criminal Code (Canada)), if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non- usurious interest rate than applicable laws now allow.

“Holdout Lender” has the meaning specified therefor in Section 12.02(c).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables, accrued expenses payable or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 60 days after the date such payable was due) and any earn-out, purchase price adjustment or similar obligation (solely to the extent such obligation appears in the liabilities section of the balance sheet of such Person and has not been paid after having become due and payable); (c) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (d) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (e) all Capitalized Lease Obligations of such Person; (f) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities (except to the extent such obligations are cash collateralized); (g) all obligations and liabilities, contingent or otherwise, of such Person under Hedging Agreements, after giving effect to enforceable netting arrangements; (h) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (i) all Contingent Obligations in respect of indebtedness described in clauses (a) through (h) of this definition and clauses (j) through (k) of this definition; (j) all Disqualified Equity Interests; and (k) all obligations referred to in clauses (a) through (j) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer. Notwithstanding the foregoing, the term “Indebtedness” shall exclude (i) trade payables, accrued expenses payable or other accounts payable incurred in the ordinary course of such Person’s business and prepayments of deposits received from clients or customers in the ordinary course of business and not outstanding for more than 60 days after the date such payable was due (or being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor or if there is right of offset against trade receivables where the materials are purchased from the customer as part of a resale program, to the extent of such offset), (ii) accruals for payroll and other similar liabilities accrued in the ordinary course of business, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) any obligations in respect of worker’s compensation claims, early retirement or termination obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes in the ordinary course of business, (v) non-compete or consulting obligations to which the seller in a Permitted Acquisition or Permitted Investment may become entitled, (vii) any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person and has not been paid after having become due and payable, (vii) customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business and (viii) as it applies to the Borrower and its Subsidiaries, (A) any Indebtedness owed by any Loan Party to any Restricted Subsidiary that is not a Loan Party so long as such Indebtedness is unsecured and subject to an Intercompany Subordination Agreement and (B) intercompany advances arising from ordinary course cash management, tax and accounting operations. The amount of Indebtedness described in clause (k) that is limited in recourse to specific property shall be valued at the lesser of the aggregate unpaid amount of such Indebtedness and the fair market value of such property.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Initial Declined Proceeds” has the meaning specified therefor in Section 2.05(g).

“Initial Term Loan” means, collectively, the loans made by the Initial Term Loan A Lenders and/or Initial Term Loan B Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a).

“Initial Term Loan A” means, collectively, the loans made by the Initial Term Loan A Lenders to the Borrowers pursuant to Section 2.01(a)(ii).

“Initial Term Loan B” means, collectively, the loans made by the Initial Term Loan B Lenders to the Borrowers pursuant to Section 2.01(a)(iii).

“Initial Term Loan Commitment” means, with respect to each Initial Term Loan Lender, the commitment of such Lender to make the Initial Term Loan on the Effective Date to the Borrowers in the amount set forth under the heading “Initial Term Loan” in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement

“Initial Term Loan A Commitment” means, with respect to each Lender, the commitment of such Lender to make the Initial Term Loan A to the Borrowers in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Initial Term Loan B Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan B to the Borrowers in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Initial Term Loan Lender” means an Initial Term Loan A Lender or an Initial Term Loan B Lender.

“Initial Term Loan A Lender” means a Lender with an Initial Term Loan A Commitment or an Initial Term Loan A.

“Initial Term Loan B Lender” means a Lender with a Term Loan B Commitment or a Term Loan B.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law.

“Intellectual Property” has the meaning specified therefor in the Security Agreement.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by the Company and its Subsidiaries in favor of the Collateral Agent for the benefit of the Agents and the Lenders, in form and substance reasonably satisfactory to the Collateral Agent.

“Interest Period” means, with respect to each SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Reference Rate Loan to a SOFR Loan) and ending 1 or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next succeeding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1 or 3 months after the date on which the Interest Period began, as applicable, and (e) the Borrowers may not elect an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Inventory” has the meaning set forth in the UCC.

“Investment” means, with respect to any Person, (a) any loan, guarantee, advance, extension of credit and capital contributions by such Person in any other Person (including Affiliates), (b) acquisitions of Indebtedness (including, any bonds, notes, debentures or other debt securities), Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person) and (c) the purchase or ownership of any futures contract or liability for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract. The amount of any Investment at any time shall be the cost of such Investment (measured at the time made (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the fair market value of such asset or property at the time such Investment is made)) plus the cost of any addition thereto that otherwise constitutes an Investment, without adjustment for subsequent changes in the value of such Investment (including any write-downs or write-offs thereof), net of any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income or profit (from a disposition or otherwise) received or realized in cash with respect to such Investment.

“Joinder Agreement” means a Joinder Agreement, substantially in the form of Exhibit A, duly executed by a Subsidiary of a Loan Party made a party hereto pursuant to Section 7.01(b).

“Joint Lead Arranger” has the meaning specified therefor in the preamble hereto.

“Lease” means any lease, sublease or license of, or other agreement granting a possessory interest in, real property to which any Loan Party or any of its Subsidiaries is a party as lessor, lessee, sublessor, sublessee, licensor or licensee.

“LC Issuer” means one or more banks, trust companies or other Persons in each case expressly identified by Revolving Agent and the Administrative Borrower from time to time for purposes of issuing one or more Letters of Credit hereunder.

“LC Issuance” has the meaning specified therefor in Section 3.01.

“Lender” has the meaning specified therefor in the preamble hereto.

“Lender Letter of Credit” means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

“Letter of Credit” means a standby letter of credit issued for the account of a Loan Party by an LC Issuer in accordance with the terms of Section 3.01. Each Letter of Credit shall be either a Lender Letter of Credit or a Supported Letter of Credit.

“Letter of Credit Borrowings” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing under a Revolving Loan.

“Letter of Credit Liabilities” means, at any time of calculation, the sum, without duplication, of (a) the amount then available for drawing under all outstanding Letters of Credit (without regard to whether any conditions to drawing thereunder can then be met) pursuant to LC Issuances (and not, for the avoidance of doubt, under any Letter of Credit issued in connection with a Specified Revolving Loan LC Issuance) plus (b) the aggregate unpaid amount of all Reimbursement Obligations in respect of previous drawings made under such Letters of Credit (and not, for the avoidance of doubt, under any Letter of Credit issued in connection with a Specified Revolving Loan LC Issuance).

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease having the same economic effect as the foregoing and any collateral assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Liquidity” means the result of (a) Availability, plus (b) Qualified Cash, minus (c) the amount of trade payables that are outstanding for more than 60 days after the date such payable was due.

“LLC Division” means the division of a limited liability company into two or more limited liability companies pursuant to a “plan of division” or similar method pursuant to Section 18-217 of the Delaware Limited Liability Company Act (or any similar statute or provision under applicable law in any other state).

“Loan” means any Term Loan or Revolving Loan made by an Agent or a Lender to the Borrowers pursuant to Article II hereof.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

“Loan Document” means this Agreement, any Control Agreement, the Disbursement Letter, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, any Joinder Agreement, any Mortgage, any Security Agreement and any other agreement, instrument and other document executed and delivered pursuant hereto or thereto.

“Loan Party” means any Borrower and any Guarantor.

“Make-Whole Amount” means, as of any date of determination, an amount equal to (i) the difference (which shall not be zero) between (A) the aggregate amount of interest (calculated, for purposes of this definition, as if a Cash Pay Election had been made for each interest payment hereunder) which would have otherwise been payable on the principal amount of the Initial Term Loans or First Amendment Term Loans, as applicable, paid on such date and, if applicable, the aggregate principal amount of Revolving Credit Commitment reduced or terminated on such date (assuming for purposes of calculating the amount of interest the full commitment amount has been drawn) (or in the case of an Applicable Premium Trigger Event specified in clauses (b), (c) or (d) of the definition thereof, the principal amount of the Initial Term Loans or First Amendment Term Loans, as applicable, outstanding on such date and the Total Revolving Credit Commitment on such date (assuming for purposes of calculating the amount of interest the full commitment amount has been drawn)) from the date of the occurrence of the Applicable Premium Trigger Event until the date that is the 24 month anniversary of the Effective Date minus (B) the aggregate amount of interest the Lenders would earn if the prepaid (or deemed prepayment in the case of an acceleration of the Loans) or reduced principal amount of the Initial Term Loans or First Amendment Term Loans, as applicable, or the aggregate principal amount of the Revolving Credit Commitments reduced or terminated (assuming for purposes of calculating the amount of interest the full commitment amount has been drawn), in each case, were reinvested for the period from the date of the Applicable Premium Trigger Event until the date that is the 24 month anniversary of the Effective Date at the Treasury Rate plus 0.50%, plus (ii) an amount equal to the Applicable Premium that would otherwise be payable as if such Applicable Premium Trigger Event had occurred on the day after the date that is the 24 month anniversary of the Effective Date.

“Material Adverse Effect” means a material adverse effect on any of (a) the operations, assets, liabilities or financial condition of the Loan Parties taken as a whole, (b) the ability of the Loan Parties taken as a whole to perform any of their payment obligations or other material obligations under the Loan Documents, (c) the legality, validity or enforceability of this Agreement or any other Loan Document or (d) the rights and remedies of any Agent or the Lenders under the Loan Documents.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $2,000,000 or more in any Fiscal Year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), (b) each contract or agreement among such Person or any of its Subsidiaries and Beauty Systems Group or any of its Subsidiaries or Affiliates, (c) each contract or agreement among such Person or any of its Subsidiaries and Wal-Mart Stores East, LP, Sam’s East, Inc., Wal-Mart Stores, Inc., Sam’s Wast, Inc., Wal-Mart Louisiana, LLC, Wal-Mart Stores Texas, LLC, Wal-Mart Stores Arkansas, LLC, Wal-Mart Puerto Rico, Inc. and/or any of their Subsidiaries or Affiliates (each contract and agreement set forth in clauses (b) and (c) of this definition shall be referred to herein as a “Specified Material Contract”) and (d) each other contract or agreement as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” has the meaning specified therefor in Section 7.01(m).

“Master Franchise” means a franchise or licensing arrangement subject to a Master Franchise Agreement for the operation of a Master Franchise Business.

“Master Franchise Agreements” means any franchise or license agreements whether now existing or hereafter entered into by a Loan Party under which a Master Franchisee is granted the rights to procure, qualify, train and assist Sub-Franchisees in the business of operating a franchised Salon under a Sub-Franchise Agreement with a Master Franchisee, and all other agreements with any Master Franchisee to which a Loan Party is a party, in each case, related to the business of operating a Master Franchise Business, all as amended or modified from time to time.

“Master Franchise Business” means the business of procuring, qualifying, training and assisting Sub-Franchisees in the business of operating a franchised Salon under a Sub-Franchise Agreement with a Master Franchisee.

“Master Franchisee” means any master franchisee or master licensee under a Master Franchise Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed, or has been obligated to contribute, to at any time during the preceding the six calendar years.

“Net Cash Proceeds” means, with respect to, any issuance or incurrence of any Indebtedness, any Equity Issuance, any Disposition or the receipt of any Extraordinary Receipts by any Person or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary as and when received, in connection therewith after deducting therefrom only (a) in the case of any Disposition or the receipt of any Extraordinary Receipts consisting of insurance proceeds or condemnation awards, the amount of any Indebtedness (including interest, fees, premiums and penalties, if any) secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be or otherwise becomes due or would result in a default, and is, repaid in connection therewith (other than Indebtedness under this Agreement), (b) reasonable expenses and costs related thereto incurred by such Person or such Subsidiary in connection therewith, (c) all Taxes assessed by, or reasonably estimated to be payable (including pursuant to Tax sharing arrangements) to, a Governmental Authority as a result of or in connection with such transaction (provided that if such estimated Taxes exceed the amount of actual Taxes required to be paid in cash in respect of such transaction, the amount of such excess shall constitute Net Cash Proceeds), (d) any reserve for adjustment in respect of (i) the sale price of such assets established in accordance with GAAP and (ii) any liabilities associated with such assets and retained by any Loan Party or any of its Subsidiaries after such sale or other disposition thereof, (e) the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable and that are attributable to such event, (f) the pro rata portion of any proceeds attributable to the minority interests in a non-wholly owned Subsidiary that are not available for distribution to or for the account of any Loan Party or any of its Subsidiaries as a result thereof, and (g) any funded escrow established pursuant to the documents evidencing any such Disposition to secure any indemnification obligations or adjustments to the purchase price associated therewith owing to any Person that is not an Affiliate of such Person (provided that to the extent that any amounts are released from such escrow to any Loan Party or any Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds).

“New Facility” has the meaning specified therefor in Section 7.01(m).

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Notice of LC Credit Event” means a notice from a Responsible Officer to Administrative Agent (with a copy to the Revolving Agent) with respect to any issuance, increase or extension of a Letter of Credit (other than the automatic extension of the expiry date thereof) specifying: (a) the date of issuance or increase of a Letter of Credit; (b) the expiry date of such Letter of Credit; (c) the proposed terms of such Letter of Credit, including the face amount; and (d) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Notice of Prepayment” has the meaning specified therefor in Section 2.05(d).

“Obligations” means all present and future indebtedness, obligations, and liabilities (including, without limitation, the Term Loan PIK Amount) of each Loan Party to the Agents and the Lenders arising under or in connection with this Agreement or any other Loan Document, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation (irrespective of whether a claim therefor is allowed in an Insolvency Proceeding) to pay principal (including, without limitation, the Term Loan PIK Amount), interest, charges, expenses, fees, premiums (including the Applicable Premium), attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent may elect to pay or advance on behalf of such Person in accordance with the terms of this Agreement. In addition, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with all Letters of Credit and related Support Agreements.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OSP Sale” means the disposition of the “Purchased Assets” under and as defined in that certain Asset Purchase Agreement, dated as of June 9, 2022, by and among the Borrower and certain of its Subsidiaries and Soham Inc., a Delaware corporation.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant Register” has the meaning specified therefor in Section 12.07(i).

“Payment Office” means the Administrative Agent’s account or office designated to the Collateral Agent and the Administrative Borrower prior to the Effective Date, or at such other account, office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an Employee Plan that is subject to Section 412 of the Internal Revenue Code, Section 302 of ERISA or Title IV of ERISA and that is maintained, sponsored or contributed to, or for which there is an obligation to contribute to, by any Loan Party or any of its ERISA Affiliates at any time during the preceding six calendar years.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Acquisition” means any Acquisition by a Loan Party or any wholly-owned Subsidiary of a Loan Party to the extent that each of the following conditions shall have been satisfied (or waived by the Collateral Agent in its sole discretion):

(a) no Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) [reserved];

(c) the Borrowers shall have furnished to the Agents at least 10 Business Days prior to the consummation of such Acquisition (or such later date as reasonably acceptable to the Collateral Agent) (i) a summary setting forth in reasonable detail the terms and conditions of such Acquisition and, at the reasonable request of any Agent, such other information and documents that any Agent may reasonably request, (ii) pro forma financial statements of the Company and its Subsidiaries (to the extent reasonably available, consistent with the financial statements delivered pursuant to Section 7.01(a)) after the consummation of such Acquisition, (iii) a certificate of the chief financial officer of the Company, demonstrating on a pro forma basis compliance, as at the end of the most recently ended Fiscal Quarter for which internally prepared financial statements are available, with all covenants set forth in Section 7.03 hereof after the consummation of such Acquisition, and (iv) copies of such other agreements, instruments or other documents as any Agent shall reasonably request in connection with its due diligence;

(d) on the date of consummation of such Acquisition, the Borrowers shall have furnished to the Agents executed counterparts of the respective material agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith;

(e) [reserved];

(f) such Acquisition shall be effected in such a manner so that the acquired assets or Equity Interests are owned either by a Loan Party or a wholly-owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;

(g) if the Purchase Price with respect to such Acquisition is equal to or greater than $10,000,000, then the Loan Parties shall deliver a quality of earnings report, prepared by a third party, with respect to the assets being acquired or the Person whose Equity Interests are being acquired;

(h) the Loan Parties shall have Liquidity in an amount equal to or greater than $15,000,000 immediately after giving pro forma effect to the consummation of the proposed Acquisition;

(i) the Total Leverage Ratio of the Company and its Subsidiaries (calculated using the Consolidated EBITDA of the Company and its Subsidiaries measured for the trailing 4 Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which financial statements of the Company and its Subsidiaries have been (or are required to have been) received by the Administrative Agent pursuant to Section 7.01(a) and the Indebtedness of the Company and its Subsidiaries measured as of the date of such Acquisition) shall not exceed the lesser of (i) 4.00 to 1.00 and (ii) 0.25x inside the Total Leverage Ratio then in effect pursuant to Section 7.03(a), in each case after giving pro forma effect to the consummation of the proposed Acquisition; provided, that (a) if Purchase Price payable in respect of all Acquisitions shall be equal to or less than $4,000,000 and (b) an Acquisition is 100% funded with the Net Cash Proceeds of the OSP Sale, then this clause (i) shall not apply with respect to all such Acquisition;

(j) the assets being acquired or the Person whose Equity Interests are being acquired do not have negative Consolidated EBITDA measured for the trailing 4 Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which financial statements of the Company and its Subsidiaries have been (or are required to have been) received by the Administrative Agent pursuant to Section 7.01(a) (calculated on a pro forma basis after giving effect to the proposed Acquisition and subject to the limitations set forth in the definition of “Consolidated EBITDA”);

(k) the assets being acquired (other than a de minimis amount of assets in relation to the Loan Parties’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of the Loan Parties and their Subsidiaries or any other business permitted under Section 7.02(d);

(l) the assets being acquired are located within the United States, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States other than (1) an aggregate amount not to exceed $5,000,000 for assets being acquired that are located in Canada and Persons whose Equity Interests are being acquired are organized in a jurisdiction located in Canada and (2) an aggregate amount not to exceed $1,000,000 for assets being acquired that are located outside of the United States or Canada, or Persons whose Equity Interests are being acquired are organized in a jurisdiction other than a jurisdiction located within the United States or in Canada;

(m) such Acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Equity Interests or assets are proposed to be acquired and shall not have been preceded by an unsolicited tender offer for such Equity Interests by, or proxy contest initiated by, the Company or any of its Subsidiaries or an Affiliate thereof;

(o) any such Subsidiary (and its equityholders) shall agree to execute and deliver the agreements, instruments and other documents to the extent required by Section 7.01(b) on or prior to the date set forth in Section 7.01(b); and

(p) the Purchase Price payable in respect of all Acquisitions shall not exceed $25,000,000 in the aggregate during the term of this Agreement.

“Permitted Cure Equity” means Qualified Equity Interests of the Company.

“Permitted Disposition” means:

(a) (i) sale of Inventory in the ordinary course of business and (ii) the disposition of cash and Cash Equivalents ;

(b) licensing and sublicensing (on a non-exclusive basis) Intellectual Property rights in the ordinary course of business; provided, that, any license or sublicense granted in reliance on this clause (b) in connection with the expansion of the business into a foreign jurisdiction (other than Canada) may be granted on an exclusive basis;

(c) leasing or subleasing assets in the ordinary course of business;

(d) the sale, assignment, transfer, license, lapse, abandonment, or other disposition of Intellectual Property of the Company and its Subsidiaries to the extent not used in the conduct of, or not economically desirable in the conduct of, their business, or in the ordinary course of business so long as (A) such Intellectual Property is not material revenue generating Intellectual Property and (B) such lapse is not materially adverse (as determined by the Borrower in good faith) to the interests of the Secured Parties;

(e) any involuntary loss, damage or destruction of property (including as a result of condemnation or casualty);

(f) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g) transfers of assets (other than Intellectual Property, unless permitted by clause (b) of this definition or otherwise between Loan Parties) (i) from the Company or any of its Subsidiaries to a domestic Loan Party, (ii) from any Subsidiary of the Company that is not a Loan Party to any other Subsidiary of the Company, (iii) from any Loan Party to any Subsidiary of the Company that is not a Loan Party in an aggregate amount not to exceed $2,000,000 after the Effective Date;

(h) Disposition of obsolete, surplus, immaterial, uneconomical or worn-out assets in the ordinary course of business;

(i) the trade in for credit or exchange (including the application of proceeds received from a sale of equipment to the purchase price of replacement equipment) of equipment for equipment used in the conduct of the business of the Loan Parties;

(j) any Subsidiary of a Borrower may dissolve, liquidate or wind up its affairs so long as (i) if the Subsidiary is a Loan Party, the assets of such Subsidiary, if any, shall be transferred to a Loan Party and (ii) such action could not reasonably be expect to have a Material Adverse Effect;

(k) the termination of any Hedging Agreement;

(l) transactions permitted under Section 7.02(a), 7.02(b), Section 7.02(c)(i), Section 7.02(e), Section 7.02(f), Section 7.02(h) and Section 7.02(s);

(m) discounts, forbearances or forgiveness of, or dispositions (on a non-recourse basis) of, notes receivable or accounts receivable (or the conversion to Equity Interests thereof) in connection with the collection or compromise thereof, or a Master Franchisee’s or Franchisee’s financing restructuring, in each case, in the ordinary course of business;

(n) Disposition of property or assets not otherwise treated as “Permitted Dispositions” in an aggregate amount not less than the fair market value of such property or assets; provided, that (i) such Dispositions in excess of $2,000,000 shall be for at least 75% cash consideration, (ii) such Dispositions shall not exceed $4,000,000 in the aggregate during the term of this Agreement and (iii) the Net Cash Proceeds of such Dispositions (including the proposed Disposition) are paid to the Administrative Agent for the benefit of the Agents and the Lenders pursuant to the terms of Section 2.05(c)(ii) or applied as provided in Section 2.05(c)(v);

(o) granting of franchises with respect to Salons (and disposition of property in connection therewith) made to Franchisees, including dispositions made in connection with Refranchising Transactions;

(p) granting of Master Franchises to Master Franchisees to operate a Master Franchise Business;

(q) [reserved], and

(r) the OSP Sale.

“Permitted Indebtedness” means:

(a) any Indebtedness or Letter of Credit Liabilities owing to any Agent or any Lender under this Agreement and the other Loan Documents;

(b) any Indebtedness listed on Schedule 7.02(b), and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c) Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d) Permitted Intercompany Investments;

(e) obligations to advertising co-ops or funds arising in the ordinary course of business and consistent with customary franchise industry practice;

(f) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only during such period;

(g) the incurrence by any Loan Party of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes;

(h) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other cash management and treasury services, or similar services, in each case, incurred in the ordinary course of business;

(i) (x) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, earn-out or other contingent acquisition consideration or similar obligation of any Loan Party so long as any such earn-out or other contingent acquisition consideration or similar obligation is subject to a subordination agreement (or otherwise subject to subordination terms) in form and substance acceptable to the Administrative Agent, ~~and~~ (y) seller notes or other similar obligations so long as (i) any such seller notes or similar obligations are subject to a subordination agreement in form and substance acceptable to the Administrative Agent and (ii) upon the issuance of any such Indebtedness, the Total Leverage Ratio of the Company and its Subsidiaries (for the consecutive four Fiscal Quarter period of the Company and its Subsidiaries ending as of the Fiscal Quarter immediately prior to the incurrence of such Indebtedness for which financial statements of the Company and its Subsidiaries have been received by the Administrative Agent pursuant to Section 7.01(a)) is less than 5.00 to 1.00 after giving pro forma effect thereto, in each case, incurred in connection with the consummation of one or more Permitted Acquisitions and Permitted Dispositions, and (z) Indebtedness in respect of any adjustment of purchase price in connection with the Alline Acquisition and the Alline Acquisition Earnout;

(j) so long as no Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof and the Total Leverage Ratio of the Company and its Subsidiaries (for the consecutive four Fiscal Quarter period of the Company and its Subsidiaries ending as of the Fiscal Quarter immediately prior to the incurrence of such Indebtedness for which financial statements of the Company and its Subsidiaries have been received by the Administrative Agent pursuant to Section 7.01(a)) is less than 3.75 to 1.00 after giving pro forma effect thereto, Indebtedness of a Person whose assets or Equity Interests are acquired by the Company or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (i) is either Permitted Purchase Money Indebtedness or a Capitalized Lease with respect to equipment or mortgage financing with respect to a Facility, (ii) was in existence prior to the date of such Permitted Acquisition, and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition;

(k) transactions permitted under Section 7.02(f);

(l) unsecured Indebtedness of the Company (including unsecured Indebtedness payable to an Affiliate of the Company) that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition in an aggregate amount not to exceed $2,700,000, so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 6 months after the Final Maturity Date, (iv) such unsecured Indebtedness does not amortize until 6 months after the Final Maturity Date, (v) such unsecured Indebtedness does not provide for the payment of interest thereon in cash or Cash Equivalents prior to the date that is 6 months after the Final Maturity Date, (vi) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to the Collateral Agent and (vii) if such Indebtedness is payable to an Affiliate of the Company, such Indebtedness is incurred for fair consideration and on terms (taken as a whole) not materially less favorable (as determined by the Borrower in good faith) to the Company than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate of the Company, and that are fully disclosed to the Collateral Agent contemporaneously with the incurrence thereof;

(m) Indebtedness in connection with surety, performance, bid, appeal or similar bonds, letters of credit, bank guarantees and performance bonds and other similar obligations obtained in the ordinary course of business and in connection with workers’ compensation, health, disability or other employee benefits, environmental obligations or property, casualty or liability insurance of Loan Parties and in connection with other surety and performance bonds in the ordinary course of business;

(n) to the extent constituting Indebtedness: (i) contingent obligations arising under indemnity agreements to title insurance companies to cause such title insurers to issue title insurance policies in the ordinary course of business with respect to real property of a Borrower or its Subsidiaries, (ii) obligations in connection with repurchase agreements constituting Cash Equivalents at the time such Investment was made, (iii) endorsement of instruments or other payment items for deposit in the ordinary course of business and (iv) deferred compensation, pension plan and pension benefit obligations and liabilities to current or former employees, officers, directors, managers, consultants of a Borrower and its Subsidiaries incurred in the ordinary course of business;

(o) Guarantees by a Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (i) the Indebtedness so guaranteed is permitted by Section 7.02(b), and (ii) guarantees by a Borrower or other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party must constitute a Permitted Investment;

(p) (i) Indebtedness arising from the honoring by a financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business and (ii) Indebtedness consisting of endorsements for collection or deposit in the ordinary course of business;

(q) Indebtedness owing to insurance carriers and incurred to finance insurance premiums of any Loan Party or any Subsidiary in the ordinary course of business;

(r) Indebtedness owing to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company as permitted in clause (e) of “Permitted Restricted Payments”;

(s) Investments constituting Indebtedness and otherwise permitted by this Agreement;

(t) Indebtedness representing any Taxes and other governmental charges, to the extent not required to be paid pursuant to Section 7.01(c)(ii) and not otherwise constituting an Event of Default;

(u) guaranties in the ordinary course of business of lease obligations of Franchisees of the Borrower and its Subsidiaries;

(v) [reserved];

(w) other Indebtedness, in addition to the Indebtedness listed above, in an aggregate outstanding amount not at any time exceeding $2,700,000; and

(x) all premiums, interest, fees, expenses charges and additional or contingent interest on the Indebtedness described in clauses (a) through (w) above.

“Permitted Intercompany Investments” means Investments made by (a) a Loan Party to or in another Loan Party, (b) a Loan Party to or in a Subsidiary that is not a Loan Party so long as (i) no Event of Default has occurred and is continuing either before or after giving effect to such Investment and (ii) the aggregate amount of all such Investments made by the Loan Parties to or in Subsidiaries that are not Loan Parties after the Effective Date does not exceed $2,000,000 at any time outstanding, (c) a Subsidiary that is not a Loan Party to or in another Subsidiary that is not a Loan Party, and (d) a Subsidiary that is not a Loan Party to or in a Loan Party, so long as, in the case of a loan or advance, the parties thereto are party to the Intercompany Subordination Agreement.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of goods or services in the ordinary course of business;

(d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(e) Investments existing on the Effective ~~d~~Date ~~hereof~~, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule (other than as a result of unused commitments, accrued interest, fees and premiums) or any other modification of the terms thereof;

(f) Permitted Intercompany Investments;

(g) Permitted Acquisitions;

(h) non-cash loans and advances to officers, directors and employees of the Company and its Subsidiaries to purchase Equity Interests in the Company in an aggregate amount not to exceed $2,000,000 at any time outstanding; provided that such loans and advances shall comply with all applicable law;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(j) Investments constituting Indebtedness permitted under Section 7.02(b), and Guarantees among the Loan Parties and their Subsidiaries not constituting Indebtedness and entered into in the ordinary course of business, in each case, to the extent such Guarantees also constitute Investments;

(k) Hedging Agreements permitted or not restricted hereunder;

(l) prepaid expenses or lease, utility and other similar deposits made in the ordinary course of business of a Borrower and its Subsidiaries to secure the performance of leases or in connection with bidding on government contracts;

(m) Investments of a Subsidiary acquired after the Effective Date or a Person merged into a Borrower or merged into or consolidated with a Subsidiary after the Effective Date in connection with a Permitted Acquisition, to the extent that such Investments are in existence on the date of the consummation of such Permitted Acquisition and were not made in contemplation of or in connection with such Permitted Acquisition;

(n) Investments arising out of the receipt of non-cash consideration for the Disposition of assets to the extent permitted under this Agreement;

(o) bank deposits and securities accounts maintained in accordance with the terms of this Agreement and the other Loan Documents;

(p) Investments to the extent solely reflecting an increase in the value of Investments otherwise permitted hereunder;

(q) (i) reasonable earnest money deposits made in the ordinary course of business in connection with the acquisitions of property and assets not prohibited hereunder and (ii) deposits made in the ordinary course of business securing contractual obligations to the extent constituting a Lien permitted hereunder;

(r) Investments in assets directly related to the Company’s and its Subsidiaries’ line of business as in existence on the Effective Date to the extent the consideration paid therefor consists solely of (i) Equity Interests (other than Disqualified Equity Interests) of the Company or (ii) the Net Cash Proceeds of Equity Issuances (including any capital contribution);

(s) so long as no Event of Default has occurred and is continuing or would result therefrom, Investments of cash and cash equivalents in an aggregate amount not to exceed $2,000,000;

(t) Capital Expenditures including capital expenditures excluded form the definition thereof;

(u) Investments consisting of Permitted Indebtedness, Permitted Liens, Permitted Restricted Payments, Permitted Dispositions and transactions permitted under Section 7.02(c)(i);

(v) Investments funded with amounts permitted to be reinvested pursuant to Section 2.05(v);

(w) Investments consisting of re-organizations and other activities related to tax-planning and re-organization and issuance of Equity Interests of the Borrower or any Subsidiary in connection with any tax-planning or reorganization so long as (i) the security interest of the Collateral Agent in the Collateral, taken as a whole, is not materially impaired as a result of such Investments and (ii) no Event of Default shall have occurred and be continuing at such time or would result therefrom; and

(x) Investments received in connection with good faith settlement of delinquent Accounts and disputes with any customers, Master Franchisees, Franchisees or suppliers in the ordinary course of business in an aggregate outstanding amount at any one time not in excess of $2,700,000;

(y) repurchases or conversions of franchised Salons or Master Franchise Businesses for aggregate consideration in an amount not to exceed $50,000 during any Fiscal Year;

(z) advances, loans or extensions of credit by the Company or any of its Subsidiaries in compliance with applicable Laws to officers, non-affiliated members of the Board of Directors, managers, consultants and employees of Company or any of its Subsidiaries in the ordinary course of business for travel, entertainment or relocation, out of pocket or other business related expenses in an aggregate amount not to exceed $250,000 per Fiscal Year; ~~and~~

(aa) guarantees of obligations not constituting Indebtedness~~.~~; and

(bb) the Alline Acquisition.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for Taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c)(ii);

(c) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 45 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 7.02(a), provided that any such Lien shall only secure the obligations that it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(e) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property (together with proceeds, products or accessories) and (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof; provided that individual financings of property provided by a single lender may be cross-collateralized to other financings of property provided by such lender or its Affiliates;

(f) Liens securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of debt for borrowed money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such Liens are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g) with respect to any real property, easements, rights of way, restrictions, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair, in the good faith determination of the Borrower, the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h) Liens of landlords and mortgagees of landlords (i) arising by statute or under any Lease or related Contractual Obligation entered into in the ordinary course of business, (ii) on fixtures and movable property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(i) except with respect to Intellectual Property rights, any interest or title of a lessor, licensor, sublessor or sublicensor under any lease, license, sublease or sublicense entered into by any Loan Party or any Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed, subleased or sublicensed;

(j) non-exclusive (other than exclusive licenses or sublicenses granted in connection with the expansion of the business into a foreign jurisdiction (other than Canada)) licenses of Intellectual Property rights granted in the ordinary course of business or licenses of Intellectual Property rights constituting Permitted Dispositions;

(k) judgment liens securing judgments and other proceedings not constituting an Event of Default under Section 9.01(j);

(l) rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(m) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(n) Liens assumed by the Company and its Subsidiaries in connection with a Permitted Acquisition that secure Indebtedness permitted by clause (j) of the definition of Permitted Indebtedness;

(o) Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition or other Permitted Investment;

(p) pledges or deposits or other customary Liens in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA or Section 430(k) of the Internal Revenue Code) and liens in favor of public utilities;

(q) Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary, Liens relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Person, and Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(r) assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease and Liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

(s) any Lien existing on any property or asset prior to the acquisition thereof by any Loan Party or existing on any property or asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) in the case of the acquisition of property or assets, except as permitted hereby, such Lien does not extend to or cover any other property or assets of a Loan Party or any Subsidiary (other than any proceeds and products thereof, accessions thereto, improvements thereon and after acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (iii) unless permitted hereunder, in the case of the acquisition of any Person who becomes a Subsidiary, such Lien does not extend to or cover the property or assets of any other Loan Party and (iv) the Indebtedness secured thereby is Permitted Indebtedness;

(t) Liens consisting of an agreement to dispose of any property in a Permitted Disposition;

(u) Liens on Accounts and related assets securing Indebtedness permitted under clause (x) of the definition of “Permitted Indebtedness”;

(v) Liens as to which the aggregate amount of the obligations secured thereby does not exceed $2,700,000; and

(w) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions in the ordinary course of business, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Subsidiaries in the ordinary course of business.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations) incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such Indebtedness is incurred within 60 days after such acquisition, (b) such Indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such Indebtedness shall not exceed $2,000,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing, replacement or modification of the terms of Indebtedness so long as:

(a) after giving effect to such extension, refinancing, replacement or modification, the principal amount of such Indebtedness is not greater than the principal amount of Indebtedness outstanding immediately prior to such extension, refinancing, replacement or modification (other than by an amount equal to accrued interest, unused commitments and premiums, fees and expenses incurred in connection therewith);

(b) such extension, refinancing, replacement or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification, but without giving effect to any prepayment or amortization) of the Indebtedness so extended, refinanced, replaced or modified;

(c) such extension, refinancing, replacement or modification is pursuant to terms (taken as a whole) that are not materially less favorable (as determined by the Borrower in good faith and in consultation with the Administrative Agent) to the Loan Parties than the terms of the Indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced, replaced or modified; and

(d) the Indebtedness that is extended, refinanced, replaced or modified is not recourse to any Loan Party or any of its Subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, replaced or extended or as otherwise permitted hereunder.

“Permitted Restricted Payments” means any of the following Restricted Payments made by:

(a) any Subsidiary to the Company for the payment or reimbursement of franchise or similar Taxes required to maintain legal existence, director fees (subject to the limitation of Section 7.02(j)) and reasonable accounting, legal and other administrative and overhead expenses of the Company and other expenses as and when due and owing by the Company in the ordinary course of its business (including salaries and related reasonable and customary expenses incurred by employees of the Company);

(b) any Loan Party as Permitted Tax Distributions;

(c) any Subsidiary of any Borrower to (i) each owner of Equity Interests of such Subsidiary ratably according to their relative ownership interests of the relevant class of Equity Interests or as otherwise required by the applicable Organization Documents or (ii) (A) such Borrower or (B) another Subsidiary of such Borrower that is a Loan Party;

(d) the Company to pay dividends in the form of common Equity Interests;

(e) so long as no Event of Default has occurred and is continuing or would be directly or indirectly caused as a result thereof, any Subsidiary to the Company to allow the Company to make redemptions or repurchases of Equity Interests (or payments with respect to phantom stock units) of the Company owned by a current or former employee, officer, consultants, or director (or such Persons’ heirs, successors or assigns) of any Subsidiary in connection with the termination, death or disability of employment or engagement of such Person or payments related to any key-man life insurance policy; provided that the aggregate amount of all such payments made pursuant to this clause (e) shall not exceed $2,000,000 in the aggregate during the term of this Agreement;

(f) the Company in the form of non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or similar Equity Interests if such repurchased Equity Interests represent a portion of the exercise price of such option;

(g) the Company or any of its Subsidiaries may make Restricted Payments in respect of working capital adjustments, tax liability adjustments, indemnification obligations or purchase price adjustments pursuant to any Permitted Acquisition or other permitted Investments;

(h) the Company, so long as (x) no Default or Event of Default shall have occurred and is continuing on the date of declaration of any such Restricted Payment, (y) the Total Leverage Ratio of the Company and its Subsidiaries (calculated using the Consolidated EBITDA of the Company and its Subsidiaries measured for the trailing 4 Fiscal Quarter period ending on the last day of the most recent Fiscal Quarter for which financial statements of the Company and its Subsidiaries have been (or are required to have been) receive by the Administrative Agent pursuant to Section 7.01(a) and the Indebtedness of the Company and its Subsidiaries measured as of the date of such Acquisition) shall not exceed 2.75:1.00 and (z) Liquidity (calculated on a pro forma basis to give effect to each such Restricted Payment) is no less than $20,000,000; ~~and~~

(i) transactions permitted under Section  7.02(j)~~.~~; and

(j) to the extent constituting a Restricted Payment, the consummation of the transactions contemplated under the Alline Acquisition Agreement.

“Permitted Specified Liens” means Permitted Liens described in clauses (a), (b), (c) and (k) of the definition of Permitted Liens, and, solely in the case of Section 7.01(b)(i), including clauses (g), (h) and (i) of the definition of Permitted Liens.

“Permitted Tax Distributions” means for any taxable period (or portion thereof) that for which a Loan Party is treated as an entity that is subject to Tax in its jurisdiction of organization or as a result of its status as a tax resident of such jurisdiction and is a member of a consolidated, combined, unitary or similar Tax group of which a direct or indirect parent of the Loan Party pays income Taxes attributable to the taxable income of such Loan Party (a “Tax Group”), the payment of distributions to (or to fund corresponding distributions to) such parent company that are used to pay Tax liabilities of such Tax Group in an amount equal to the portion of the Tax Group’s consolidated, combined, unitary or similar Tax liability for such taxable period that is attributable to such Loan Party that is a member of such Tax Group; provided that the aggregate amount of such distributions with respect to any taxable period shall not exceed the actual Tax liability of such Tax Group.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Petty Cash Accounts” means deposit accounts with deposits at any time in an aggregate amount not in excess of $50,000 for any one account and $100,000 in the aggregate for all such accounts.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.00%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Loan then outstanding prior to an Event of Default plus 2.00%.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; provided, that, if attachment, perfection, the effect of perfection or non-perfection or the priority of Collateral Agent’s Lien on any Collateral are governed by the personal property security laws of any jurisdiction in Canada other than the laws of the Province of Ontario, “PPSA” means those personal property security laws in such other jurisdiction in Canada (including the Civil Code of Quebec) for the purposes of the provisions hereof relating to such attachment, perfection, the effect of perfection or non-perfection or such priority and for the definitions relating to such provisions.

“Pro Forma Transaction” means, a Permitted Acquisition or a Permitted Disposition as described in clauses (a) and (b), respectively, of Section 1.06.

“Pro Rata Share” means, with respect to:

(a) a Lender’s obligation to make Revolving Loans and the right to receive payments of interest, fees, and principal with respect thereto (including with respect to such Lender’s obligation to share in Letter of Credit Liabilities and to receive the related Letter of Credit fee described in Section 3.02), the percentage obtained by dividing (A) such Lender’s Revolving Credit Commitment, by (B) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and Letter of Credit Liabilities and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances) and Letter of Credit Liabilities,

(b) a Lender’s obligation to make the Initial Term Loan A and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Initial Term Loan A Commitment, by (ii) the Total Initial Term Loan A Commitment, provided that if the Total Initial Term Loan A Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Initial Term Loan A and the denominator shall be the aggregate unpaid principal amount of the Initial Term Loan A,

(c) a Lender’s obligation to make the Initial Term Loan B and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Initial Term Loan B Commitment, by (ii) the Total Initial Term Loan B Commitment, provided that if the Total Initial Term Loan B Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Initial Term Loan B and the denominator shall be the aggregate unpaid principal amount of the Initial Term Loan B, ~~and~~

(d) a Lender’s obligation to make the First Amendment Term Loan A and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s First Amendment Term Loan A Commitment, by (ii) the Total First Amendment Term Loan A Commitment, provided that if the Total First Amendment Term Loan A Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the First Amendment Term Loan A and the denominator shall be the aggregate unpaid principal amount of the First Amendment Term Loan A,

(e) a Lender’s obligation to make the First Amendment Term Loan B and the right to receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s First Amendment Term Loan B Commitment, by (ii) the Total First Amendment Term Loan B Commitment, provided that if the Total First Amendment Term Loan B Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the First Amendment Term Loan B and the denominator shall be the aggregate unpaid principal amount of the First Amendment Term Loan B, and

(~~d~~f) all other matters (including, without limitation, the indemnification obligations arising under Section 10.05), the percentage obtained by dividing (i) the sum of such Lender’s Revolving Credit Commitment and the unpaid principal amount of such Lender’s portion of the Term Loan, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Term Loan, provided, that, if such Lender’s Revolving Credit Commitment shall have been reduced to zero, such Lender’s Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender’s Revolving Loans (including Collateral Agent Advances) and Letter of Credit Liabilities and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances) and Letter of Credit Liabilities.

“Processor Letter” means any letter agreement substantially in the form attached hereto as Exhibit G between any Borrower and any Credit Card Issuer or Credit Card Processor in favor of the Collateral Agent, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Projections” means financial projections of the Company and its Subsidiaries delivered pursuant to Section 6.01(g)(ii), as updated from time to time pursuant to Section 7.01(a)(vi).

“Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of (a) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Equity Interests of any Loan Party or any of its Subsidiaries issued in connection with such Acquisition), paid or delivered by a Loan Party or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments, payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (b) the aggregate amount of liabilities of the acquired business (net of current assets of the acquired business) that would be reflected on a balance sheet (if such were to be prepared) of the Company and its Subsidiaries after giving effect to such Acquisition.

“Qualified Cash” means (a) at any time prior to the date that is 60 days after the Effective Date, the aggregate amount of unrestricted cash in an aggregate amount not to exceed $15,000,000 of the Loan Parties and (b) at any time thereafter, (i) the aggregate amount of unrestricted cash of the Loan Parties held in domestic deposit accounts, in each case of this clause (b)(i), subject to a Control Agreement plus (ii) the aggregate amount of unrestricted cash of the Loan Parties held in deposit accounts maintained in Canada, or any province thereof, in an amount not to exceed $1,500,000.

“Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests.

“Real Property Deliverables” means each of the following agreements, instruments and other documents in respect of each Facility, each in form and substance reasonably satisfactory to the Collateral Agent:

(a) a Mortgage duly executed by the applicable Loan Party,

(b) a Title Insurance Policy with respect to each Mortgage;

(c) a current ALTA survey and a surveyor’s certificate, certified to the Collateral Agent and to the issuer of the Title Insurance Policy with respect thereto by a professional surveyor licensed in the state in which such Facility is located and reasonably satisfactory to the Collateral Agent;

(d) a customary opinion of counsel in the state where such Facility is located with respect to the enforceability of the Mortgage to be recorded; and

(e) to the extent reasonably requested by the Collateral Agent, an ASTM 1527-21 Phase I Environmental Site Assessment (“Phase I ESA”) by an independent firm reasonably satisfactory to the Collateral Agent with respect to any New Facility.

“Recipient” means any Agent, any Lender, the LC Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, as applicable.

“Reference Rate” means, for any period, the greatest of (a) [reserved], (b) the Federal Funds Rate plus 0.50% per annum, (c) Term SOFR (which rate shall be calculated based upon an Interest Period of 1 month) plus 1.00% per annum, and (d) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Reference Rate Term SOFR Determination Date” has the meaning specified in the definition of “Term SOFR”.

“Reference Rate Loan” means each portion of a Loan that bears interest at a rate determined by reference to the Reference Rate.

“Refranchising Transactions” means the sale of assets and transfer of possession of a Loan Party-operated Salon to an independent franchisee who will operate one or more franchised Salons under a Franchise Agreement or Franchise Agreements, whether such transfer occurs by way of an assignment of Loan Party leases, or by way of a sublease or subleases.

“Register” has the meaning specified therefor in Section 12.07(f).

“Registered Intellectual Property” means Intellectual Property that is issued, registered, renewed or the subject of a pending application.

“Registered Loans” has the meaning specified therefor in Section 12.07(f).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Reimbursement Obligations” means, at any date, the obligations of the Borrowers then outstanding to reimburse (a) the Revolving Agent, for payments made by Revolving Agent under a Support Agreement and/or (b) any LC Issuer, for payments made by such LC Issuer under a Lender Letter of Credit.

“Rejection Notice” has the meaning specified therefor in Section 2.05(g).

“Related Fund” means, with respect to any Person (other than a natural person), an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person, in each case, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Related Party Assignment” has the meaning specified therefor in Section 12.07(c)(ii).

“Related Party Register” has the meaning specified therefor in Section 12.07(f).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the environment.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remaining Average Life” means, with respect to (a) the principal amount of Initial Term Loans or First Amendment Term Loans, as applicable, repaid on the date of such Applicable Premium Trigger Event, (b) the outstanding principal amount of Initial Term Loans or First Amendment Term Loans, as applicable, on the date of such Applicable Premium Trigger Event or (c) the amount of the permanent reduction of the Total Revolving Credit Commitment on the date of such Applicable Premium Trigger Event (the principal amount of Loans repaid, outstanding or permanently reduced upon the occurrence of such Applicable Premium Trigger Event shall be referred to herein as the “Called Principal”, as applicable), the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a three hundred sixty (360)-day year comprised of twelve (12) thirty (30)-day months and calculated to two (2) decimal places, that will elapse between the applicable Applicable Premium Trigger Event and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect any Called Principal, all payments of such Called Principal and interest thereon that would be due after the Applicable Premium Trigger Event with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date assuming, for purposes of calculating the Remaining Scheduled Payments of such Called Principal, the benchmark rate applicable to such Called Principal will be equal to the Federal Funds Rate.

“Remedial Action” means any action (a) to address any actual or alleged non-compliance with any Environmental Law or Environmental Permit, or (b) to clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or investigate the Release or threatened Release of any Hazardous Material (including the performance of pre-remedial studies and investigations and post-remedial operation and maintenance activities).

“Replacement Lender” has the meaning specified therefor in Section 12.02(c).

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares (calculated in accordance with clause (d) of the definition thereof) aggregate at least 50.1%.

“Required Revolving Lenders” means Revolving Loan Lenders whose Pro Rata Shares (calculated in accordance with clause (a) of the definition thereof) aggregate at least 50.1%.

“Required Tranche A Lenders” means Term Loan A Lenders and Revolving Loan Lenders comprising at least 50.1% of the Total Revolving Credit Commitments and the Term Loan A held by all Term Loan A Lenders and Revolving Loan Lenders; provided, that, if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Collateral Agent Advances) and Letter of Credit Liabilities.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, rules and regulations, ordinances, orders, judgments, writs, injunctions, and decrees, in each case that are applicable to or binding upon such Person or to which such Person is subject.

“Restricted Indebtedness” means (a) any Indebtedness of a Loan Party that is subordinated in right of payment to the Obligations expressly by the terms of such Indebtedness and (b) any Indebtedness of a Loan Party that is secured by a Lien on the Collateral ranking junior to the Lien securing the Obligations.

“Restricted Payment” means (a) the declaration or payment of any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Loan Party or any of its Subsidiaries, now or hereafter outstanding (including in connection with an LLC Division; provided, that, for the avoidance of doubt, an LLC Division is not in and of itself a Restricted Payment), (b) the making of any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (c) the making of any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of any Loan Party, now or hereafter outstanding, (d) the return of any Equity Interests to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or the making of any other distribution of property, assets, shares of Equity Interests, warrants, rights, options, obligations or securities thereto, in each case, on account of any Person’s interest in Equity Interests of a Loan Party or any of its Subsidiaries or (e) the payment of any management, consulting, monitoring or advisory fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting, monitoring, advisory or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party.

“Revolving Agent” has the meaning specified therefor in the preamble hereto.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” means a loan made by a Lender to the Borrowers pursuant to Section 2.01(a)(i) (including any Specified Revolving Loan).

“Revolving Loan Outstandings” means at any time of calculation the sum of the then existing aggregate outstanding principal amount of Revolving Loans and the then existing Letter of Credit Liabilities.

“Revolving Loan Lender” means a Lender with a Revolving Credit Commitment or a Revolving Loan.

“Sale and Leaseback Transaction” means, with respect to the Company or any of its Subsidiaries, any arrangement, directly or indirectly, with any Person whereby the Company or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property for substantially the same purpose or purposes as the property being sold or transferred.

“Salon” means any location where a Franchisee conducts business pursuant to a Franchise Agreement and any other location operated by the Company or a Subsidiary using the same trademarks and business format as a location operated pursuant to a Franchise Agreement.

“Sanctioned Country” means, at any time, a country or territory that is itself the subject or target of any Sanctions (which, as of the Effective Date, includes the Crimea Region of the Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, any Person (a) listed in any Sanctions- related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any Person or Persons described in clauses (a) or (b).

“Sanctions” means Requirements of Law (including applicable Canadian AML Legislation) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC, the U.S. Department of State, the European Union, His Majesty’s Treasury of the United Kingdom, Canada or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Second Offer” has the meaning specified therefor in Section 2.05(g).

“Secured Party” means any Agent and any Lender.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 12.07(l).

“Security Agreement” means a Pledge and Security Agreement, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

“Seller” means any Person that sells Equity Interests or other property or assets to a Loan Party or a Subsidiary of a Loan Party in a Permitted Acquisition.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“SOFR Notice” means a written notice in substantially the form of Exhibit D hereto.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property (on a going concern basis) of such Person is not less than the total amount of the liabilities of such Person and (e) the present fair salable value of the assets (on a going concern basis) of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Letter of Credit Liabilities” means, at any time of calculation, the sum, without duplication, of (a) the amount then available for drawing under all outstanding Letters of Credit (without regard to whether any conditions to drawing thereunder can then be met) pursuant to Specified Revolving Loan LC Issuances plus (b) the aggregate unpaid amount of all Reimbursement Obligations in respect of previous drawings made under such Letters of Credit.

“Specified Revolving Loans” has the meaning specified thereof in Section 3.01.

“Specified Revolving Loan LC Issuance” has the meaning specified therefor in Section 3.01.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sub-Franchise Agreement” means any franchise or licensing agreement whether now existing or hereafter entered into by a Master Franchisee and a Sub-Franchisee related to the operation of a franchised Salon by a Sub-Franchisee and all other agreements with any Sub-Franchisee to which any Master Franchisee is a party, in each case, related to the business of operating a franchised Salon, all as amended or modified from time to time.

“Sub-Franchisee” means any sub-franchisee or sub-licensee under a Sub-Franchise Agreement with a Master Franchisee.

“Subject Proceeds” has the meaning assigned to such term in Section 2.05(c)(vii).

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (a) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (b) of which more than 50% of (i) the outstanding Equity Interests having (in the absence of contingencies) ordinary voting power to elect a majority of the Board of Directors of such Person, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Company unless the context expressly provides otherwise.

“Support Agreement” has the meaning set forth in Section 3.01.

“Supported Letter of Credit” means a Letter of Credit issued by an LC Issuer in reliance on one or more Support Agreements.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means, collectively, the Initial Term Loans ~~A~~ and the First Amendment Term Loans ~~B~~.

~~“Term Loan A” means, collectively, the loans made by the Term Loan A Lenders to the Borrowers pursuant to Section 2.01(a)(ii).~~

~~“Term Loan B” means, collectively, the loans made by the Term Loan B Lenders to the Borrowers pursuant to Section 2.01(a)(iii).~~

“Term Loan Commitment” means, with respect to each Lender, such Lender’s Initial Term Loan ~~A~~ Commitment and/or First Amendment Term Loan ~~B~~ Commitment.

~~“Term Loan A Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan A to the Borrowers in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.~~

~~“Term Loan B Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan B to the Borrowers in the amount set forth in Schedule 1.01(A) hereto or in the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.~~

“Term Loan Lender” means a Lender with a Term Loan Commitment or a Term Loan.

“Term Loan A Lender” means ~~a Lender with a~~an Initial Term Loan A ~~Commitment or a~~Lender and First Amendment Term Loan A Lender.

“Term Loan B Lender” means ~~a Lender with a~~an Initial Term Loan B ~~Commitment or a~~Lender and First Amendment Term Loan B Lender.

“Term Loan PIK Amount” means, as of any date of determination the amount of all interest accrued with respect to the Loans that has been paid in kind by being added to the balance of the Term Loans in accordance with Section 2.04(d).

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m. (New York time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Reference Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Reference Rate Term SOFR Determination Date”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 4:00 p.m. (New York time) on any Reference Rate Term SOFR Determination Date the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Reference Rate SOFR Determination Date;

provided that if Term SOFR as so determined shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” means, as to any Borrowing, the Loans bearing interest at a rate based on Term SOFR comprising such Borrowing other than pursuant to clause (c) of the definition of “Reference Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Title Insurance Policy” means a mortgagee’s loan policy, in form and substance reasonably satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued to the Collateral Agent by or on behalf of a title insurance company selected by or otherwise reasonably satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms and with such endorsements reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total First Amendment Term Loan A Commitment” means the sum of the amounts of the Lenders’ First Amendment Term Loan A Commitments.

“Total First Amendment Term Loan B Commitment” means the sum of the amounts of the Lenders’ First Amendment Term Loan B Commitments.

“Total First Amendment Term Loan Commitment” means the sum of the amounts of the Lenders’ First Amendment Commitments.

“Total Initial Commitment” means the sum of the Total Revolving Credit Commitment and the Total Initial Term Loan Commitment.“Total Initial Term Loan Commitment” means the sum of the amounts of the Lenders’ Initial Term Loan Commitments.

“Total Initial Term Loan A Commitment” means the sum of the amounts of the Lenders’ Initial Term Loan A Commitments.

“Total Initial Term Loan B Commitment” means the sum of the amounts of the Lenders’ Initial Term Loan B Commitments.

“Total Leverage Ratio” means, with respect to any Person and its Subsidiaries for any period, the ratio of (a) the sum of all Indebtedness described in clauses (a), (b) (but excluding Indebtedness described in clause (i) of “Permitted Indebtedness”), (c), (e) and (f) (but in the case of any letter of credit, the undrawn face amount thereof only to the extent the contingent obligations in respect of such letter of credit are not cash collateralized) in the definition thereof, to (b) Consolidated EBITDA of such Person and its Subsidiaries for such period.

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments.

~~“Total Term Loan A Commitment” means the sum of the amounts of the Lenders’ Term Loan A Commitments.~~

~~“Total Term Loan B Commitment” means the sum of the amounts of the Lenders’ Term Loan B Commitments.~~

~~“Total  Term Loan Commitment” means the sum of the amounts of the Lenders’ Term Loan Commitments.~~

“Treasury Rate” means, as of the occurrence of any Applicable Premium Trigger Event, the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the date of such Applicable Premium Trigger Event on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities having a maturity of no greater than the period of remaining months until the 24 month anniversary of the Effective Date equal to the Remaining Average Life of (i) the principal amount of Initial Term Loans or First Amendment Term Loans, as applicable, repaid on the date of such Applicable Premium Trigger Event, (ii) the outstanding principal amount of Initial Term Loans or First Amendment Term Loans, as applicable, on the date of such Applicable Premium Trigger Event or (iii) the amount of the permanent reduction of the Total Revolving Credit Commitment on the date of such Applicable Premium Trigger Event, as applicable.

“Type” means, with respect to a Loan, its character as a Reference Rate Loan or a SOFR Loan.

“Uniform Commercial Code” or “UCC” has the meaning specified therefor in Section 1.04.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (PATRIOT) Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001)) as amended by the USA Patriot Improvement and Reauthorization Act of 2005 (Pub. L. 109-177, March 9, 2006) and as the same may have been or may be further renewed, extended, amended, or replaced.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

~~“Warrants” means, that certain Warrant to Purchase Common Stock among the Company, TCW Rescue Financing Fund II LP and Asilia Credit Fund, LP, dated as of the Effective Date.~~

“Warrant” means, collectively, the Effective Date Warrants and the First Amendment Warrants.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Working Capital” means, at any date of determination thereof, (a) the sum (without duplication), for any Person and its Subsidiaries, of (i) the unpaid face amount of all Accounts of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of prepaid expenses and other current assets of such Person and its Subsidiaries as at such date of determination (other than cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person), minus (b) the sum (without duplication), for such Person and its Subsidiaries, of (i) the unpaid amount of all accounts payable of such Person and its Subsidiaries as at such date of determination, plus (ii) the aggregate amount of all accrued expenses of such Person and its Subsidiaries as at such date of determination (other than the current portion of long-term debt and all accrued interest and Taxes).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, (f) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”, (g) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (h) all references to any Governmental Authority shall be construed as including any other Governmental Authority that shall have succeeded to any or all of the functions thereof, (i) the word “or” is not exclusive and (j) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.03 Certain Matters of Construction. References in this Agreement to “determination” by any Agent include good faith reasonable estimates by such Agent (in the case of quantitative determinations) and good faith reasonable beliefs by such Agent (in the case of qualitative determinations). A Default or Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the Required Lenders, each Lender affected thereby or all Lenders, as applicable, pursuant to this Agreement. Any Lien referred to in this Agreement or any other Loan Document as having been created in favor of any Agent, any agreement entered into by any Agent pursuant to this Agreement or any other Loan Document, any payment made by or to or funds received by any Agent pursuant to or as contemplated by this Agreement or any other Loan Document, or any act taken or omitted to be taken by any Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Agents and the Lenders. Wherever the phrase “to the knowledge of any Loan Party” or words of similar import relating to the knowledge or the awareness of any Loan Party are used in this Agreement or any other Loan Document, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Loan Party or (ii) the knowledge that a senior officer would have obtained if such officer had engaged in good faith and diligent performance of such officer’s duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Loan Party and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

Section 1.04 Accounting and Other Terms.

(a) Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP. For purposes of determining compliance with any incurrence or expenditure tests set forth herein, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Agents or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Agents) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, (i) with respect to the accounting of leases for real property used or to be used as a location of a Salon, such leases shall be treated as operating leases notwithstanding the treatment of such leases as capital leases under GAAP and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. All references in this Agreement to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate, pursuant to FASB ASC 810, as if such variable interest entity were a Subsidiary as defined in this Agreement. Notwithstanding the foregoing, each Foreign Subsidiary shall be permitted keep its own local books and records consistent with the Requirements of Law of the jurisdiction of organization of such Foreign Subsidiary.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code” or the “UCC”), or, where the context so requires, in the PPSA, and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the Effective ~~d~~Date ~~hereof~~, or the PPSA as in effect on the Effective ~~d~~Date ~~hereof~~, shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.05 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to any Secured Party, such period shall in any event consist of at least one full day.

Section 1.06 Pro Forma. Notwithstanding any other provision set forth herein to the contrary, the parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in Section 7.03(a) and Section 7.03(b) (including, without limitation, for purposes of determining pro forma compliance with such financial covenants pursuant to the requirements of any other section hereof or, if used without reference to a financial covenant), (a) with respect to any Permitted Acquisition consummated during the applicable period, (i) income statement items, cash flow statement items and other balance sheet items (whether positive or negative) attributable to the Person acquired in such transaction shall be included in such calculations (including, without limitation, the calculation of Consolidated EBITDA, in a manner consistent with the definition thereof) and such transaction shall be deemed to have occurred as of the first day of such applicable period and (ii) Indebtedness of a Person which is retired in connection with a Permitted Acquisition or other such acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rates applicable thereto at the date incurred, assumed or repaid) and (b) with respect to any Permitted Disposition consummated during the applicable period, (i) income statement items, cash flow statement items and other balance sheet items (whether positive or negative) attributable to the property or assets disposed of shall be excluded in such calculations and such transaction shall be deemed to have occurred as of the first day of such applicable period and (ii) Indebtedness that is repaid with the proceeds of such Disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rates applicable thereto at the date incurred, assumed or repaid) and (c) with respect to each of the calculations referred to in the foregoing clauses (a) and (b), pro forma adjustments may be included to the extent that such adjustments (i) are consistent with Regulation S-X of the Securities Act in effect immediately prior to January 1, 2021 and would give effect to items that are (A) attributable to such transaction, (B) expected to have a continuing impact on the Company and its Subsidiaries and (C) factually supportable and certified by an Authorized Officer of the Company, (ii) are otherwise approved by the Collateral Agent in its reasonable discretion or (iii) otherwise in accordance with the definition of Consolidated EBITDA.

Section 1.07 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.08 References to Laws. Unless otherwise expressly provided herein, any definition or reference to any applicable law, including, without limitation, the UCC, the Commodity Exchange Act, ERISA, the PATRIOT Act, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, modified, supplementing or interpreting such applicable law.

Section 1.09 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.10 Performance of Obligations. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall (a) in the case of any scheduled date of payment in respect of the Loans, be deemed to be the first Business Day succeeding such scheduled payment date and (b) except as provided in the preceding clause (a) or otherwise set forth in this Agreement, extend to the immediately succeeding Business Day, and such adjustments of time shall be reflected in computing interest or fees, as the case may be.

Section 1.11 LLC Divisions. For all purposes under the Loan Documents, in connection with any LLC Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time and (c) any agreement providing for the allocation of assets and liabilities in respect of any LLC Division involving a Loan Party shall be subject to the prior written consent of the Collateral Agent unless each resulting party from such LLC Division continues to be a Loan Party.

Section 1.12 Rates. Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Reference Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Reference Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Reference Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower; provided, that Administrative Agent will not engage in such transactions with the primary purpose of negatively impacting the Borrower. Administrative Agent may select information sources or services in its reasonable discretion to ascertain Reference Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE LOANS

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) each Revolving Loan Lender severally agrees to make Revolving Loans to the Borrowers at any time and from time to time during the term of this Agreement, as requested by the Borrower, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment;

(ii) each Initial Term Loan A Lender severally agrees to make the Initial Term Loan A to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Initial Term Loan A Commitment; ~~and~~

(iii) each Initial Term Loan B Lender severally agrees to make the Initial Term Loan B to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Initial Term Loan B Commitment

(iv) each First Amendment Term Loan A Lender severally agrees to make the First Amendment Term Loan A to the Borrowers on the First Amendment Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s First Amendment Term Loan A Commitment;

(v) each First Amendment Term Loan B Lender severally agrees to make the First Amendment Term Loan B to the Borrowers on the First Amendment Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s First Amendment Term Loan B Commitment; and

(b) Notwithstanding the foregoing, the aggregate principal amount of the Initial Term Loan made on the Effective Date shall not exceed the Total Initial Term Loan Commitment. The aggregate principal amount of the First Amendment Term Loan made on the First Amendment Effective Date shall not exceed the Total First Amendment Term Loan Commitment. Any principal amount of the Term Loan which is repaid or prepaid may not be reborrowed.

(c) The aggregate principal amount of Revolving Loans outstanding at any time to the Borrowers shall not exceed the Total Revolving Credit Commitment. The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date. Within the foregoing limits, the Borrowers may borrow, repay and reborrow, the Revolving Loans on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

Section 2.02 Making the Loans. (a) The Administrative Borrower shall give the Administrative Agent (with a copy to the Revolving Agent with respect to the Revolving Loans) prior written notice (in substantially the form of Exhibit C hereto (a “Notice of Borrowing”)), not later than 12:00 noon (New York City time) (x) with respect to SOFR Loans, on the date which is 3 U.S. Government Securities Business Days prior to the date of the proposed Loan (or such shorter period as the Administrative Agent and the Revolving Loan Lenders are willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan), (y) with respect to Reference Rate Loans, on the date of the proposed Loan and (z) with respect to Specified Revolving Loans, on the date which is two (2) Business Days prior to the date of the proposed Loan (or such shorter period as the Revolving Agent and the Revolving Loan Lenders are willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall specify (i) the principal amount of the proposed Loan, (ii) whether the Loan is requested to be a Specified Revolving Loan, a Reference Rate Loan or a SOFR Loan and, in the case of a SOFR Loan, the initial Interest Period with respect thereto, (iii) the proposed borrowing date, which in the case of the Initial Term Loans must be the Effective Date, (iv) the Borrower’s wire instruction for the remittance of funds and (v) with respect to Specified Revolving Loans, the information otherwise required in a Notice of LC Credit Event. The Administrative Agent and the Lenders may act without liability upon the basis of written notice believed by the Administrative Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Administrative Agent). The Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrowers in accordance with the terms herein until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make a borrowing in accordance therewith; provided, that any Notice of Borrowing in respect of any Revolving Loan to be made in connection with any acquisition, Investment or irrevocable repayment or redemption of Indebtedness may be conditioned on the closing of such acquisition, Investment or permitted irrevocable repayment or redemption of Indebtedness. Each Revolving Loan shall be made in a minimum amount of $1,000,000 and shall be in an integral multiple of $100,000. Promptly following receipt of a Notice of Borrowing in accordance with this Section 2.02, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s obligation to make a Loan pursuant to such Notice of Borrowing; provided, that the Revolving Loan Lenders shall only be required to make Revolving Loans one time each week.

(c)

(i) Except as otherwise provided in this Section 2.02(c), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, the Total Initial Term Loan A Commitment, the Total Initial Term Loan B Commitment, the Total First Amendment Term Loan A Commitment or the Total First Amendment Term Loan B Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender. Each Lender shall make each Loan to be made hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m. (New York City time) to the Payment Office. Upon receipt of all funds, the Administrative Agent shall make such Loans available to the Borrowers by wire transferring the amounts so received, in like funds, as directed by the Borrowers in the applicable Notice of Borrowing.

(ii) Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrowers, the Agents and the Lenders, the Borrowers, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrowers and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Revolving Loan Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in Section 2.02(d); provided, however, that (A) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Revolving Lenders prior to the making of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (B) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If the Administrative Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent’s Accounts no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m. (New York City time)) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrowers on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Accounts or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by the Administrative Borrower; provided, however, that if, on the date a Notice of Borrowing with respect to a borrowing of a Revolving Loan is given by Administrative Borrower, there are Letter of Credit Borrowings outstanding, then the proceeds of such borrowing of Revolving Loans, first, shall be applied to the payment in full of any such Letter of Credit Borrowings, and second, shall be made available to the Borrowers as provided above.

(iii) If the Administrative Agent has notified the Revolving Loan Lenders that the Administrative Agent, on behalf of the Revolving Loan Lenders, will not fund a particular Revolving Loan pursuant to Section 2.02(c)(ii), the Administrative Agent may assume that each such Revolving Loan Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrowers on such day. If the Administrative Agent makes such corresponding amount available to the Borrowers and such corresponding amount is not in fact made available to the Administrative Agent by any such Revolving Loan Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately upon receipt of such notification pay such corresponding amount to the Administrative Agent for its own account.

(iv) Nothing in this Section 2.02(c) shall be deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

(d) (i) With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to Section 2.02(c), on the last Business Day of each week during which the Administrative Agent has funded such Revolving Loans or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender’s initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrowers for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this Section 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

(i) ~~(ii)~~ In the event that any Revolving Loan Lender fails to make any payment required to be made by it pursuant to Section 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrowers shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Administrative Borrower of such failure and the Borrowers shall immediately upon receipt of such notification, pay such corresponding amount to the Administrative Agent for its own account. Nothing in this Section 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(b) (i) The outstanding principal amount of the Initial Term Loan shall be repayable on the following dates and in the following amounts set forth opposite such dates:

Date	Amount
September 30, 2024 and on the last day of each Fiscal Quarter thereafter through and including the last day of the Fiscal Quarter ending June 30, 2026	$262,500
September 30, 2026 and on the last day of each Fiscal Quarter ending thereafter	$656,250

; provided, however, if such day shall not fall on a Business Day, such installment shall be paid on the subsequent Business Day; provided, further, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Initial Term Loan. The outstanding unpaid principal amount of the Initial Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) the termination of this Agreement in accordance with Section 2.05(b)(iii), (ii) the Final Maturity Date and (iii) the date on which the Initial Term Loan is declared due and payable pursuant to the terms of this Agreement.

(ii) The outstanding principal amount of the First Amendment Term Loan shall be repayable on the following dates and in the following amounts set forth opposite such dates:

Date	Amount
March 31, 2025 and on the last day of each Fiscal Quarter thereafter through and including the last day of the Fiscal Quarter ending June 30, 2026	$37,500
September 30, 2026 and on the last day of each Fiscal Quarter ending thereafter	$93,750

; provided, however, if such day shall not fall on a Business Day, such installment shall be paid on the subsequent Business Day; provided, further, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the First Amendment Term Loan. The outstanding unpaid principal amount of the First Amendment Term Loan, and all accrued and unpaid interest thereon, shall be due and payable on the earliest of (i) the termination of this Agreement in accordance with Section 2.05(b)(iii), (ii) the Final Maturity Date and (iii) the date on which the First Amendment Term Loan is declared due and payable pursuant to the terms of this Agreement~~.~~

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) Absent manifest error, the entries made in the accounts maintained pursuant to Section 2.03(c) or Section 2.03(d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that (i) the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and (ii) in the event of any conflict between the entries made in the accounts maintained pursuant to Section 2.03(c) and the accounts maintained pursuant to Section 2.03(d), the accounts maintained pursuant to Section 2.03(d) shall govern and control.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall promptly execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered permitted assigns) substantially in the form of Exhibit F hereto; it being understood and agreed that such Lender (and/or its applicable registered permitted assign) shall be required to return such promissory note to the Borrower in accordance with Section 12.07. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest.

(a) Revolving Loans. Subject to the terms of this Agreement, at the option of the Administrative Borrower, each Revolving Loan (other than any Specified Revolving Loan) shall be either a Reference Rate Loan or a SOFR Loan. Each Revolving Loan (other than any Specified Revolving Loan) that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin. Each Revolving Loan (other than any Specified Revolving Loan) that is a SOFR Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to Term SOFR for the Interest Period in effect for such Loan plus the Applicable Margin. Each Revolving Loan that is a Specified Revolving Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until repaid, at a rate per annum equal to the Applicable Margin then applicable to Specified Revolving Loans.

(b) Term Loan. Subject to the terms of this Agreement, at the option of the Administrative Borrower, the Term Loan (including, without limitation, the Term Loan PIK Amount related thereto) or any portion thereof shall be either a Reference Rate Loan or a SOFR Loan. Each portion of the Term Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Reference Rate plus the Applicable Margin, and each portion of the Term Loan that is a SOFR Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan until repaid, at a rate per annum equal to the Term SOFR for the Interest Period in effect for the Term Loan (or such portion thereof) plus the Applicable Margin.

(c) Default Interest. To the extent permitted by law and notwithstanding anything to the contrary in this Section, upon the occurrence and during the continuance of an Event of Default, at the election of the Required Lenders (which election shall not be required in connection with any Event of Default arising under Section 9.01(f) or (g), in which case, the Post-Default Rate shall automatically and immediately be in effect), the principal (including the Term Loan PIK Amount) of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is waived in writing in accordance with the terms of this Agreement, at a rate per annum equal at all times to the Post- Default Rate.

(d) Interest Payment. Interest (other than the Term Loan PIK Amount, which shall be capitalized in accordance with the proviso below) on each Loan shall be payable (i) monthly, in arrears, on the last Business Day of each calendar month, commencing on July 31, 2024, and (ii) at maturity (whether upon demand, by acceleration or otherwise); provided that, unless the Administrative Borrower shall have delivered a Cash Payment Notice to the Administrative Agent (such election, a “Cash Pay Election”), a portion of the interest accruing on the Loans at a rate per annum not to exceed the Applicable PIK Amount shall automatically be paid by capitalizing such interest and adding such capitalized interest to the then outstanding principal amount of the Initial Term Loans or First Amendment Term Loans, as applicable. Any interest to be so capitalized pursuant to this clause (d) shall be capitalized on the applicable interest payment date, shall be added to the then outstanding principal amount of the Initial Term Loans or First Amendment Term Loans, as applicable, and shall bear interest as provided hereunder as if it had originally been part of the outstanding principal of the Initial Term Loans or First Amendment Term Loans, as applicable. In the event that the Administrative Borrower elects to exercise the Cash Pay Election, it shall deliver a written notice of its exercise of the Cash Pay Election to the Administrative Agent no later than three (3) Business Days prior to the applicable interest payment date (such notice, a “Cash Payment Notice”), which notice shall set forth the portion of the Applicable PIK Amount which shall be paid in cash on such applicable interest payment date. Interest at the Post-Default Rate shall be payable on demand. Interest shall accrue on each Loan for the day on which the Loan is made and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

(e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

(f) At the election of the Administrative Agent or the Required Lenders, when any Event of Default has occurred and is continuing, each SOFR Loan shall be converted to a Reference Rate Loan.

(g) In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, except that any Conforming Changes which result in an increase in the amount or rate of interest payable hereunder shall require the consent of the Borrowers. The Administrative Agent will promptly notify the Borrowers and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Commitments.

(i) Revolving Credit Commitments. The Total Revolving Credit Commitment shall terminate on the Final Maturity Date. The Borrowers may reduce the Total Revolving Credit Commitment to an amount not less than the greater of (A) $5,000,000 and (B) the sum of (1) the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Liabilities then outstanding, and (2) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Administrative Borrower under Section 2.02. Each such reduction shall be (1) in an amount which is an integral multiple of $1,000,000 (or by the full amount of the Total Revolving Credit Commitment in effect immediately prior to such reduction if such amount at that time is less than $1,000,000), (2) made by providing not less than 5 Business Days’ prior written notice to the Administrative Agent (with a copy of such notice to the Revolving Agent), (3) irrevocable and (4) accompanied by the payment of the Applicable Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(ii) Term Loan. (A) The Total Initial Term Loan Commitment shall terminate at the time of funding of the Initial Term Loan on the Effective Date; and (B) the Total First Amendment Term Loan Commitment shall terminate on the First Amendment Effective Date after the funding of the First Amendment Term Loan by the First Amendment Term Loan Lenders.

(b) Optional Prepayment.

(i) Revolving Loans. The Borrowers may, at any time and from time to time, upon at least 2 Business Days prior written notice before 12:00 p.m. (New York City time) to the Administrative Agent (or such shorter period as agreed by the Administrative Agent in its sole discretion) (with a copy of such notice to the Revolving Agent), prepay the principal of any Revolving Loan, in whole or in part; provided, that no Specified Revolving Loan may be prepaid at any time a Specified Revolving Loan LC Issuance remains outstanding. Each prepayment made pursuant to this Section 2.05(b)(i) in connection with a reduction of the Total Revolving Credit Commitment pursuant to Section 2.05(a)(i) above shall be accompanied by the payment of the Applicable Premium, if any, payable in connection with such reduction of the Total Revolving Credit Commitment.

(ii) Term Loan. The Borrowers may, at any time and from time to time, upon at least 10 Business Days prior written notice to the Administrative Agent (or such shorter period as agreed by the Administrative Agent in its sole discretion), prepay the principal of the Initial Term Loans or First Amendment Term Loans, as applicable, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(ii) shall be accompanied by the payment of (A) accrued and unpaid interest to the date of such payment on the amount prepaid and (B) the Applicable Premium, if any, payable in connection with such prepayment of the Initial Term Loans or First Amendment Term Loans, as applicable. Each such prepayment shall be applied ratably to the Initial Term Loans or First Amendment Term Loans, as applicable, and against the remaining principal installments thereof in the direct order of maturity (including the final installment of principal due on the Initial Term Loans or First Amendment Term Loans, as applicable, on the Final Maturity Date). Any such notice provided under this section may be conditioned upon the occurrence of an event or refinancing, in which case, such notice may be rescinded by the Borrowers in writing if such event or refinancing does not occur prior to the date of prepayment in such notice.

(iii) Termination of Agreement. The Borrowers may, upon at least 10 Business Days prior written notice to the Administrative Agent, terminate this Agreement by paying to the Administrative Agent, in cash, the Obligations, in full, plus the Applicable Premium, if any, payable in connection with such termination of this Agreement; provided that a notice of termination under this Section 2.05(b) may state that such notice is conditional upon the effectiveness of other credit facilities, the receipt of proceeds from the issuance of other Indebtedness or equity or consummation of an asset sale or occurrence of any other event in which case such notice of termination may be rescinded by the Borrowers in writing if any such condition is not satisfied prior to the date of termination of this Agreement in such notice.

(c) Mandatory Prepayment.

(i) Within 5 Business Days of the delivery to the Agents and the Lenders of audited annual financial statements pursuant to Section 7.01(a)(iii), commencing with the delivery to the Agents and the Lenders of the financial statements for the Fiscal Year ending June 30, 2025, or, if such financial statements are not delivered to the Agents and the Lenders on the date such statements are required to be delivered pursuant to Section 7.01(a)(iii), within 5 Business Days after the date such statements are required to be delivered to the Agents and the Lenders pursuant to Section 7.01(a)(iii), the Borrowers shall, if the Total Leverage Ratio of Company and its Subsidiaries as of the end of such Fiscal Year is (A) greater than 3.75:1.00, prepay the outstanding principal amount of the Term Loans in accordance with Section 2.05(d) in an amount equal to the result of (to the extent positive), (1) (x) seventy five percent (75%) of the Excess Cash Flow of Company and its Subsidiaries for such Fiscal Year minus (2) the aggregate principal amount of all payments made by the Borrowers pursuant to Sections 2.05(b)(i) (to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments) and 2.05(b)(ii) for such Fiscal Year or after such Fiscal Year but prior to such payment date, (B) equal to or less than 3.75:1.00 and greater than 2.75:1.00, prepay the outstanding principal amount of the Term Loans in accordance with Section 2.05(d) in an amount equal to the result of (to the extent positive) (1) fifty percent (50%) of the Excess Cash Flow of Company and its Subsidiaries for such Fiscal Year minus (2) the aggregate principal amount of all payments made by the Borrowers pursuant to Sections 2.05(b)(i) (to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments) and 2.05(b)(ii) for such Fiscal Year or after such Fiscal Year but prior to such payment date or (C) equal to or less than 2.75:1.00, prepay the outstanding principal amount of the Term Loans in accordance with Section 2.05(d) in an amount equal to the result of (to the extent positive) (1) twenty-five percent (25%) of the Excess Cash Flow of Company and its Subsidiaries for such Fiscal Year minus (2) the aggregate principal amount of all payments made by the Borrowers pursuant to Sections 2.05(b)(i) (to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments) and 2.05(b)(ii) for such Fiscal Year or after such Fiscal Year but prior to such payment date.

(ii) Within 5 Business Days of the receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds from any Disposition which qualify as Permitted Dispositions under clause (n) of the definition of Permitted Disposition by any Loan Party or its Subsidiaries, the Borrowers shall prepay the outstanding principal amount of the Term Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries shall exceed for all such Dispositions $1,000,000 in any Fiscal Year (it being understood and agreed that only Net Cash Proceeds in excess of such threshold amount each Fiscal Year that are received by the Loan Parties and their Subsidiaries in connection with Dispositions shall be required to be used to prepay the Loans in accordance with Section 2.05(d)). Nothing contained in this Section 2.05(c)(ii) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c)(ii).

(iii) Within 5 Business Days of the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), the Borrowers shall prepay the outstanding amount of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this Section 2.05(c)(iii) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(iv) Within 5 Business Days of the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding principal of the Term Loans in accordance with Section 2.05(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with any Extraordinary Receipts, to the extent that the aggregate amount of Net Cash Proceeds of Extraordinary Receipts received by all Loan Parties and their Subsidiaries in all such cases shall exceed $1,000,000 in any Fiscal Year (it being understood and agreed that only Net Cash Proceeds of Extraordinary Receipts in excess of such threshold amount each Fiscal Year that are received by the Loan Parties and their Subsidiaries shall be required to be used to prepay the Loans in accordance with Section 2.05(d)).

(v) Notwithstanding the foregoing, with respect to Net Cash Proceeds received by any Loan Party or any of its Subsidiaries in connection with a Disposition or the receipt of Extraordinary Receipts consisting of insurance proceeds or condemnation awards that are required to be used to prepay the Term Loans pursuant to Section 2.05(c)(ii) or Section 2.05(c)(iv), as the case may be, the Net Cash Proceeds from such Dispositions (in an aggregate amount not to exceed $1,000,000) and such Extraordinary Receipts shall not be required to be so used to prepay the Obligations to the extent that such Net Cash Proceeds are used to replace, repair, restore or otherwise acquire properties or assets (other than current assets) used or useful in such Person’s business, provided that, (A) no Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds, (B) the Administrative Borrower delivers a certificate to the Administrative Agent within 10 Business Days after receipt of such Net Cash Proceeds stating that such Net Cash Proceeds shall be used to replace, repair, restore or otherwise acquire properties or assets used or useful in such Person’s business within a period specified in such certificate not to exceed 180 days after the date of receipt of such Net Cash Proceeds, (C) such Net Cash Proceeds are deposited in an account subject to a Control Agreement, and (D) upon the expiration of the period specified in the relevant certificate furnished to the Administrative Agent pursuant to clause (B) above (or, if a commitment to replace, repair, restore or otherwise acquire properties or assets has been entered into prior to the expiration of such period, then the expiration of the 180 day period following the expiration of such period), such Net Cash Proceeds, if not theretofore so used, shall be used to prepay the Term Loans in accordance with Section 2.05(c)(ii) or Section 2.05(c)(iv) as applicable.

(vi) Immediately upon receipt by the Borrowers of the proceeds of any Permitted Cure Equity, the Borrowers shall prepay the outstanding principal of the Loans in accordance with Section 2.05(d) in an amount equal to 100% of the proceeds of any Permitted Cure Equity.

(vii) Notwithstanding any other provisions of this Section 2.05(c), (A) to the extent that any amount that would otherwise be required to be paid pursuant to Section 2.05(c)(i), Section 2.05(c)(ii), Section 2.05(c)(iv) or Section 2.05(c)(v) (collectively, the “Subject Proceeds”) is generated by an Excluded Subsidiary and is prohibited, delayed or restricted by (1) applicable local Requirements of Law or (2) the Governing Documents of such Excluded Subsidiary from being repatriated to the Borrowers, such Subject Proceeds will not be required to be applied to repay the Loans at the times provided in this Section 2.05(c) but may be retained by such Excluded Subsidiary; provided, that, if (x) the applicable local Requirements of Law cease to prohibit repatriation to the Company or the Borrowers (the Company and the Borrowers hereby agreeing to use commercially reasonable efforts to cause such Excluded Subsidiary to promptly take all actions reasonably required by the applicable local Requirements of Law to permit such repatriation) or (y) the Governing Documents of such Excluded Subsidiary cease to prohibit such repatriation, in each case, within 365 days following the date such Excess Cash Flow prepayment is required to be made, or such Net Cash Proceeds are received, such repatriation shall thereafter be promptly effected and an amount equal to such Subject Proceeds will be promptly (and in any event not later than 2 Business Days after such repatriation) applied (net of additional taxes payable or reserved against, and additional costs incurred, as a result thereof) to the repayment of the Loans pursuant to this Section 2.05(c) to the extent provided herein and (B) to the extent that the Administrative Borrower has determined in good faith that repatriation of, or the obligation to repatriate, any Subject Proceeds attributable to or generated by any Excluded Subsidiary would have material adverse Tax consequences to the Company and its Subsidiaries, such Subject Proceeds will not be required to be applied to repay the Loans at the times provided in this Section 2.05(c) but may be retained by such Excluded Subsidiary until such time as it may repatriate such amount without incurring such material adverse Tax consequences to the Company and its Subsidiaries (at which time the Borrowers shall make a payment to repay the Loans to the extent provided herein).

(viii) The Administrative Borrower shall provide at least 5 Business Days prior written notice before 12:00 p.m. (New York City time) to the Administrative Agent (or such shorter period as agreed by the Administrative Agent in its sole discretion) with respect to any prepayment expected to be made pursuant to this Section 2.05(c).

(d) Application of Payments. Each prepayment pursuant to subsections (c)(i), (c)(ii), (c)(iii), (c)(iv) and (c)(vi) above shall be applied, first, ratably to the Term Loans, until paid in full, second, to the Revolving Loans, until paid in full and, third, to cash collateralize any remaining Letter of Credit Liabilities in the manner specified in Section 3.05 or cancel outstanding Letters of Credit, or any combination of the foregoing. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity (including the final installment of principal due on the Term Loan on the Final Maturity Date). Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, if the Administrative Agent has elected, or has been directed by the Collateral Agent or the Required Lenders, to apply payments in respect of any Obligations in accordance with Section 4.03(b), prepayments required under Section 2.05(c) shall be applied in the manner set forth in Section 4.03(b).

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by (i) accrued interest on the principal amount being prepaid to the date of prepayment, (ii) any Funding Losses payable pursuant to Section 2.08 and (iii) the Applicable Premium, if any, payable in connection with such prepayment of the Loans to the extent required under Section 2.06(a).

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

(g) Declining Lenders. Each Lender may reject all or part of its applicable share of any mandatory prepayment (such declined amounts, the “Initial Declined Proceeds”) of Loans required to be made pursuant to this Section 2.05(c) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 3:00 p.m., New York City time, 3 Business Days prior to the date of such prepayment as set forth in the applicable Notice of Prepayment (any such Lender, a “Declining Lender”); provided, that, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed an acceptance by such Lender of the total amount of such mandatory prepayment of the Loans. If there are any Initial Declined Proceeds, the Administrative Agent shall then provide written notice (the “Second Offer”) to the Lenders other than the Declining Lenders (such Lenders, the “Accepting Lenders”) of the additional amount available (due to such Declining Lenders’ declining such prepayment) to prepay the Loans owing to such Accepting Lenders, with such available amount to be allocated on a pro rata basis among the Accepting Lenders that accept the Second Offer. Any Lenders declining prepayment pursuant to such Second Offer shall give written notice thereof to the Administrative Agent by 4:00 p.m. New York City time no later than one Business Day prior to the date of such prepayment as set forth in the applicable Notice of Prepayment; provided, that, if a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, such failure will be deemed a rejection of such Lender’s pro rata share of the Second Offer. The Borrowers shall prepay the applicable Loans by 12:00 (noon) New York City time on the prepayment date set forth in the applicable Notice of Prepayment. Amounts remaining after the allocation to the Accepting Lenders as set forth above may be retained by the Borrowers.

(h) Within the earlier to occur of (i) the day that is sixty (60) days after the Effective ~~d~~Date ~~hereof~~ and (ii) the day that is five (5) days after the Existing Letter of Credit Issuer releases to any Borrower or its Subsidiaries all cash collateral cash collateralizing the Existing Letters of Credit, the Borrower shall prepay, or cause to be prepaid, 100% of the Revolving Loans funded in accordance with Section 6.01(s)(C).

Section 2.06 Fees.

(a) Applicable Premium.

(i) Upon the occurrence of an Applicable Premium Trigger Event, the Borrower shall pay to the Administrative Agent, for the account of the Lenders in accordance with their Pro Rata Shares, the Applicable Premium.

(ii) Any Applicable Premium payable in accordance with this Section 2.06(a) shall be presumed to be equal to the liquidated damages sustained by the Lenders as the result of the occurrence of the Applicable Premium Trigger Event and the Loan Parties agree that it is reasonable under the circumstances currently existing. THE LOAN PARTIES EXPRESSLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING APPLICABLE PREMIUM IN CONNECTION WITH ANY ACCELERATION.

(iii) The Loan Parties expressly agree that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Applicable Premium; (D) the Loan Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph; (E) their agreement to pay the Applicable Premium is a material inducement to Lenders to provide the Commitments and make the Loans, and (F) the Applicable Premium represents a good faith, reasonable estimate and calculation of the lost profits or damages of the Agents and the Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Agents and the Lenders or profits lost by the Agents and the Lenders as a result of such Applicable Premium Trigger Event.

(iv) Nothing contained in this Section 2.06(a) shall permit any prepayment of the Loans or reduction of the Commitments not otherwise permitted by the terms of this Agreement or any other Loan Document.

(b) Audit and Collateral Monitoring Fees. The Borrowers acknowledge that representatives of the Agents and/or the Required Tranche A Lenders may, in accordance with the terms of, and without duplication of any right provided for in, Section 7.01(f), visit any or all of the Loan Parties and/or conduct inspections, audits, valuations, appraisals and/or examinations of any or all of the Loan Parties. The Borrowers agree to pay (i) $1,500 per day per examiner (but limited, so long as no Event of Default shall have occurred and be continuing, to up to (i) 1 examiner and (ii) 30 days per examiner, in each case, per exercise of its rights hereunder) plus the examiner’s reasonable and documented out-of- pocket costs and reasonable expenses incurred in connection with all such visits, inspections, audits, valuations, appraisals and/or examinations and (ii) the reasonable and documented out-of- pocket cost of all visits, inspections, audits, valuations, appraisals and/or examinations conducted by a third party on behalf of the Agents and/or the Required Tranche A Lenders; provided, that so long as no Event of Default shall have occurred and be continuing, the Borrowers shall not be obligated to reimburse the Agents and/or the Required Tranche A Lenders for more than one field examination or more than one inventory audit during any calendar year.

(c) Fee Letter. As and when due and payable under the terms of the Fee Letter, the Borrowers shall pay the fees set forth in the Fee Letter.

Section 2.07 SOFR Option; Suspension of SOFR Option; Benchmark Transition.

(a) The Borrowers may, at any time and from time to time, so long as no Default or Event of Default has occurred and is continuing, elect to have interest on all or a portion of the Loans be charged at a rate of interest based upon the Term SOFR (the “SOFR Option”) by notifying the Administrative Agent and the Revolving Agent (with respect to Revolving Loans) prior to 11:00 a.m. (New York City time) at least 3 U.S. Government

Securities Business Days prior to (i) the proposed borrowing date of a Loan (as provided Section 2.02), (ii) in the case of the conversion of a Reference Rate Loan to a SOFR Loan, the commencement of the proposed Interest Period or (iii) in the case of the continuation of a SOFR Loan as a SOFR Loan, the last day of the then current Interest Period (the “SOFR Deadline”). Notice of the Borrowers’ election of the SOFR Option for a permitted portion of the Loans and an Interest Period pursuant to this Section 2.07(a) shall be made by delivery to the Administrative Agent and the Revolving Agent (with respect to Revolving Loans) of a SOFR Notice prior to the SOFR Deadline (by delivery to the Administrative Agent and the Revolving Agent (with respect to Revolving Loans) of a SOFR Notice received by the Administrative Agent prior to 5:00 p.m. (New York City time) on the same day)). Promptly upon its receipt of each such SOFR Notice, the Administrative Agent shall provide a copy thereof to each of the Lenders. Each SOFR Notice shall be irrevocable and binding on the Borrowers.

(b) Interest on SOFR Loans shall be payable in accordance with Section 2.04(d). On the last day of each applicable Interest Period, unless the Borrowers have exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loans automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, the Borrowers no longer shall have the option to request that any portion of the Loans bear interest at Term SOFR and the Administrative Agent shall have the right to convert the interest rate on all outstanding SOFR Loans to the rate of interest then applicable to Reference Rate Loans of the same type hereunder on the last day of the then current Interest Period.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers (i) shall have not more than 5 SOFR Loans in effect at any given time, and (ii) may only exercise the SOFR Option for SOFR Loans of at least $500,000 and integral multiples of $100,000 in excess thereof.

(d) The Borrowers may prepay SOFR Loans at any time; provided, however, that in the event that SOFR Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any mandatory prepayment pursuant to Section 2.05(c) or any application of payments or proceeds of Collateral in accordance with Section 4.03 or Section 4.04 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, the Borrowers shall indemnify, defend, and hold the Agents and the Lenders and their participants harmless against any and all Funding Losses in accordance with Section 2.08.

(e) [reserved].

(f) [reserved].

(g) If Administrative Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan or that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Administrative Agent will forthwith give written notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain SOFR Loans hereunder shall be suspended (to the extent of the affected SOFR Loans or, in the case of a Term SOFR Borrowing, the affected Interest Periods) until the Administrative Agent revokes such notice in writing. Upon receipt of such written notice, the Borrower may revoke any Notice of Borrowing or SOFR Notice (to the extent of the affected SOFR Loans or, in the case of a Term SOFR Borrowing, the affected Interest Periods) then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Reference Rate Loans immediately or, in the case of a Term SOFR Borrowing, at the end of the applicable Interest Period.

(h) Benchmark Replacement Setting. Notwithstanding anything to the contrary herein or in any other Loan Document;

(i) Benchmark Replacement. Upon the occurrence of a Benchmark Transition Event, Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 4:00 p.m. (New York time) on the fifth (5th) U.S. Government Securities Business Day after Administrative Agent has posted an execution version of such proposed amendment to all affected Lenders and the Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.07(h)(i) will occur prior to the applicable Benchmark Transition Start Date. For the avoidance of doubt, no Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.07.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendment implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders in writing of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower in writing of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.07(h)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.07.

(iv) [reserved].

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for an advance of a Term SOFR Borrowing, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Reference Rate Loans. During any Benchmark Unavailability Period, the component of Reference Rate based upon Term SOFR will not be used in any determination of the Reference Rate.

(i) Illegality.

(i) If after the Effective Date, any Lender shall reasonably determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make SOFR Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, the obligation of that Lender to make SOFR Loans shall be suspended until such Lender shall have notified the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

(ii) Subject to clause (iii) below, if any Lender shall determine that it is unlawful to maintain any SOFR Loan, the Borrower shall, upon demand from the Administrative Agent or such Lender, prepay in full all SOFR Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period, as applicable, thereof if such Lender may lawfully continue to maintain such SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, together with any amounts required to be paid hereunder.

(iii) If the obligation of any Lender to make or maintain SOFR Loans has become unlawful, instead of prepaying outstanding SOFR Loans in full as provided in clause

(ii) above, the Borrower may elect, by giving notice to such Lender through Administrative Agent, that all Loans which would otherwise be made or continued by any such Lender as SOFR Loans shall be instead made or converted to Reference Rate Loans.

(iv) Before giving any notice to the Administrative Agent pursuant to Section 2.07(i), the affected Lender shall designate a different Lending Office with respect to its SOFR Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the reasonable judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

(j) Reserves on SOFR Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including SOFR funds or deposits, additional costs on the unpaid principal amount of each SOFR Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days’ prior written notice (with a copy to Administrative Agent and Revolving Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant interest payment date, such additional interest shall be payable fifteen (15) days from receipt of such notice. Notwithstanding anything to the contrary contained in this Section 2.07(j), Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.07(j) for any additional interest incurred, or relating to Loans made, more than nine (9) months prior to the date that such Lender notifies the Borrower of the requirement to pay such additional interest (except that, if the requirements under the regulations of the Federal Reserve Board giving rise to such additional interest is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.08 Funding Losses. In connection with each SOFR Loan, the Borrowers shall indemnify, defend, and hold the Agents and the Lenders harmless against any loss, cost, or expense (but excluding any loss of profit) incurred by any Agent or any Lender as a result of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or any mandatory prepayment required pursuant to Section 2.05(c)), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any Notice of Borrowing or SOFR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). A certificate of an Agent or a Lender delivered to the Administrative Borrower setting forth any amount or amounts that such Agent or such Lender is entitled to receive pursuant to this Section 2.08 shall be conclusive absent manifest error.

Section 2.09 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of any Withholding Agent) requires the deduction or withholding of any Taxes from or in respect of any such payment, (i) the applicable Withholding Agent shall make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iii) if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased by the amount (an “Additional Amount”) necessary such that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.09) the applicable Recipient receives the amount equal to the sum it would have received had no such deduction or withholding been made.

(b) In addition, each Loan Party shall pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes by any Secured Party. Each Loan Party shall deliver to each Secured Party original or a certified copy of a receipt in respect of any Taxes or Other Taxes payable hereunder as soon as practicable after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Secured Party harmless from and against Indemnified Taxes (including, without limitation, Indemnified Taxes imposed on any amounts payable under this Section 2.09) paid or payable by such Secured Party or required to be withheld or deducted from a payment to such Secured Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted. Such indemnification shall be paid within ten (10) days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Indemnified Taxes. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Secured Party (with a copy to the Administrative Agent) or by the Administrative Agent on its own behalf or on behalf of another Secured Party shall be conclusive absent manifest error.

(d) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.09(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Lender that is not a U.S. Person (a “Foreign Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 2.09(d)-1 hereto to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-2 or Exhibit 2.09(d)-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.09(d)-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Administrative Agent in writing of its legal inability to do so.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.09 (including by the payment of Additional Amounts pursuant to this Section 2.09), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.09 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or Additional Amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) The Administrative Agent shall provide the Administrative Borrower with two copies of, if it is a United States person under Section 7701(a)(30) of the Internal Revenue Code, IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding, and, if it is not a United States person, (1) IRS Form W-8ECI with respect to payments to be received by it as a beneficial owner and (2) IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Lenders, certifying that, for such purpose, it is a U.S. branch that has agreed to be treated as a U.S. person for U.S. federal tax purposes. Notwithstanding any other provision of this clause (g), the Administrative Agent shall not be required to deliver any documentation that the Administrative Agent is not legally eligible to deliver.

(h) The obligations of the Loan Parties under this Section 2.09 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.10 Increased Costs and Reduced Return. (a) If any Secured Party (which term shall include LC Issuer for purposes of this Section 2.10) shall have determined that any Change in Law shall (i) subject such Secured Party to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) with respect to this Agreement or any Loan made by such Agent or such Lender, (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Secured Party or (iii) impose on such Secured Party any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Secured Party of making any Loan, or agreeing to make any Loan, or to reduce any amount received or receivable by such Secured Party hereunder, then, upon written demand (including documentation reasonably supporting such request) by such Secured Party, the Borrowers shall pay to such Secured Party such additional amounts as will compensate such Secured Party for such increased costs or reductions in amount.

(b) If any Secured Party shall have determined that any Change in Law either (i) affects the amount of capital required or expected to be maintained by such Secured Party or any Person controlling such Secured Party, and such Secured Party determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, such Secured Party’s or such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Secured Party’s or such other controlling Person’s capital to a level below that which such Secured Party or such controlling

Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Secured Party’s or such other controlling Person’s other obligations hereunder or under any Support Agreement or Lender Letter of Credit (in each case, taking into consideration, such Secured Party’s or such other controlling Person’s policies with respect to capital adequacy), then, the Borrowers shall promptly following written demand pay to such Secured Party from time to time such additional amounts as will compensate such Secured Party for such cost of maintaining such increased capital or such reduction in the rate of return on such Secured Party’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 2.10 shall bear interest from the date that is 15 days after the date of written demand by any Secured Party until payment in full to such Secured Party at the Reference Rate. A certificate of such Secured Party claiming compensation under this Section 2.10, specifying the event herein above described and the nature of such event shall be submitted by such Secured Party to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Secured Party’s reasons for invoking the provisions of this Section 2.10, and shall be final and conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 2.10 for any increased costs incurred or reductions suffered more than 9 months prior to the date that such Lender notifies the Administrative Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 9 month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) The obligations of the Loan Parties under this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.11 Mitigation Obligations, Replacement of Lenders.

(a) Each Lender agrees that if the Borrower is required to pay an Additional Amount to the Lender or to any Governmental Authority for the account of the Lender pursuant to Section 2.09, it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s internal policies and any legal or regulatory restrictions) to reduce or eliminate such payment, including to designate another lending office for any Loan affected and (ii) if any Lender requests compensation under Section 2.10, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another lending office for any Loan affected by such event.

(b) If any Lender requests compensation under Section 2.10, or if the Borrower is required to pay any Indemnified Taxes or Additional Amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.09 and, in each case, such Lender has not eliminated such Indemnified Taxes or Additional Amounts by designating a different lending office in accordance with Section 2.11(a), the Borrower may replace such Lender in accordance with Section 12.02(c) as if such Lender was a Defaulting Lender.

ARTICLE III

LETTERS OF CREDIT

Section 3.01 Letter of Credit. On the terms and subject to the conditions set forth herein, the Revolving Credit Commitments may be used, in addition to the making of Revolving Loans hereunder, prior to the Final Maturity Date, (a) by the Revolving Agent (or its affiliates) for the issuance of guarantees, reimbursement or similar support agreements (each, a “Support Agreement”) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of a Letter of Credit and (b) by a Lender, identified by the Revolving Agent and Administrative Borrower as an LC Issuer, for the issuance of Lender Letters of Credit (the issuance of a Letter of Credit pursuant to clause (a) or (b), an “LC Issuance”) and (c) by the Borrower for the making of Revolving Loans hereunder (such Revolving Loans, the “ Specified Revolving Loans”) the proceeds of which are used to cash collateralize, in accordance with Section 3.05, the issuance of (i) Support Agreements by the Revolving Agent (or its affiliates) to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of a Letter of Credit or (ii) Lender Letters of Credit (the issuance of a Letter of Credit subject to cash collateralization pursuant to clauses (c)(i) or (c)(ii), a “Specified Revolving Loan LC Issuance”), so long as, in each case:

(a) (i) in the case of any LC Issuance, each Agent and, in the case of a Lender Letter of Credit, LC Issuer shall have received a Notice of LC Credit Event no later than 1:00 p.m. (New York City time) two (2) Business Days before the relevant date of issuance, increase or extension (other than the automatic extension of the expiry date under a Letter of Credit) and (ii) in the case of any Specified Revolving Loan LC Issuance, each Agent shall have received a Notice of Borrowing with respect to the related Specified Revolving Loan pursuant to Section 2.02;

(b) after giving effect to such issuance, increase or extension, (x) the aggregate amount of all Letter of Credit Liabilities does not exceed $5,000,000, (y) the aggregate amount of all Specified Letter of Credit Liabilities does not exceed $5,000,000 and (z) the aggregate Revolving Loan Outstandings do not exceed the Revolving Credit Commitment; and

(c) no Letter of Credit will have an expiration date after the earlier of (a) one (1) year after the date of issuance unless consented to by the LC Issuer and Revolving Agent, and (b) thirty (30) days prior to the Final Maturity Date; provided that, at the discretion of the LC Issuer, any Letter of Credit may provide for renewal for additional one-year periods (provided that (x) the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and (y) such additional one-year periods will in no event extend beyond the date referred to in clause (b) above).

Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any Letter of Credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrowers and such Lender. Each Lender that is an LC Issuer hereby agrees to give Agents prompt written notice of each issuance of a Lender Letter of Credit by such Lender and each payment made by such Lender in respect of Lender Letters of Credit issued by such Lender.

Section 3.02 Letter of Credit Fee.

(a) In the case of any LC Issuance (other than a Specified Revolving Loan LC Issuance), Borrowers shall pay to Revolving Agent, for the benefit of the Revolving Lenders, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit that has not been drawn upon, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to 5.25%; provided that, with respect to any Letter of Credit that, by its terms or the terms of any related Loan Document, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is then in effect. Such fee shall be payable in arrears on the last Business Day of each calendar month prior to the Final Maturity Date and on such date.

(b) In the case of any Specified Revolving Loan LC Issuance, each Specified Revolving Loan shall bear interest as set forth in Section 2.04.

(c) In addition, each Borrower agrees to pay promptly to the LC Issuer any one-time fronting fees and reasonable and documented issuance and administration fees that it may charge in connection with any Letter of Credit, which fees shall be payable in arrears on the last day of each calendar month prior to the Final Maturity Date and on such date.

Section 3.03 Reimbursement Obligations of Borrowers. If either (i) Revolving Agent (or its respective affiliate) shall make a payment to an LC Issuer pursuant to a Support Agreement, or (ii) any Lender that is the LC Issuer shall notify Revolving Agent that it has made payment in respect of a Lender Letter of Credit, (i) Borrowers shall, not later than 1:00 p.m. one Business Day (or two Business Days if the Borrower receives such notice after 12:00 p.m.) reimburse Revolving Agent or such Lender, as applicable for the amount of such payment (which reimbursement obligation may be satisfied by the application of any cash collateral in accordance with Section 3.05) or (ii) Borrowers shall following such time be deemed to have immediately requested that Revolving Lenders make a Revolving Loan to reimburse Revolving Agent or such Lender, which shall be a Reference Rate Loan, in a principal amount equal to the amount of such payment. Revolving Agent shall promptly notify Revolving Lenders of any such deemed request and each Revolving Lender hereby agrees to make available to Revolving Agent not later than 1:00 p.m. (New York City time) on the Business Day following such notification from Revolving Agent such Revolving Lender’s Pro Rata Share of such Revolving Loan. Each Revolving Lender hereby absolutely and unconditionally agrees to fund such Revolving Lender’s Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including (without limitation) (i) the occurrence and continuance of a Default or Event of Default, (ii) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Loan Outstandings exceed or will exceed the Revolving Credit Commitment and/or (iii) the non-satisfaction of any conditions set forth in Section 5.02; provided, however, that in no event shall any Lender be obligated to fund in excess of its Revolving Credit Commitment after giving effect to its share of Revolving Loan Outstandings. Revolving Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 3.03 in satisfaction of Borrowers’ reimbursement obligations arising pursuant to this Section 3.03. For the avoidance of doubt, any Revolving Loan deemed made pursuant to this Section 3.03 shall not be a Specified Revolving Loan and shall bear interest in accordance with Section 2.04(a) of this Agreement.

Section 3.04 Reimbursement and Other Payments by Borrowers. The obligations of Borrower to reimburse Revolving Agent and/or the applicable LC Issuer pursuant to Section 3.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(a) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(b) the existence of any claim, set-off, defense (other than a defense of payment or performance) or other right which any Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), any Agent any Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(c) any draft or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(d) any affiliation between the LC Issuer and any Agent or

(e) to the extent permitted under applicable Law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 3.05 Deposit Obligations of Borrowers.

(a) In the event any Letters of Credit are outstanding at the time that any Borrower prepays or is required to repay the Obligations or the Revolving Credit Commitments are terminated, the Borrowers shall (i) deposit with Revolving Agent for the benefit of all Revolving Lenders cash in an amount equal to one hundred and three percent (103%) of the aggregate outstanding Letter of Credit Liabilities to be available to Revolving Agent, for its benefit and the benefit of the LC Issuers, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (ii) prepay the fee payable under Section 3.02 with respect to such Letters of Credit for the full remaining terms of such Letters of Credit.

(b) Upon each Specified Revolving Loan LC Issuance, the Revolving Agent shall either (i) be deemed to have deposited with itself for the benefit of all Revolving Lenders an amount equal to the corresponding Specified Revolving Loan proceeds as cash collateral in respect of and as required by the applicable Support Agreement or Lender Letter of Credit or (ii) transfer an amount equal to the corresponding Specified Revolving Loan proceeds to the applicable LC Issuer for the purpose of cash collateralizing the Specified Revolving Loan LC Issuance.

(c) Upon the drawing of any Letter of Credit that has been cash collateralized, the funds held as cash collateral shall be applied (without any further action by or notice to or from any Borrower or any other Loan Party) to reimburse the LC Issuer or the Revolving Lenders, as applicable. Upon termination of any such Letter of Credit, the unearned portion of such prepaid fee or interest, as applicable, attributable to such Letter of Credit shall be refunded to Borrowers, together with the deposit described in the preceding clause (i), as applicable, to the extent not previously applied by Revolving Agent in the manner described herein; provided that in the case of any Specified Revolving Loan LC Issuance, the deposit described in the preceding clause (i) shall be used to prepay, or cause to be prepaid, such Specified Revolving Loans funded in connection therewith.

Section 3.06 Participations in Support Agreements.

(a) Concurrently with the issuance of each Supported Letter of Credit, Revolving Agent shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from Revolving Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Revolving Credit Commitments, Revolving Agent’s Support Agreement liabilities and obligations in respect of such Supported Letters of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Concurrently with the issuance of each Lender Letter of Credit, the LC Issuer in respect thereof shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Revolving Credit Commitments, such Lender Letter of Credit and Borrowers’ Reimbursement Obligations with respect thereto. Any purchase obligation arising pursuant to this clause (a) (i) shall be absolute and unconditional and (ii) shall not be affected by any circumstances whatsoever, including any amendment, renewal or extension of any Support Agreement or Letter of Credit or the existence of a Default or Event of Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(b) If either (i) the Revolving Agent makes any payment or disbursement under any Support Agreement and/or (ii) a LC Issuer makes any payment or disbursement under any Lender Letter of Credit and (x) Borrowers have not reimbursed Revolving Agent or, as applicable, the applicable LC Issuer with respect to any Lender Letter of Credit in full for such payment or disbursement in accordance with Section 3.03 or Section 3.05, or (y) any reimbursement received by the Revolving Agent or any LC Issuer, as applicable, from any Loan Party is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Loan Party or otherwise, each Revolving Lender shall be irrevocably and unconditionally obligated to pay to Revolving Agent or the applicable LC Issuer its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrowers under Section 3.03). To the extent any such Revolving Lender shall not have made such amount available to Revolving Agent or the applicable LC Issuer, as applicable, by 1:00 p.m. (New York City time) on the Business Day on which such Lender receives notice from Revolving Agent or the applicable LC Issuer, as applicable, of such payment or disbursement, or return or rescission such Lender agrees to pay interest on such amount to Revolving Agent or the applicable LC Issuer, as applicable, forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Reference Rate plus the Applicable Margin in respect of Revolving Loans. Any Revolving Lender’s failure to make available to Revolving Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of any such payment or disbursement, or return or rescission, shall not relieve any other Lender of its obligation hereunder to make available to Revolving Agent such other Revolving Lender’s Pro Rata Share of such payment, but no Revolving Lender shall be responsible for the failure of any other Lender to make available to Revolving Agent or the applicable LC Issuer, as applicable, such other Lender’s Pro Rata Share of any such payment or disbursement, or return or rescission.

Section 3.07 Reallocation as a Result of Defaulted Lender. If any Letter of Credit Liabilities are outstanding at the time a Lender becomes a Defaulting Lender then:

(a) all or any part of the Pro Rata Share of Letter of Credit Liabilities attributable to such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share of the Revolving Credit Commitments but only to the extent that (x) the sum of all non-Defaulting Lenders’ Revolving Credit Outstandings, plus such non-Defaulting Lender’s Pro Rata Share of the Letter of Credit Liabilities does not exceed the total of all non-Defaulting Lenders’ Pro Rata Share of the Revolving Credit Commitments and (y) the conditions set forth in Section 5.02 are satisfied at such time;

(b) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrowers shall within three (3) Business Days following notice by the Revolving Agent cash collateralize for the benefit of the Revolving Agent and Revolving Lenders, and to be available to Revolving Agent, for its benefit and the benefit of issuers of Lender Letters of Credit, Borrowers’ obligations corresponding to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Liabilities after giving effect to any partial reallocation pursuant to clause (a) above) in accordance with the procedures set forth in Section 3.05 above, for so long as such Lender remains a Defaulting Lender and such Letter of Credit Liabilities are outstanding;

(c) if Borrowers cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of Letter of Credit Liabilities pursuant to clause (b) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.02 above with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Liabilities during the period such Defaulting Lender’s Pro Rata Share of Letter of Credit Liabilities is cash collateralized;

(d) if the Pro Rata Share of the Letter of Credit Liabilities of the non-Defaulting Lenders is reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.06 and Section 3.02 shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Share of the Revolving Loans and the then existing Letter of Credit Liabilities;

(e) if all or any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Liabilities is neither reallocated nor cash collateralized pursuant to clause (a) or (b) above, then, without prejudice to any rights or remedies of Revolving Agent, any LC Issuer or any other Lender hereunder, all unused line fees that otherwise would have been payable to such Defaulting Lender (solely with respect to such Defaulting Lender’s Pro Rata Share of the Revolving Credit Commitments that was utilized for such Letter of Credit Liabilities) and letter of credit fees payable under Section 3.02 with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Liabilities shall be payable to Revolving Agent (in the case of Supported Letters of Credit) or LC Issuer (in the case of Lender Letters of Credit) until and to the extent that such Defaulting Lender’s Pro Rata Share of the Letter of Credit Liabilities is reallocated and/or cash collateralized;

(f) so long as such Lender is a Defaulting Lender, neither Revolving Agent nor any LC Issuer shall be required to issue, amend or increase any Support Agreement or Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s Pro Rata Share of the then outstanding Letter of Credit Liabilities will be one hundred percent (100%) covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrowers, all in accordance with and as set forth in this Section 3.07, and participating interests in any newly issued or increased Letter of Credit or Support Agreement shall be allocated among non-Defaulting Lenders in a manner consistent with Section 3.07 (and such Defaulting Lender shall not participate therein); and

(g) in the event that Revolving Agent, Borrowers, and the LC Issuers each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Pro Rata Share of the Letter of Credit Liabilities of all Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Loan Outstandings of the other Revolving Lenders as Revolving Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Pro Rata Share of the Revolving Credit Commitments and any remaining cash collateral deposited by Borrowers in accordance with this Section 3.07 shall be returned to Borrowers.

Section 3.08 Limitation of Liability. Neither of the Agents, the Lenders nor the LC Issuer nor any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuer; provided that the foregoing shall not be construed to excuse either Agent, the Lenders, or the LC Issuer from liability to Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable Law) suffered by any Borrower that are caused by either Agent’s, the Lenders’, or the LC Issuer’s (A) gross negligence, bad faith or willful misconduct or (B) without limiting the generality of the foregoing, willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of any Letter of Credit. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

ARTICLE IV

APPLICATION OF PAYMENTS; DEFAULTING LENDERS; JOINT AND SEVERAL

LIABILITY OF BORROWERS

Section 4.01 Payments; Computations and Statements. (a) The Borrowers will make each payment under this Agreement not later than 2:00 p.m. (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account. All payments received by the Administrative Agent after 2:00 p.m. (New York City time) on any Business Day may, in the Administrative Agent’s discretion, be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, recoupment, deduction or other defense to the Agents and the Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error. For the purposes of the Interest Act (Canada) (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields. Each of the Loan Parties confirms that it fully understands and is able to calculate the rate of interest applicable to the Loans based on the methodology for calculating per annum rates provided for in this section. Each Loan Party hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to the Finance Documents, that the interest payable under the Loan Documents and the calculation thereof has not been adequately disclosed to the Loan Parties, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.

(b) The Administrative Agent shall provide the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.

Section 4.02 Sharing of Payments. Except as provided herein, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (a) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered and (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and any payment of an amendment, consent or waiver fee to consenting Lenders pursuant to an effective amendment, consent or waiver with respect to this Agreement), (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, other than to any Loan Party or any Subsidiary thereof (as to which the provisions of this Section shall apply) or (iii) amounts payable pursuant to the Fee Letter. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 4.03 Apportionment of Payments. Subject to Section 2.02 hereof:

(a) All payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the fees set forth in Section 2.06 hereof) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Collateral Agent or the Required Lenders, shall, apply all payments in respect of any Obligations, including without limitation, all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations (including any outstanding Letters of Credit (and any related Support Agreements)) in respect of any fees, expense reimbursements, indemnities and other amounts then due and payable to the Agents until paid in full; (ii) second, to pay interest then due and payable in respect of the Collateral Agent Advances until paid in full; (iii) third, to pay principal of the Collateral Agent Advances until paid in full; (iv) fourth, ratably to pay the Obligations in respect of any fees (other than any Applicable Premium), expense reimbursements, indemnities and other amounts then due and payable to the Lenders and the outstanding Letters of Credit (and any related Support Agreements) until paid in full; (v) fifth, ratably to pay interest then due and payable in respect of the Loans and the outstanding Letters of Credit (and any related Support Agreements) until paid in full; (vi) sixth, ratably to pay principal of the Loans until paid in full; (vii) seventh, ratably to pay the Obligations in respect of any Applicable Premium then due and payable to the Lenders until paid in full; and (viii) eighth, to the ratable payment of all other Obligations then due and payable.

(c) For purposes of Section 4.03(b) “paid in full” means payment in cash of all amounts owing under the Loan Documents according to the terms thereof, including the Applicable Premium, loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding (but excluding any payment on account of Contingent Indemnity Obligations not then due and owing).

(d) In the event of a direct conflict between the priority provisions of this Section 4.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.03 shall control and govern.

(e) It is agreed and understood that no obligations with respect to any Hedging Agreements or cash management arrangements shall be included in the distributions set forth in this Section 4.03.

Section 4.04 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender (other than any Agent, its Affiliates or Related Funds) becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 12.02.

(b) The Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by any Borrower to the Administrative Agent for such Defaulting Lender’s benefit, and, in the absence of such transfer to such Defaulting Lender, the Administrative Agent shall transfer any such payments to each other non-Defaulting Lender ratably in accordance with their Pro Rata Shares (without giving effect to the Pro Rata Shares of such Defaulting Lender) (but only to the extent that such Defaulting Lender’s Loans were funded by the other Lenders) or, if so directed by the Administrative Borrower and if no Event of Default has occurred and is continuing (and to the extent such Defaulting Lender’s Loans were not funded by the other Lenders), retain the same to be re-advanced to the Borrowers as if such Defaulting Lender had made such Loans to the Borrowers. Subject to the foregoing, the Administrative Agent may hold and, in its discretion, re-lend to the Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by the Administrative Agent for the account of such Defaulting Lender.

(c) The operation of this Section shall not be construed to increase or otherwise affect the Commitments of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to the Administrative Agent or to the Lenders other than such Defaulting Lender.

(d) This Section shall remain effective with respect to such Lender until either (i) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (ii) the non-Defaulting Lenders, the Agents, and the Borrowers shall have waived such Defaulting Lender’s default in writing, and the Defaulting Lender makes its Pro Rata Share of the applicable defaulted Loans and pays to the Agents all amounts owing by such Defaulting Lender in respect thereof; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 4.05 Administrative Borrower; Joint and Several Liability of the Borrowers.

(a) Each Borrower hereby irrevocably appoints the Company as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the

Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.

(b) Each Borrower hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agents and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 4.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(c) The provisions of this Section 4.05 are made for the benefit of the Agents, the Lenders and their permitted successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agents, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 4.05 shall remain in effect until all of the Obligations (other than Contingent Indemnity Obligations not then due and payable) shall have been paid in full in cash or otherwise fully satisfied.

(d) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agents or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations (other than Contingent Indemnity Obligations not then due and payable) have been paid in full in cash or otherwise fully satisfied. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agents or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied or waived in a manner reasonably satisfactory to the Agents (and the funding of the Initial Term Loans on the Effective Date shall evidence the satisfaction of each of the conditions set forth in this Section 5.01):

(a) Payment of Fees, Etc. The Borrowers shall have paid, or cause to have been paid, on or before the Effective Date all reasonable and documented out-of-pocket fees, costs and expenses then earned, due and payable pursuant to Section 2.06(c) and Section 12.04 to the extent invoiced at least one (1) Business Day prior to the Effective Date (which amounts may be funded with the proceeds of the Loans).

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Secured Party.

(d) Delivery of Documents. The Agents shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Administrative Agent and, unless indicated otherwise, dated the Effective Date and, if applicable, duly executed by the Persons party thereto:

(i) this Agreement;

(ii) a Security Agreement, together with the original stock certificates representing all of the certificated Equity Interests and all promissory notes required to be pledged thereunder, accompanied by undated stock powers executed in blank and other proper instruments of transfer;

(iii) the results of searches for any effective UCC financing statements, tax Liens or judgment Liens filed against any Loan Party or its property, which results shall not show any such Liens (other than Permitted Liens);

(iv) [reserved];

(v) the Disbursement Letter;

(vi) the Fee Letter;

(vii) [reserved];

(viii) [reserved];

(ix) [reserved];

(x) the Effective Date Warrants;

(xi) a Notice of Borrowing;

(xii) a certificate of an Authorized Officer of each Loan Party, certifying (A) as to copies of the Governing Documents of such Loan Party, together with all amendments thereto (including, without limitation, a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction), (B) as to a copy of the resolutions or written consents of such Loan Party authorizing (1) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (2) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, (C) the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document (in the case of a Borrower, including, without limitation, Notices of Borrowing, SOFR Notices and all other notices under this Agreement and the other Loan Documents) to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers and (D) as to the matters set forth in Section 5.01(b);

(xiii) [reserved];

(xiv) a certificate of an Authorized Officer of the Company, certifying that the Loan Parties and their subsidiaries (taken as a whole), after giving effect to the transactions contemplated by this Agreement and immediately after giving effect to the Loans on the Effective Date, are Solvent;

(xv) [reserved].

(xvi) a certificate of the appropriate official(s) of the jurisdiction of organization certifying as of a recent date not more than 30 days prior to the Effective Date as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such jurisdiction;

(xvii) a customary opinion of (A) Weil, Gotshal & Manges LLP, New York and Delaware counsel to the Loan Parties, (B) Faegre Drinker Biddle & Reath LLP, Minnesota and Michigan counsel to the Loan Parties in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(xviii) to the extent requested at least 7 days prior to the Effective Date, the Agents and the Lenders shall have received, at least 3 days prior to the Effective Date, all documentation and other information, including a duly executed IRS Form W-9 (or other applicable tax form) for each of the Loan Parties, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, in each case, that has been requested by any Agent or any Lender;

(xix) subject to Section 5.03(a) of this Agreement, evidence of the insurance coverage required by Section 7.01, in each case, with such evidence as to the named insureds or loss payees thereunder as the Collateral Agent may reasonably request, and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days (or 10 days in the case of non-payment of premium) prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums earned, due in respect thereof for such period as the Collateral Agent may request; and

(xx) substantially concurrently with the making of the Loans on the Effective Date, evidence of the payment in full of all Indebtedness under the Existing Credit Facility, together with (A) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Agent, (B) a satisfaction of mortgage for each mortgage filed by the Existing Agent on each Facility, (C) termination of security interest in Intellectual Property for each assignment for security recorded by the Existing Agent at the United States Patent and Trademark Office or the United States Copyright Office or the Canadian Intellectual Property Office and covering any intellectual property of the Loan Parties, and (D) UCC 3 termination statements for all UCC-1 financing statements and PPSA financing change statements for all PPSA financing statements, in each case filed by the Existing Agent and covering any portion of the Collateral.

(e) Material Adverse Effect. Since June 30, 2023, no event or development shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(f) TBPP Waiver. A waiver from the Borrower to each of TCW Rescue Financing Fund II LP and Asilia Credit Fund, LP and their respective controlled affiliates issued on the Effective Date that neither the issuance of the Warrants nor the exercise of the Warrants will cause such holder or any of its Affiliates to be an “Acquiring Person” within the meaning of the TBPP.

(g) Consolidated EBITDA, Liquidity, Indebtedness. The Agents shall have received a certificate of an Authorized Officer of the Administrative Borrower certifying that (i) on the Effective Date, Liquidity (calculated on a pro forma basis to give effect to (i) all Loans made on the Effective Date, and (ii) all fees, costs and expenses paid or to be paid in connection with the transactions contemplated by this Agreement (including (A) all such fees, costs and expenses set forth on Schedule 1.01(C) and (B) all such other fees, costs and expenses payable in connection with the transactions contemplated by this Agreement in accordance with Section 7.02(u) hereof) is no less than $17,026,000, (ii) the Consolidated EBITDA of the Company and its Subsidiaries for the 12 month period ending April 30, 2024 is not less than $22,000,000 and (iii) on the Effective Date, the aggregate outstanding principal amount of Indebtedness of the Company and its Subsidiaries under this Agreement (calculated on a pro forma basis to give effect to all Loans made on the Effective Date) shall not exceed $119,563,500. The Company shall deliver to the Administrative Agent a certificate of an Authorized Officer of the Company certifying as to the matters set forth above and containing reasonably detailed calculations thereof.

(h) [reserved].

(i) [reserved].

(j) Management Reference Checks. The Administrative Agent shall have received reasonably satisfactory reference checks for, and shall have had an opportunity to meet with, key senior management of each Loan Party.

(k) Due Diligence. The Agents shall have completed their business, legal and collateral due diligence with respect to each Loan Party and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion.

(l) Filings, Registrations and Recordings. Subject to Section 5.03, each document (including any UCC (or similar) financing statement) required by any Loan Document or under applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral required to be delivered pursuant to any Loan Document, shall be in proper form for filing, registration or recordation.

(m) [reserved].

Section 5.02 Conditions Precedent to Revolving Loans. The obligation of any Agent or any Lender to make any Revolving Loan (other than Revolving Loans made pursuant to Section 3.03) or of any Agent to issue any Support Agreement or of any LC Issuer to issue any Lender Letter of Credit after the Effective Date is subject to the fulfillment, of each of the following conditions precedent:

(a) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by the Administrative Borrower to the Administrative Agent of a Notice of Borrowing (with a copy of such notice to the Revolving Agent) with respect to each such Loan, and the Borrowers’ acceptance of the proceeds of such Loan, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that:

(i) the representations and warranties contained in Article VI and in each other Loan Document are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct on and as of such earlier date),

(ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made, on such date and

(iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

(b) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of LC Credit Event (in each case, with a copy of such notice to the Revolving Agent) pursuant to Section 2.02 or 3.01 hereof, as applicable (and, in the case of any Support Agreement, receipt by Administrative Agent (with a copy of such notice to the Revolving Agent) of a Notice of LC Credit Event in accordance with Section 3.01).

Section 5.03 Conditions Subsequent to Effectiveness. The Loan Parties shall satisfy each of the conditions subsequent set forth below on or before the date applicable thereto (it being understood that (i) the failure by the Loan Parties to perform or cause to be performed any such condition subsequent on or before the date applicable thereto shall constitute an immediate Event of Default and (ii) to the extent that the existence of any such condition subsequent would otherwise cause any representation, warranty or covenant in this Agreement or any other Loan Document to be breached, the Required Lenders hereby waive such breach for the period from the Effective Date until the date on which such condition subsequent is required to be fulfilled pursuant to this Section 5.03):

(a) Insurance Endorsements. Deliver to the Collateral Agent no later than 60 days after the Effective Date (as such date may be extended in the Collateral Agent’s reasonable discretion) long form insurance endorsements, in form and substance reasonably satisfactory to the Collateral Agent, with respect to additional insured, lenders loss payee and notice endorsements relating to the Loan Parties’ insurance policies, in each case, in accordance with the requirements of Section 7.01(h).

(b) [Reserved]

(c) Control Agreements. Deliver to the Collateral Agent no later than 60 days after the Effective Date (as such date may be extended in the Collateral Agent’s reasonable discretion) Control Agreements with respect to the Cash Management Accounts (other than Excluded Accounts) of the Loan Parties in accordance with Section 8.01(b).

(d) Collateral Assignment of Business Interruption Insurance. Deliver to the Collateral Agent no later than 45 days after the Effective Date (as such date may be extended in the Collateral Agent’s reasonable discretion) a collateral assignment of business interruption insurance proceeds agreement executed by the Loan Parties (and shall use commercially reasonable efforts to obtain an acknowledgment of the insurance company regarding the same), in form and substance reasonably satisfactory to the Collateral Agent.

(e) Joinder of Canadian Loan Parties. Deliver to the Collateral Agent no later than 20 Business Days after the Effective Date (as such date may be extended in the Collateral Agent’s reasonable discretion), (i) a Joinder Agreement from each Subsidiary of the Borrower formed under the laws of Canada or a province or territory thereof, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor, (ii) to the extent applicable and reasonably requested by the Collateral Agent, a supplement to the Security Agreement, (iii) subject to the perfection requirements set forth in Section 7.02(b), each Canadian Loan Document reasonably required by the Collateral Agent, (iv)(a) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary and required to be pledged under the terms of the Security Agreement Supplement or Canadian Loan Document, as applicable, and (b) undated stock powers for such Equity Interests referred to in Section 5.03(e)(iv)(a) of this Agreement executed in blank and (v) subject to the perfection limitations set forth in Section 7.02(b), any other agreement, document, certificate etc. that the Collateral Agent may reasonably request.

(f) May Financials. Deliver to the Administrative Agent, no later than July 15, 2024, internally prepared consolidated balance sheets, consolidated statements of operations, consolidated retained earnings, and consolidated statements of cash flows of the Company and its Subsidiaries as at May 30, 2024, in form consistent with Section 7.01(a)(i).

(g) Intercompany Subordination Agreement. Deliver to the Administrative Agent, no later than 5 Business Days after the Effective Date (as such date may be extended in the Administrative Agent’s reasonable discretion), the Intercompany Subordination Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Secured Parties as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite organizational power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, solely for the purposes of subclauses (i) (as it related to the good standing of such Loan Party) and (iii), where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party and the obtaining of any Letter of Credit, if applicable, (i) have been duly authorized by all necessary organizational action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable material Requirement of Law or (C) any Contractual Obligation binding on it or any of its properties except, in the case of this clause (ii)(C), to the extent such contravention could not reasonably be expected to have a Material Adverse Effect, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document or any Permitted Lien) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except, in the case of clause (iv), to the extent where such contravention, default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal could not reasonably be expected to have a Material Adverse Effect.

(c) Governmental Approvals. No material authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than (i) filings and recordings with respect to Collateral to be made, or otherwise delivered to the Collateral Agent for filing or recordation and (ii) approvals the failure to have, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(e) Capitalization. On the Effective Date, after giving effect to the transactions contemplated hereby to occur on the Effective Date, the authorized Equity Interests of the Company and each of its Subsidiaries and the issued and outstanding Equity Interests of the Company and each of its Subsidiaries are as set forth on Schedule 6.01(e). As of the Effective Date, all of the issued and outstanding Equity Interests of the Company and each of its Subsidiaries have been validly issued and are fully paid and nonassessable (if applicable), and except as set forth on Schedule 6.01(e), the holders thereof are not entitled to any preemptive, first refusal or other similar rights. All Equity Interests of such Subsidiaries are owned by the

Company free and clear of all Liens (other than Permitted Specified Liens). As of the Effective Date, except as described on Schedule 6.01(e), there are no outstanding debt or equity securities of the Company or any of its Subsidiaries and no outstanding obligations of the Company or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase, subscription or acquisition from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, directly or indirectly, any Equity Interests of the Company or any of its Subsidiaries.

(f) Litigation. There is no pending or, to the best knowledge of any Loan Party, threatened in writing action, suit or proceeding against any Loan Party or any of its properties before any court or other Governmental Authority or any arbitrator that (i) could reasonably be expected to have a Material Adverse Effect or (ii) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby.

(g) Financial Statements.

(i) The Financial Statements, copies of which have been delivered to each Agent (for distribution to the Lenders), fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Company and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP (subject to the absence of footnotes, as set forth therein and normal year-end adjustments). All material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date of such Financial Statements are set forth in the Financial Statements. Since June 30, 2023, no event or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii) The Company has heretofore furnished to each Agent and each Lender projected annual balance sheets, income statements and statements of cash flows of the Company and its Subsidiaries for the Fiscal Years ending in 2024 through 2029, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vi).

(h) Compliance with Law, Etc. No Loan Party or any of its Subsidiaries is in violation of (i) any of its Governing Documents, (ii) any Requirement of Law, or (iii) any Contractual Obligation (including, without limitation, any Material Contract) binding on it or any of its properties except, in the case of clause (ii) and clause (iii), to the extent such violation could not reasonably be expected to have a Material Adverse Effect.

(i) ERISA and Canadian Pension Plans. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party and each Employee Plan is in compliance with all Requirements of Law, including ERISA, the Internal Revenue Code and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, (ii) no ERISA Event has occurred nor is reasonably expected to occur with respect to any Employee Plan or Multiemployer Plan, and (iii) each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Internal Revenue Code. Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party or any of its ERISA Affiliates has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. None of the Loan Parties sponsor, maintain, participate in, contribute to or otherwise have any liability or contingent liability in respect of any Canadian Defined Benefit Plan or Canadian Multi-Employer Plan. No statutory deemed trust or Lien has arisen or been imposed on any Loan Party or its property in connection with any Canadian Pension Plan, except in respect of any amounts required to be remitted but not yet due.

(j) Taxes, Etc. (i) All U.S. federal income Tax returns and other material Tax returns required by applicable Requirements of Law to be filed by any Loan Party have been timely filed (taking into account any extensions) and (ii) all Taxes imposed upon any Loan Party or any property of any Loan Party which have become due and payable on or prior to the Effective ~~d~~Date ~~hereof~~ have or will be been paid, except (A) unpaid Taxes in an aggregate amount at any one time not in excess of $100,000, and (B) Taxes that are being contested in good faith by proper proceedings and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or for any purpose that violates the provisions of Regulation T, U and X.

(l) Nature of Business. No Loan Party is engaged in any business other than as permitted by Section 7.02(d).

(m) Warrant. Neither the issuance nor the exercise by TCW and any of its controlled Affiliates of their respective rights under Section 2 of the Warrant, in whole or in part, will result in the ability of any holder of Equity Interests of the Company to exercise the Rights (as defined in the TBPP (as defined below) under that certain Tax Benefits Preservation Plan dated as of January 29, 2024 between the Company and Equiniti Trust Company, LLC (as amended, the “TBPP”).

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business and Facility currently owned, leased, managed or operated, or to be acquired, by such Person, except to the extent the failure to have or be in compliance therewith could not reasonably be expected to have a Material Adverse Effect.

(o) Properties. The Loan Parties have good and marketable title to, valid leasehold interests in, or valid licenses or rights to use, all of their property and assets, except to the extent failure to have such title, licenses and rights could not reasonably be expected to have a Material Adverse Effect. The Loan Parties’ property and assets are free and clear of all Liens, except Permitted Liens. All of the Loan Parties’ material properties and assets are in good working order and condition, ordinary wear and tear, casualty and condemnation excepted and except as otherwise could not reasonably be expected to have a Material Adverse Effect.

(p) Employee and Labor Matters. Except to the extent failure to comply could not reasonably be expected to have a Material Adverse Effect: (i) no Loan Party or any Subsidiary is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of the employees of any Loan Party of Subsidiary; (ii) there is no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party or any Subsidiary before any Governmental Authority; (iii) there is no strike, work stoppage, slowdown, lockout, or other labor dispute pending or, to the best knowledge of any Loan Party, threatened in writing against any Loan Party or any Subsidiary; and (iv) to the best knowledge of each Loan Party, no labor organization or group of employees has made a pending demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal. All payments due from any Loan Party or Subsidiary on account of wages have been made in accordance with the Fair Labor Standards Act and similar applicable Requirements of Law, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(q) Environmental Matters. Except as could not reasonably be expected to have a Material Adverse Effect, (i) no Loan Party or any of its Subsidiaries is in violation of any Environmental Law; (ii) each Loan Party and its Subsidiaries has, and is in compliance with, all Environmental Permits for its respective operations; (iii) there has been no Release of Hazardous Materials by any Loan Party or any of its Subsidiaries at any properties currently or, to the knowledge of any Loan Party, formerly owned, leased or operated by any Loan Party or its Subsidiaries or, to the knowledge of any Loan Party, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or its Subsidiaries; and (iv) there are no pending or, to the knowledge of any Loan Party, threatened in writing Environmental Claims against any Loan Party or any of its Subsidiaries, or Environmental Liability of, any Loan Party or its Subsidiaries. No Loan Party nor any of its Subsidiaries is currently performing or responsible for any Remedial Action that could reasonably be expected to have a Material Adverse Effect

(r) Insurance. Each Loan Party maintains all insurance required by Section 7.01(h). Schedule 6.01(r) sets forth a list of all such insurance maintained by or for the benefit of each Loan Party on the Effective Date.

(s) Use of Proceeds. The proceeds of the Initial Term Loans (other than any Specified Revolving Loan) shall be used (A) on the Effective Date other than as set forth in Clause (C) below, (i) to refinance the Existing Credit Facility and other existing indebtedness of the Borrowers and (ii) to pay fees and expenses in connection with the transactions contemplated hereby, (B) after the Effective Date, other than as set forth in clause (C) below, for working capital and other general corporate purposes and (C) on or within thirty (30) days of the Effective Date, Revolving Loans may be used to replace, backstop or cash collateralize the Existing Letters of Credit; provided that, the proceeds of such Revolving Loans incurred for purposes of this clause (C) shall not exceed $10,237,500 in the aggregate. The proceeds of the Specified

Revolving Loans shall be used after the Effective Date, solely for the purpose of cash collateralizing any Specified Revolving Loan LC Issuance in accordance with Section 3.05 (and, for the avoidance of doubt, no Specified Revolving Loan shall be permitted to be outstanding if not being used for such purpose), and shall be deemed to have been funded on a cashless basis for the administrative convenience of the LC Issuer and promptly applied in accordance with Section 3.05. The proceeds of the First Amendment Term Loans made hereunder on the First Amendment Effective Date shall be used to finance a portion of the Alline Acquisition, subject to the terms and conditions set forth herein and in the First Amendment.

(t) Solvency. After giving effect to the transactions contemplated by this Agreement and immediately after giving effect to the Loans, on the Effective Date, the Loan Parties on a consolidated basis are, Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

(u) Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party owns or licenses or otherwise has the right to use all Intellectual Property rights that are necessary for the operation of its business and, to the knowledge of each Loan Party, the conduct and operations of the business of each Loan Party do not infringe upon or conflict with the rights of any other Person with respect thereto, and (ii) no other Person has brought any written claim or litigation contesting any right or interest in any Intellectual Property owned by a Loan Party and, to the knowledge of each Loan Party, no claim is pending or threatened, except in connection with such infringements and conflicts, and which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v) Material Contracts. As of the Effective Date, (i) each Material Contract is in full force and effect and is binding upon and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, and (ii) to the best knowledge of any Loan Party, no Loan Party is in default of a material provision due to the action of any Loan Party or any other party thereto. Except as permitted to be replaced pursuant to Section 7.02(m)(iv), each Specified Material Contract is (i) in full force and effect in all material respects and (ii) no Loan Party has received notice that it is in default thereunder, but solely to the extent (1) such default remains uncured or not waived in writing and (2) such default would reasonably be expected to result in large scale disruptions of operations, the closure of a material portion of the franchised Salons governed thereby, give rise to a right of termination by any Person (other than the Company or its Subsidiaries) under such Specified Material Contracts or a Material Adverse Effect.

(w) Investment Company Act. None of the Loan Parties is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or (ii) subject to regulation under any Requirement of Law that limits in any respect its ability to incur Indebtedness or which may otherwise render all or a portion of the Obligations unenforceable.

(x) Sanctions; Anti-Corruption and Anti-Money Laundering Laws. None of any Loan Party, any Subsidiary thereof or any of their respective directors or officers or, to the knowledge of any Loan Party, any of their respective employees, agents or Affiliates, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has assets located in a Sanctioned Country in violation of applicable Sanctions, or (iii) directly or knowingly, indirectly derives revenues from investments in, or transactions with, Sanctioned Persons. Each Loan Party and its Subsidiaries will implement and maintain in effect policies and procedures reasonably designed to ensure compliance in all material respects by each Loan Party and its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws. Each Loan Party and its Subsidiaries, or their respective directors or officers and, to the knowledge of each Loan Party, their respective employees, agents or Affiliates, is in compliance in all material respects with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(y) Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. To each Loan Party’s knowledge, none of the written reports, financial statements, certificates or written other information furnished by or on behalf of any Loan Party to the Agents (other than forward-looking information, estimates, budgets, Projections and information of a general economic nature and general information about Borrowers’ industry) (taken as a whole and as supplemented) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished and taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading.

(ii) Projections have been prepared in good faith based on assumptions, estimates, methods and tests that are believed by the Loan Parties to be reasonable at the time such Projections were prepared; it being understood that (A) Projections are by their nature subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, (B) actual results may differ materially from the Projections and such variations may be material and (C) the Projections are not a guarantee of performance.

(z) Customers and Suppliers. There exists no actual or pending termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, or (ii) any Loan Party, on the one hand, and any supplier or any group thereof, on the other hand, in the case of each of clauses (i) and (ii), which termination, cancellation, limitation, modification or change, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(aa) Master Franchise Agreements and Franchise Agreements.

(i) [Reserved].

(ii) Except as could not reasonably be expected to have a Material Adverse Effect, as of the Effective Date, to the knowledge of the Loan Parties, each Master Franchise Agreement and Franchise Agreement is in full force and effect and constitutes a valid and binding obligation of the applicable Loan Party and the other party thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity). Except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of each Loan Party, no Loan Party is in material breach or default thereunder, and, to the knowledge of each Loan Party, no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by any Loan Party thereunder.

(iii) Except as could not reasonably be expected to have a Material Adverse Effect, as of the Effective Date, to the knowledge of each Loan Party, the Franchise Disclosure Documents currently in effect, if any: (A) materially comply with applicable United States Federal Trade Commission (“FTC”) franchise disclosure rules and state franchise laws in effect at such time; (B) have been timely amended to reflect any material changes or developments in the Loan Parties’ franchise system, agreements, operations, financial condition, litigation matters, or other matters requiring disclosure under any applicable law; and (C) include all material documents (including audited financial statements for the applicable Person) required by any applicable law to be provided to prospective franchisees. Except as could not reasonably be expected to have a Material Adverse Effect, after the Effective Date, (A) all the Franchises granted under the Franchise Agreements entered into after the Effective Date have been sold in material compliance with applicable law, including franchise disclosure and registration requirements and (B) each Loan Party is in material compliance with all applicable laws relating to franchise matters

(iv) Each Loan Party has provided the Collateral Agent with true and complete copies of each Franchise Disclosure Document for its currently offered form or forms of Franchise Agreement. Except as otherwise disclosed in the current Franchise Disclosure Documents and as could not reasonably be expected to have a Material Adverse Effect, as of the Effective Date, no Loan Party has received any currently effective written notice of any threatened administrative, criminal or civil action against it or any persons disclosed in any of its applicable Franchise Disclosure Document, where such threatened administrative, criminal and/or civil action alleges a violation of a franchise law, antitrust law, securities law, fraud, unfair or deceptive practices, or comparable allegations, as well as actions other than ordinary routine litigation incidental to any Loan Party’s business that are material in the context of the number of its Franchisees and the size, nature, or financial condition of the franchise system or its business operations.

(v) Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party nor, to any Loan Party’s knowledge, any of their employees sales agents or sales brokers for franchises have, in the ten years prior to the Effective Date, provided information to prospective franchisees that materially contradicts the information contained in the Franchise Disclosure Documents provided to such prospects (including but not limited to “financial performance representation claim” information.

(vi) As of the Effective Date, to the knowledge of each Loan Party, and except as could not reasonably be expected to have a Material Adverse Effect, (A) each Loan Party has maintained an accurate accounting with respect to any advertising funds required to be paid by any Master Franchisee or Franchisee or an advertising fund for use in connection with national or regional advertising for which it maintains accounts, (B) all collections with respect to such advertising funds and advertising cooperatives have been collected in material accordance with the terms and conditions of each Franchise Agreement, (C) each Loan Party has properly accounted for all payments made by each Franchisee with respect to any advertising fund or advertising cooperative and (D) no Loan Party is aware of any allegations that any of the expenditures from any advertising fund or advertising cooperative have been improperly collected, accounted for, maintained, used or applied.

(vii) As of the Effective Date, to the knowledge of each Loan Party, no franchise association sponsored by a Loan Party is currently in place on the Effective Date.

(viii) As of the Effective Date, no Loan Party currently employs or uses any franchise brokers in connection with its franchising system sales.

(bb) Credit Card Agreements. As of the Effective Date, Schedule 6.01(bb) sets forth all material Credit Card Agreements of the Loan Parties. Each Loan Party has complied in all material respects with all of the terms and conditions of the Credit Card Agreements to the extent necessary for such Loan Party to be entitled to receive all payments thereunder.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES AND OTHER COLLATERAL MATTERS

Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder or any Letter of Credit or Support Agreement remains outstanding, each Loan Party will:

(a) Reporting Requirements. Furnish to each Agent and each Lender:

(i) beginning with the month ending June 30, 2024, within 30 days after the end of each fiscal month of the Company and its Subsidiaries (except for the last fiscal month of each Fiscal Quarter), (A) unaudited consolidated balance sheets, consolidated and consolidating statements of income and cash flows of the Company and its Subsidiaries as of the end of such fiscal month and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (1) the financial statements for the immediately preceding Fiscal Year and (2) the Projections of consolidated statements of operation, all in reasonable detail and certified by an Authorized Officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries as at the end of such fiscal month, in accordance with GAAP (subject to ordinary, good faith year-end adjustments and the absence of footnotes) and (B) a report setting forth those key performance indicators set forth on Schedule 7.01(a);

(ii) commencing with the Fiscal Quarter ending June 30, 2024, within 45 days after the end of each Fiscal Quarter of each Fiscal Year (or such longer time period permitted by the SEC for the Borrower to file its Form 10-Q for such fiscal quarter), (x) the information required under Section 7.01(a)(i) for the last fiscal month of such Fiscal Quarter and (y) unaudited consolidated balance sheets, consolidated and consolidating (with respect to statements of income only) statements of income, shareholders’ equity and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period set forth in (A) the financial statements for the immediately preceding Fiscal Year and (B) the Projections of consolidated statements of operation, all in reasonable detail and certified by an Authorized Officer of the Company as fairly presenting, in all material respects, the financial position of the Company and its Subsidiaries as at the end of such fiscal month, in accordance with GAAP (subject to ordinary, good faith year-end adjustments and the absence of footnotes);

(iii) commencing with the Fiscal Year ending June 30, 2024, upon the earlier of (a) the filing of its Form 10-K for such Fiscal Year with the SEC or (b) 90 days after the end of each Fiscal Year (or such longer time period permitted by the SEC for the Borrower to file its Form 10-K for such fiscal year), (x) the information required under Section 7.01(a)(i) for the last fiscal month of such Fiscal Year and (y) consolidated balance sheets, statements of operations and retained earnings and statements of cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding date or period set forth in the financial statements for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of a nationally-recognized independent public accounting firm (which opinion shall be without (1) a “going concern” (but may be subject to a “going concern” explanatory paragraph or like statement or any “emphasis of matter) (other than as a result of, (x) the maturity date of any Indebtedness occurring within 12 months of the date of such audit or (y) in the good faith determination of the Borrower in consultation with the applicable accounting firm, a prospective financial covenant default under this Agreement or any other agreement evidencing Indebtedness of the Loan Parties) or (2) any qualification or exception as to the scope of such audit);

(iv) simultaneously with the delivery of the financial statements of the Company and its Subsidiaries (A) required by clauses (ii) (other than for the fourth Fiscal Quarter of each Fiscal Year) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Company substantially in the form of Exhibit E hereto (a “Compliance Certificate”), (B) required by clause (ii) of this Section 7.01(a), a management’s discussion and analysis of the important operational and financial developments during the period covered thereby with a comparison to such period during the prior year and to the Projections, and (C) required by clause (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Company containing a reasonably detailed calculation of Excess Cash Flow for the period covered by such financial statements. Notwithstanding anything to the contrary for purposes herein, the Company’s compliance with financial covenants in Section 7.03 for the fourth Fiscal Quarter of each Fiscal Year shall be determined based on the Compliance Certificate delivered under clause (iii) of this Section 7.01(a).

(v) [reserved];

(vi) not later than 45 days after the end of each Fiscal Year, a certificate of an Authorized Officer of the Company (A) attaching a consolidated budget and Projections for the Company and its Subsidiaries, supplementing and superseding the Projections previously required to be delivered pursuant to this Agreement, prepared on a monthly basis and otherwise in form consistent with the Projections given on or prior to the Effective Date (or otherwise reasonably acceptable to the Agents), for the immediately succeeding Fiscal Year for the Company and its Subsidiaries and (B) certifying that the representations and warranties set forth in Section 6.01(y) are true and correct with respect to the Projections;

(vii) promptly after submission to any Governmental Authority, all documents and written information furnished to such Governmental Authority in connection with any investigation of any Loan Party to the extent such investigation could reasonably be expected to have a Material Adverse Effect;

(viii) as soon as possible, and in any event within 5 Business Days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(ix) (A) within 10 Business Days after any Loan Party has knowledge of the occurrence of any ERISA Event, notice of such ERISA Event (in reasonable detail), (B) within 5 Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the PBGC, copies of each notice received by any Loan Party or any of its ERISA Affiliates of the PBGC’s intention to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (C) within 10 Business Days after receipt thereof by any Loan Party or any of its ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA and (D) within 10 Business Days after any Loan Party sends notice of a plant closing or mass layoff (as defined in the Worker Adjustment and Retraining Notification Act) to employees, copies of each such notice sent by such Loan Party;

(x) promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator that could reasonably be expected to have a Material Adverse Effect;

(xi) [reserved];

(xii) within 5 Business Days after the occurrence of any termination, cancellation or material limitation of, or material adverse modification to or material adverse change in, the business relationship (in each case, in the good faith determination of the Loan Parties) between the Loan Parties, on the one hand, and any material customer or supplier of the Loan Parties (for which aggregate consideration payable to or by such customer or supplier pursuant to contractual relationships between such customer or supplier and the Loan Parties exceeds $5,000,000 in any Fiscal Year), on the other hand, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such event and the action which the Loan Parties propose to take with respect thereto;

(xiii) [reserved];

(xiv) as soon as possible and in any event within five Business Days after the delivery thereof to the Borrower’s Board of Directors, copies of all reports or other information so delivered; provided, further, that this clause (xiv) shall not apply to any report or information if and to the extent (A) access to such information would adversely affect any attorney client privilege or accountant client privilege of the Company or any of its Subsidiaries or (B) the Lenders, the Loan Documents or material debt financing arrangements are the subject matter of such reports or information;

(xv) promptly after (A) the sending or filing thereof, copies of all material statements, reports and other written information any Loan Party sends to any holders of its Indebtedness in an aggregate principal amount in excess of $2,000,000 or its securities or files with the SEC or any national (domestic or foreign) securities exchange and (B) the receipt thereof, a copy of any material notice received from any holder of such Indebtedness specified in clause (A) above;

(xvi) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books (subject to confidentiality obligations to such auditors, in which case redacted summaries of such information shall be provided);

(xvii) promptly following reasonable request, any certification or other evidence requested from time to time by any Lender in its sole discretion, confirming the Borrowers’ compliance with Section 7.02(r);

(xviii) simultaneously with the delivery of the financial statements of the Company and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 7.01(a), if, as a result of any change in accounting principles and policies from those used in the preparation of the Financial Statements that is permitted by Section 7.02(q), the consolidated financial statements of the Company and its Subsidiaries delivered pursuant to clauses (i), (ii) and (iii) of this Section 7.01(a) will differ from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to the Agents; and

(xix) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

Documents required to be delivered pursuant to Section 7.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents that the Administrative Agent or any Lender may request and the Administrative Agent shall post such documents and notify (which may be by facsimile or electronic mail) each Lender of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide a paper copy or a .pdf or facsimile copy of the Compliance Certificates required by Section 7.01(iv) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Notwithstanding anything else contained herein to the contrary, in no event shall the requirements of this Section 7.01 or any other provision of this Agreement or any other Loan Document require any Loan Party or any of its Subsidiaries to provide any information or document (A) in respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is prohibited by Requirements of Law or third party confidentiality obligations, (B) which is subject to attorney-client or similar privilege or constitutes attorney work product, or (C) that constitutes a non-financial trade secret or non-financial proprietary information, provided that, in the case of each of clauses (A) and (B), notice that information is being withheld must be provided to the Administrative Agent.

(b) Additional Borrowers, Guarantors and Collateral Security. Cause:

(i) each Subsidiary (other than Excluded Subsidiaries) of any Loan Party not in existence on the Effective Date, to execute and deliver to the Collateral Agent within 30 calendar days (or such later date agreed to by the Collateral Agent in its reasonable discretion) after the formation, acquisition or change in status thereof, (A) a Joinder Agreement, pursuant to which such Subsidiary shall be made a party to this Agreement as a Borrower or a Guarantor, (B) a supplement to the Security Agreement, together with (1) certificates evidencing all of the Equity Interests of any Person owned by such Subsidiary required to be pledged under the terms of the Security Agreement, and (2) undated stock powers for such Equity Interests executed in blank, (C) to the extent a Credit Card Processor Trigger Event has occurred, Processor Letters with respect to any Credit Card Agreements of such Subsidiary and (D) subject to the terms and conditions herein and the other Loan Documents, such other agreements, opinions, instruments, approvals or other documents reasonably requested by the Collateral Agent in order to create, perfect (if and to the extent required to be perfected under the Loan Documents), establish the first priority (subject to Permitted Liens) of or otherwise protect any Lien purported to be covered by any such Security Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all Collateral (as described under this clause (b)(i)) of such Subsidiary shall secure the Obligations (to the extent required under the Loan Documents); and

(ii) each owner of the Equity Interests who is a Loan Party of any such Subsidiary (as described in clause (b)(i) above) to execute and deliver promptly and in any event within 30 calendar days after the formation or acquisition of such Subsidiary a Pledge Amendment (as defined in the Security Agreement), together with (A) any certificates evidencing all of the Equity Interests of such Subsidiary to the extent required to be pledged under the terms of the Security Agreement, (B) undated stock powers or other appropriate instruments of assignment for such Equity Interests executed in blank, and (C) such other agreements, opinions, instruments, approvals or other documents reasonably requested by the Collateral Agent.

Notwithstanding the foregoing, no Excluded Subsidiary shall be required to become a Guarantor hereunder (and, as such, shall not be required to deliver the documents required by clause (i) above); provided, however, that if the Equity Interests of an Excluded Subsidiary are directly owned by a Loan Party, such Loan Party shall deliver all such documents, instruments, agreements and certificates described in clause (ii) above to the Collateral Agent, and take all commercially reasonable actions reasonably requested by the Collateral Agent or otherwise necessary to grant and to perfect a first-priority Lien (subject to Permitted Specified Liens) in favor of the Collateral Agent, for the benefit of the Agents and the Lenders, in 100% of the voting Equity Interests of such Excluded Subsidiary and 100% of all other Equity Interests of such Excluded Subsidiary directly owned by such Loan Party (it being understood and agreement that no Loan Party shall be required to execute any security agreement, pledge agreement or other collateral document governed by the laws of any jurisdiction other than (i) the United States, any state thereof or the District of Columbia or (ii) Canada, or any province thereof).

The Collateral Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of insurance with respect to particular assets if and to the extent that the Collateral Agent reasonably determines, in consultation with the Administrative Borrower, that creation or perfection cannot be accomplished without undue burden, effort or expense by the time or times at which it would otherwise be required by this Agreement or any other Loan Document.

In addition, it is understood and agreed that the Loan Parties shall not be required to take any action to create or perfect the security interest of the Collateral Agent: (i) in any particular assets located outside of the United States or Canada, (ii) if and to the extent that the Collateral Agent reasonably determines, in consultation with the Administrative Borrower, that the burden, effort or expense (including any mortgage, stamp, intangible, or other expense relating to such security interest) of the Loan Parties to create or perfect such security interest in such particular assets materially outweighs the benefit to the Agents and the Lenders of such creation or perfection, (iii) requiring perfection through control agreements or other control arrangements (other than control of pledged Equity Stock, Instruments, Cash Management Accounts and otherwise to the extent required under Article VIII of this Agreement or the Security Agreement, in each case, as required by the terms of this Agreement or the Security Agreement), (iv) in any vehicle or other asset subject to a certificate of title, except to the extent that a security interest therein can be perfected by filing a Form UCC-1 (or similar) financing statement under the UCC (without the requirement to list a “VIN” or similar number), (v) asset in respect of which the perfection of a security interest therein would (A) be prohibited by enforceable anti-assignment provisions set forth in any contract that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), (B) violate the terms of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is binding on such asset at the time of its acquisition and not incurred in contemplation thereof (other than in the case of capital leases, purchase money and similar financings), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirements of Law or (C) trigger termination of any contract relating to such asset that is permitted or otherwise not prohibited by the terms of this Agreement and is (other than in the case of capital leases, purchase money and similar financings) binding on such asset at the time of its acquisition and not incurred in contemplation thereof pursuant to any “change of control” or similar provision; it being understood that the Collateral shall include any proceeds and/or receivables arising out of any contract described in this clause to the extent the assignment of such proceeds or receivables is expressly deemed effective under the UCC or other applicable Requirements of Law notwithstanding the relevant prohibition, violation or termination right, (vi) if the perfection of a security interest in any asset would be prohibited under any applicable Requirements of Law, and (vii) other than pursuant to (A) filings pursuant to the UCC or the PPSA in the office of the secretary state (or similar central filing office) of the relevant state(s) or province where Loan Parties are organized, (B) filings with the United States and Canadian government offices with respect to Intellectual Property that constitute Collateral as expressly required by the Loan Documents, (C) delivery to the Administrative Agent, for its possession (subject to the terms of any applicable Intercreditor Agreement), of all Collateral consisting of Material Debt Instruments (as defined in the Security Agreement) and Equity Interests of the Borrower and its Subsidiaries (other than Excluded Subsidiaries), in each case, as and to the extent expressly required in the Loan Documents or (D) Mortgages (including Real Property Deliverables) and fixture filings in respect of any Material Real Estate Asset.

(c) Compliance with Laws; Payment of Taxes.

(i) Comply, and cause each of its Subsidiaries to comply, with all Requirements of Law, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(ii) Pay, and cause each of its Subsidiaries to pay, in full before delinquency or before the expiration of any extension period, all Taxes imposed upon any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries, except that no such Tax need be paid if (i) the aggregate amount of such unpaid Taxes at any one time does not exceed $100,000 or (ii) such Taxes are being contested in good faith by proper proceedings and adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc.

(i) Maintain and preserve, and cause each of its Subsidiaries (other than any Excluded Subsidiary) to maintain and preserve, its existence (except to the extent permitted by Section 7.02(c)), rights and privileges.

(ii) Become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except to the extent that the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance in all material respects with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of any Agent or the Required Tranche A Lenders at any time and from time to time during normal business hours following (so long as no Event of Default shall have occurred and be continuing) reasonable advance notice, at the reasonable expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals (including, without limitation, appraisals on real estate and machinery and equipment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives, in each case, subject to the confidentiality obligations incurred in the ordinary course of business (to the extent not made in contemplation hereof), applicable law and the preservation of attorney-client privilege or attorney work product; provided that, so long as no Event of Default shall have occurred and be continuing the Agents and the Required Tranche A Lenders shall be limited to (1) field examination and one (1) inventory appraisal per Fiscal Year. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently (so long as the Administrative Borrower is given the opportunity to participate) or together with representatives of such Person) with the agents and representatives of any Agent in accordance with this Section 7.01(f).

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent any such failure to maintain and preserve such properties could not reasonably be expected to have a Material Adverse Effect.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, flood, rent, worker’s compensation and business interruption insurance) with respect to the Collateral and its other properties (including all real property leased or owned by it) and business, in such amounts and covering such risks as is (i) carried generally in accordance with sound business practice by companies in similar businesses similarly situated, (ii) required by any Requirement of Law, and (iii) in any event, in amount, adequacy and scope reasonably satisfactory to the Collateral Agent (it being acknowledged and agreed that the amount, adequacy and scope of the insurance maintained by the Loan Parties and their Subsidiaries on the Effective Date is reasonably satisfactory to the Collateral Agent). All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Agents and the Lenders, as their interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies (it being understood and agreed that, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall not direct any payment to, and any such payments received by, the Collateral Agent, shall be turned over to the Administrative Borrower for application by the Borrowers to the Loans in accordance with Section 2.05(c)(iv) or reinvestment by the Borrowers in accordance with Section 2.05(c)(v)). All certificates of insurance are to be delivered to the Collateral Agent and the premiums for such policies are to be paid when due, with the loss payable and additional insured endorsement in favor of the Collateral Agent for the benefit of the Agents and the Lenders, as their respective interests may appear, and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, upon not less than 5 Business Days prior written notice to the Administrative Borrower, the Collateral Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. The insurance maintained as of the Effective Date satisfies the terms of this Section 7.01(h).

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations that are required in the proper conduct of its business, in each case, except to the extent the failure to obtain, maintain, preserve or take such action could not reasonably be expected to have a Material Adverse Effect.

(j) Environmental.

(i) Take all commercially reasonable steps to keep the Collateral free of any Environmental Lien (other than a Permitted Lien);

(ii) Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all Environmental Permits that are required by Environmental Law for its business, and comply, and cause each of its Subsidiaries to comply, with all Environmental Laws and Environmental Permits, except to the extent the failure to so obtain, maintain, preserve, renew or comply could not reasonably be expected to have a Material Adverse Effect;

(iii) Take all commercially reasonable steps to prevent any Release of Hazardous Materials in violation of any Environmental Law or Environmental Permit at, on, under or from any property owned, leased or operated by any Loan Party or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect;

(iv) Provide the Collateral Agent with written notice within 20 Business Days of obtaining actual knowledge of any of the following: (A) an unpermitted Release of a Hazardous Material by any Loan Party or Subsidiary at, on, under or from any property currently owned, leased or operated by any Loan Party or Subsidiary or any violation of Environmental Law or Environmental Permit that in any case for each Release or violation could reasonably be expected to result in a Material Adverse Effect; (B) receipt of written notice that an Environmental Lien has been filed against any Collateral; or (C) receipt of written notice of an Environmental Claim that could reasonably be expected to result in a Material Adverse Effect; and provide such unprivileged reports and documents as the Collateral Agent may reasonably request from time to time with respect to any of the foregoing.

(k) Fiscal Year. Cause the Fiscal Year of the Company and its Subsidiaries to end on June 30th of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(l) [Reserved].

(m) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the Effective ~~d~~Date ~~hereof~~ of any fee interest in any real property (wherever located) (each such interest being a “New Facility”) with a Current Value (as defined below) in excess of $1,000,000 (each such New Facility, a “Material Real Estate Asset”), promptly so notify the Collateral Agent, setting forth with reasonable specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property at the time of such acquisition (for purposes of this Section, the “Current Value”). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage (and any other Real Property Deliverables) with respect to any such Material Real Estate Asset. Upon receipt of such notice requesting a Mortgage (and any other Real Property Deliverables) with respect to such Material Real Estate Asset, the Person that has acquired such Material Real Estate Asset shall promptly furnish the same to the Collateral Agent within 90 days of such Person’s receipt of such notice.

(n) Anti-Corruption Laws and Anti-Money Laundering Laws.

(i) Maintain, and cause each of its Subsidiaries to maintain, policies and procedures designed to promote compliance by each Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(ii) Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(o) Lender Meetings. Promptly following the request of any Agent, the Required Tranche A Lenders or the Required Lenders, participate in (A) an in-person meeting (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each Fiscal Year) with the Agents and the Lenders, and (B) a telephonic meeting (which request, so long as no Event of Default shall have occurred and be continuing, shall not be made more than once during each calendar quarter) with the Agents and the Lenders, in each case, at such times as may be agreed to by the Administrative Borrower and such Agent, the Required Tranche A Lenders or the Required Lenders.

(p) Franchise Matters. (i) Comply in all material respects with all of its obligations under the Master Franchise Agreements and Franchise Agreements to which it shall become a party; (ii) appear in and defend any action challenging the validity or enforceability of any Master Franchise Agreements or Franchise Agreement, except for such actions which, individually or in the aggregate, have not had and could not reasonably be expected to result in a Material Adverse Effect; (iii) give prompt notice, which in no event shall be less than thirty (30) days and may be delivered via email, to the Collateral Agent of (A) any written notice of default given by such Loan Party under any Master Franchise Agreement or Franchise Agreement with respect to a Master Franchisee or Franchisee affecting thirty (30) or more Master Franchise Businesses or Franchisee-operated Salons in the aggregate, (B) any written notice by a Master Franchisee or Franchisee affecting thirty (30) or more Master Franchise Businesses or Franchisee-operated Salons in the aggregate that terminates or threatens to terminate such Master Franchise Agreement or Franchise Agreement or withhold any payments under such Master Franchise Agreement or Franchise Agreement, together with a copy or statement of any information submitted or referenced in support of such notices and any reply by the Loan Party or its Subsidiary; and (iv) provide prospective Master Franchisees or prospective franchisees with a Franchise Disclosure Document or other disclosure statement of similar import as required by 16 C.F.R. 436 and/or any applicable laws in countries outside of the United States.

(q) Further Assurances. Subject to the terms and conditions herein, take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected (if and to the extent required to be perfected under the Loan Documents) first priority Liens (subject to Permitted Liens) any of the Collateral, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection (if and to the extent required to be perfected under the Loan Documents) and priority of the Liens (subject to Permitted Liens) intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Secured Party the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document (including, without limitation, after (A) the occurrence of a Credit Card Processor Trigger Event, the execution and delivery of Processor Letters with respect to any Credit Card Agreements identified by the Collateral Agent and (B) upon the occurrence of an Event of Default, causing each Credit Card Issuer and Credit Card Processor to direct all payments (due to any Loan Party) of all credit card charges submitted by any Loan Party to such Credit Card Issuer and Credit Card Processor to the Cash Management Accounts). In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office during the existence of an Event of Default, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the Effective ~~d~~Date ~~hereof~~.

(r) Credit Card Agreements. (a) Except as could not reasonably be expected to have a Material Adverse Effect, (i) observe and perform all terms, covenants, conditions and provisions of the Credit Card Agreements to be observed and performed by it at the times set forth therein; (ii) not do, permit, suffer or refrain from doing anything, as a result of which there could be a default under or breach of any of the terms of any of the Credit Card Agreements; (iii) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, or materially modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing and (b) not enter into any new Credit Card Agreements with any new Credit Card Issuer or Credit Card Processor unless such Loan Party delivers, or causes to be delivered to the Agents, a Processor Letter in favor of the Collateral Agent to the extent required under Section 7.01(t).

(s) Board Observation Rights. The Administrative Agent shall be entitled to designate one observer (a “Board Observer”) to attend all meetings (a “BOD Meeting”) of the Board of Directors of the Company or any of its Subsidiaries (or, in each case, any relevant committees thereof) solely in the capacity of a non-voting observer. The Board Observer shall be timely notified of the time and place of any BOD Meetings and will be given written notice of all proposed actions to be taken by the Board of Directors (or any relevant committee thereof) of the Company and any of its Subsidiaries at such meeting as if the Board Observer were a member thereof. The Board Observer shall have the right to receive all information provided to the members of the Board of Directors of the Company and any of its Subsidiaries in anticipation of or at such meeting (regular or special and whether telephonic or otherwise), in addition to copies of the records of the proceedings or minutes of such meeting, when provided to the members, and the Board Observer shall keep such materials and information confidential in accordance with Section 12.19 of this Agreement. The Borrowers shall reimburse the Board Observer for all reasonable and documented out-of-pocket costs and expenses incurred in connection with its participation in any such BOD Meeting in accordance with the current Board policy related to reimbursement generally.

(t) Processor Letters. Upon the occurrence of a Credit Card Processor Trigger Event, if requested in writing by the Collateral Agent, deliver to the Collateral Agent, no later than 60 days after such Credit Card Processor Trigger Event, Processor Letters, each in form and substance reasonably satisfactory to the Collateral Agent, from the Credit Card Processors identified by the Collateral Agent.

Section 7.02 Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder or any Letter of Credit or Support Agreement remains outstanding, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; or file or suffer to exist under the Uniform Commercial Code, the PPSA or any Requirement of Law of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions.

(i) Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, including by means of an LLC Division, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that (A) any wholly- owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate or amalgamate with, or liquidate or dissolve into, another wholly-owned Subsidiary of such Loan Party, or may effectuate an LLC Division, (B) any Loan Party may be merged into another Loan Party (other than a foreign Loan Party (other than a Loan Party organized under the laws of Canada or any province thereof)), or may consolidate or amalgamate with, another Loan Party (other than a foreign Loan Party organized under the laws of Canada or any province thereof)), so long as (1) no other provision of this Agreement would be violated thereby, (2) such Loan Party gives the Agents at least 10 days prior written notice of such merger, consolidation, amalgamation, liquidation or dissolution, accompanied by true, correct and complete copies of all material agreements, documents and instruments relating to such merger, consolidation, amalgamation, liquidation or dissolution, including, without limitation, the certificate or certificates of merger, consolidation, amalgamation, liquidation or dissolution to be filed with each appropriate Secretary of State (with a copy as filed promptly after such filing), (3) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (4) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not, in the good faith determination of the Borrower, adversely affected by such merger, consolidation or amalgamation, (5) to the extent such merger, amalgamation or consolidation involves (x) a Loan Party, the surviving Subsidiary, if any, if not already a Loan Party, complies, to the extent applicable, with the requirements of Section 7.01(b), or (y) a Borrower, such Borrower shall be the surviving entity in such merger, consolidation, amalgamation, liquidation or dissolution and (6) in the case of an LLC Division, each resulting party thereto continues to constitute a Loan Party and (C) any liquidation or dissolution in connection with any re-organizations and/or other activities related to tax-planning and re-organization (and in each case, any issuance of Equity Interests of the Borrower or its Subsidiaries in relation thereto) shall be permitted so long as (1) the security interest of the Collateral Agent in the Collateral, taken as a whole, is not materially impaired as a result of such transactions and (2) no Event of Default shall have occurred and be continuing at such time or would result therefrom; and

(ii) Make any Disposition, whether in one transaction or a series of related transactions, of all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing (other than pursuant to agreements contingent upon the payment in full in cash of the Obligations or the obtaining of the requisite approvals hereunder)), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that any Loan Party and its Subsidiaries may make Permitted Dispositions.

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business conducted as of the Effective Date (as described in a writing delivered to the Agents on or prior to the Effective Date) and any business reasonably incidental, ancillary, corollary or reasonably related thereto or extensions thereof.

(e) Loans, Advances, Investments, Etc. Make, or permit any of its Subsidiaries to make, any Investment in any other Person except for Permitted Investments.

(f) Sale and Leaseback Transactions. Enter into, or permit any of its Subsidiaries to enter into, any Sale and Leaseback Transaction.

(g) Capital Expenditures. Commit to make, or permit any of its Subsidiaries to make or commit to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries in any Fiscal Year (other than any Capital Expenditures made by the Loan Parties and their Subsidiaries in any Fiscal Year with Net Cash Proceeds received from the OSP Sale) to exceed the sum of $7,000,000 plus the Rollover Amount (as defined below), if any. Notwithstanding the foregoing, to the extent that the aggregate amount of Capital Expenditures made by the Company and its Subsidiaries in any Fiscal Year is less than $7,000,000 for such Fiscal Year, 50% of the amount of such difference (the “Rollover Amount”) may be carried forward to the next succeeding Fiscal Year (with the amount of Capital Expenditures made in such succeeding Fiscal Year being applied first to the Rollover Amount).

(h) Restricted Payments. Make or permit any of its Subsidiaries to make any Restricted Payment other than Permitted Restricted Payments.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) transactions consummated in the ordinary course of business for fair consideration and on terms (taken as a whole) not materially less favorable, as determined by the Borrower in good faith, to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, and that are fully disclosed to the Agents contemporaneously with the consummation thereof, if they involve one or more payments by the Company or any of its Subsidiaries in excess of $125,000 for any single transaction or series of related transactions, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 7.02(a), Section 7.02(b), Section 7.02(c)(ii), Section 7.02(e) and Section 7.02(h), (iv) sales of Qualified Equity Interests of the Company to Affiliates of the Company not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, (v) reasonable and customary director, officer and other employee compensation (including, without limitation, bonuses, commissions, and incentive or phantom equity programs), benefits and indemnification arrangements, (vi) transactions between or among non- Loan Parties, (vii) the maintenance of benefit programs or arrangements for employees, officers or directors, including, without limitation, vacation and paid leave plans, health, welfare and life insurance plans, fringe benefit plans, deferred compensation plans, and retirement or savings plans and similar plans, in each case, in the ordinary course of business, (viii) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired, merged or consolidated into a Loan Party pursuant to the terms of this Agreement and not entered into in contemplation of such acquisition or merger, (ix) the payment of reasonable fees and expenses to independent directors of the Company or any of its Subsidiaries in an aggregate amount not to exceed $550,000 in any Fiscal Year, and (x) any transactions described in Schedule 7.02(j).

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Equity Interests of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents and any Permitted Refinancing Indebtedness in respect thereof;

(B) any agreement in effect on the date of this Agreement and described on Schedule 7.02(k), or any extension, replacement or continuation of any such agreement; provided, that, any such encumbrance or restriction contained in such extended, replaced or continued agreement (taken as a whole) is not materially less favorable, as determined by the Borrowers in good faith and in consultation with the Administrative Agent, to the Agents and the Lenders than the encumbrance or restriction under or pursuant to the agreement so extended, replaced or continued;

(C) any applicable Requirements of Law (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) (1) customary restrictions on the subletting, assignment or transfer of any specified property or asset set forth in a lease, license, asset sale agreement or similar contract for the conveyance of such property or asset and (2) instrument or other document evidencing a Permitted Lien (or the Indebtedness secured thereby) from restricting on customary terms the transfer of any property or assets subject thereto;

(E) customary restrictions on dispositions of real property interests in reciprocal easement agreements;

(F) customary restrictions in agreements for the sale of assets on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets;

(G) assignments of such contracts;

(H) customary restrictions in contracts that prohibit the customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) contractual obligations that are binding on a Subsidiary of a Borrower at the time such Subsidiary first becomes a Subsidiary, so long as such contractual obligations were not entered into in contemplation of such person becoming a Subsidiary and such restriction does not apply to a Borrower or any other Subsidiary and/or any property of the Borrower or any other Subsidiary;

(J) customary net worth provisions contained in real property leases entered into in the ordinary course of business, so long as the Borrowers have determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrowers and Subsidiaries to meet their ongoing obligations;

(K) in respect of customary restrictions and conditions contained in any agreement relating to any Disposition permitted hereunder (in which case such restrictions or conditions shall relate only to the applicable property subject to such disposition) or otherwise relating to a Disposition that is conditioned upon the amendment, restatement or replacement of this Agreement or the repayment in full of amounts owing hereunder;

(L) restrictions in agreements provided that such restrictions apply solely to Subsidiaries that are not Guarantors, (y) are no more restrictive than the limitations (taken as a whole), as determined by the Borrowers in good faith with the consultation of the Administrative Agent, set forth in the Loan Documents and (z) such encumbrances or restrictions do not impair any Loan Party’s ability to (i) grant the security interests to the Collateral Agent contemplated by the Loan Documents, (ii) pay the Obligations under the Loan Documents as and when due or (iii) otherwise comply with the terms of the Loan Documents; or

(M) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures, in each case, to the extent permitted under this Agreement and applicable solely to such joint venture and the Equity Interests issued thereby (provided that such provisions do not preclude the grant of a Lien, in favor of the Collateral Agent, with respect to such Equity Interests owned by Loan Parties).

(l) Limitations on Negative Pledges. Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Loan Party or any Subsidiary of any Loan Party to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by any agreement relating to Indebtedness permitted to be secured by Section 7.02(a) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iii) any customary restrictions and conditions contained in agreements relating to the sale or other Disposition of assets or of a Subsidiary pending such sale or other Disposition; provided that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or Disposition is permitted hereunder, (iv) customary provisions in leases restricting the assignment or sublet thereof and (v) all exceptions described in Section 7.02(k).

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.

(i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Restricted Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) evidencing or governing any such Restricted Indebtedness if such amendment, modification or change would (x) shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the earliest to occur of (i) the date originally scheduled, or (ii) the Final Maturity Date on such Restricted Indebtedness, (y) would change the subordination provision, if any, of such Restricted Indebtedness, or (z) would otherwise be adverse in any material respect to the Lenders or the issuer of such Indebtedness, as determined by the Borrowers in good faith and with the consultation of the Administrative Agent, except, in each case, as permitted under any applicable intercreditor or subordination agreement or subordination provisions thereof (including, in the case of Indebtedness solely among the Loan Parties and their Subsidiaries, the Intercompany Subordination Agreement);

(ii) make any voluntary or optional payment (including, without limitation, any payment of interest in cash that, at the option of the issuer, may be paid in cash or in kind), prepayment, redemption, defeasance, sinking fund payment or other acquisition for value on the principal amount of any of its or its Subsidiaries’ Restricted Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), (2) refund, refinance, replace or exchange any Restricted Indebtedness for any such Indebtedness (other than with respect to Permitted Refinancing Indebtedness or the conversion or exchange of any Indebtedness to Equity Interests (other than Disqualified Equity Interests) of the Company), (3) make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Restricted Indebtedness in violation of the subordination provisions thereof or any subordination agreement with respect thereto, or (4) make any payment, prepayment, redemption, defeasance, sinking fund payment on the principal amount of, or repurchase, any Restricted Indebtedness as a result of any asset sale (excluding Indebtedness with respect to capital leases and Permitted Purchase Money Indebtedness with respect to such asset sold), change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing;

(iii) amend, modify or otherwise change any of its Governing Documents (including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it) with respect to any of its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Equity Interests, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iii) that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect; or

(iv) agree to any amendment, modification, replacement or other change to or waiver of any of its rights under any Material Contract if such amendment, modification, replacement, change or waiver (taken as a whole) would be adverse in any material respect, as determined by the Borrowers in good faith, to any Loan Party or any of its Subsidiaries or the enforcement of the Agents and the Lenders in their capacities as such.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) ERISA; Canadian Pension Plans. (i) Cause or fail to prevent, or permit any of its ERISA Affiliates to cause or fail to prevent, the occurrence of an ERISA Event, (ii) adopt, or permit any of its ERISA Affiliates to adopt, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA that provides benefits to employees after a termination of employment other than as required by Section 601 of ERISA or other Requirements of Law, except, in each case, as could not reasonably be expected to result in a Material Adverse Effect or (iii) (A) terminate or wind-up or take any other action with respect to any Canadian Pension Plan which could reasonably be expected to result in any material liability of any Loan Party, (B) fail to make full payment when due of all amounts which, under the terms of any Canadian Pension Plan or Requirements of Law, the Loan Party is required to pay as contributions or other payments thereto, or (C) establish, or sponsor, administer, contribute to, participate in, or assume any liability (including any contingent liability) under any Canadian Defined Benefit Plan or Canadian Multi-Employer Plan.

(p) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned, leased or operated by it or any of its Subsidiaries, except in compliance with Environmental Laws (other than any use, handling, generation, storage, treatment, Release, disposal or noncompliance that could not reasonably be expected to have a Material Adverse Effect).

(q) Accounting Methods. Modify or change, or permit any of its Subsidiaries to modify or change, its method of accounting or accounting principles from those utilized in the preparation of the Financial Statements (other than as may be required to conform to GAAP or recommended by an auditor or accounting firm of the Company and its Subsidiaries (so long as such recommendation is in accordance with GAAP)).

(r) Sanctioned Persons; Anti-Corruption Laws; Anti- Money Laundering Laws.

(i) Conduct, nor permit any of its Subsidiaries to conduct, any business or engage in any transaction or deal with or for the benefit of any Sanctioned Person, including the making or receiving of any contribution of funds, goods or services to, from or for the benefit of any Sanctioned Person, in each case, in violation of applicable Sanctions; or

(ii) Use, nor permit any of its Subsidiaries to use, directly or indirectly, any of the proceeds of any Loan, (A) to fund any activities or business of or with any Sanctioned Person or in any other manner that would result in a violation of any Sanctions by any Person (including by any Person participating in any Loan, whether as underwriter, advisor, investor or otherwise), or (B) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Law.

(s) Master Franchise Agreements or Franchise Agreements. (i) Enter into additional Master Franchise Agreements or Franchise Agreements after the Effective Date unless such Master Franchise Agreements or Franchise Agreements are entered into in the ordinary course of such Loan Party’s business; (ii) waive or release any Master Franchisee or Franchisee from the observance or performance of any monetary obligation to be performed under the terms of the Master Franchise Agreement or Franchise Agreement to which such Master Franchisee or Franchisee is a party, or any liability on account of any material representation or warranty given thereunder which may reasonably be expected to result in a Material Adverse Effect, without the prior written consent of the Collateral Agent (acting at the direction of the Required Lenders); or (iii) amend, supplement or terminate any Master Franchise Agreement or Franchise Agreement, without the prior written consent of the Collateral Agent (acting at the direction of the Required Lenders), except, in the case of subsections (ii) and (iii), for such waivers, releases, or amendments, supplements or terminations (as applicable) which, individually or in the aggregate, have not had and could not reasonably be expected to result in a Material Adverse Effect.

(t) [Reserved].

(u) Transaction Fees and Expenses. On or after the Closing Date, other than as set forth on Schedule 1.01(C), pay fees to or reimburse the costs and expenses of the Company’s third party advisors and their respective Affiliates and sub agents in connection with the transactions contemplated to occur on the Effective Date and the completion of the post-closing matters described in Section 5.03, including, but not limited to, investment advisory fees, quality of earnings and fairness opinion costs, legal costs, tax advisory costs and insurance costs, in an amount greater than $350,000.

Section 7.03 Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid (other than Contingent Indemnity Obligations) or any Lender shall have any Commitment hereunder or any Letter of Credit or Support Agreement remains outstanding, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Total Leverage Ratio. Permit the Total Leverage Ratio of the Company and its Subsidiaries as of the last day of any period of 4 consecutive Fiscal Quarters of the Company and its Subsidiaries ending on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter End	Total Leverage Ratio
September 30, 2024	6.20:1.00
December 31, 2024	5.75:1.00
March 31, 2025	5.75:1.00
June 30, 2025	5.75:1.00
September 30, 2025	5.50:1.00
December 31, 2025	5.50:1.00
March 31, 2026	5.50:1.00
June 30, 2026	5.50:1.00
September 30, 2026	5.25:1.00

Fiscal Quarter End	Total Leverage Ratio
December 31, 2026	5.25:1.00
March 31, 2027	5.25:1.00
June 30, 2027	5.25:1.00
September 30, 2027	5.00:1.00
December 31, 2027	5.00:1.00
March 31, 2028	4.75:1.00
June 30, 2028	4.75:1.00
September 30, 2028	4.75:1.00
December 31, 2028 and the last day of each Fiscal Quarter ending thereafter	4.50:1.00

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Company and its Subsidiaries as of the last day of any period of 4 consecutive Fiscal Quarters of the Company and its Subsidiaries ending on a date set forth below to be less than the ratio set forth opposite such date:

Fiscal Quarter End	Fixed Charge Coverage Ratio
September 30, 2024	1.50:1.00
December 31, 2024	1.60:1.00
March 31, 2025	1.70:1.00
June 30, 2025 and the last day of each Fiscal Quarter ending thereafter	1.75:1.00

(c) Minimum Liquidity. Commencing with June 30, 2024, as of the last day of each calendar month, permit the Liquidity of the Company and its Subsidiaries to be less than $10,000,000.

ARTICLE VIII

CASH MANAGEMENT ARRANGEMENTS AND OTHER COLLATERAL MATTERS

Section 8.01 Cash Management Arrangements. Within 60 days of the Effective Date (or such later date agreed to by the Collateral Agent in its reasonable discretion) (or, with respect to Subsidiaries acquired or formed after the Effective Date, within 60 days of such acquisition or formation), the Loan Parties shall use commercially reasonable efforts to enter into Control Agreements with respect to each Cash Management Account. Thereafter, the Loan Parties shall not maintain, and shall not permit any of their Subsidiaries to maintain, cash, Cash Equivalents or other amounts in any Deposit Account (other than a Deposit Account constituting an Excluded Account) that is not a Cash Management Account.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01 Events of Default. Each of the following events shall constitute an event of default (each, an “Event of Default”):

(a) any Borrower shall fail to pay, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (i) any interest on any Loan, any Collateral Agent Advance, or any fee, indemnity or other amount payable under this Agreement (other than any portion thereof constituting principal of the Loans) or any other Loan Document, and such failure continues for a period of 3 Business Days or (ii) all or any portion of the principal of the Loans;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate or other writing delivered to any Secured Party pursuant to any Loan Document shall have been incorrect in any material respect (or in any respect if such representation or warranty is qualified or modified as to materiality or “Material Adverse Effect” in the text thereof) when made or deemed made;

(c) (i) any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 5.03, Section 7.01(a)(viii) (solely as it relates to the occurrence of an Event of Default or Default), Section 7.01(d)(i), Section 7.02 (other than Section 7.02(s)) or Section 7.03, (ii) any Loan Party shall fail to perform or comply with any term, covenant or agreement contained in Section 7.01(f) and such failure, if capable of being remedied, shall remain unremedied for 5 Business Days after the earlier of the date a senior officer of any Loan Party has actual knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party, or (iii) any Loan Party shall fail to perform or comply with any term, covenant or agreement contained in Section 7.01(a)(i), Section 7.01(a)(ii), Section 7.01(a)(iii), Section 7.01(a)(iv) and Section 7.01(o) or Article VIII, and such failure, if capable of being remedied, shall remain unremedied for 7 days after the earlier of the date a senior officer of any Loan Party has actual knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 30 days after the earlier of the date a senior officer of any Loan Party has actual knowledge of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(e) the Company or any of its Subsidiaries shall fail to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any principal, interest or other amount payable in respect of Indebtedness (excluding Indebtedness evidenced by this Agreement) having an aggregate amount outstanding in excess of $2,700,000, and such failure shall continue after the applicable grace or notice period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace or notice period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof; provided that this clause (e) shall not apply to (i) secured Indebtedness that becomes subject to a mandatory prepayment or mandatory offer to purchase or redeem as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted under this Agreement, (ii) Indebtedness that converts into Equity Interests (other than Disqualified Equity Interests) upon the occurrence of certain designated events, so long as no cash payments are required to be made with respect to such conversion or (iii) Indebtedness with respect to which the event or condition giving rise to the default thereunder has been waived or cured prior to the acceleration thereof;

(f) the Company or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally or (iii) shall make a general assignment for the benefit of creditors;

(g) any proceeding shall be instituted against any the Company or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) any material provision of any Loan Document shall at any time for any reason (other than (i) pursuant to the express terms thereof or (ii) as a result of the action or inaction of an Agent or a Lender (to the extent such Agent or Lender has received all information required to be provided to it by the Loan Parties under the Loan Documents to maintain the validity, binding effect and enforceability thereof)) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto (other than with respect to any bona fide, good faith dispute as to the scope of Collateral or whether any Lien has been, or is required to be released), or any Loan Party shall contest in writing the validity or enforceability thereof shall be contested by any Loan Party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i) any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected (if and to the extent required to be perfected under the Loan Documents) and, except to the extent permitted by the terms hereof or thereof or as a result of the action or inaction of an Agent or any Lender (to the extent such Agent or Lender has received all information required to be provided to it by the Loan Parties under the Loan Documents to maintain the validity and perfection thereof), first priority Lien (other than subject to any Permitted Lien) in favor of the Collateral Agent for the benefit of the Agents and the Lenders on any Collateral, and such failure shall continue for more than three (3) consecutive Business Days;

(j) one or more judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of money exceeding $2,700,000 in the aggregate (except to the extent covered by a reputable and solvent insurance company or a binding third party indemnitee that is financially capable of providing such coverage that has been notified thereof and has not denied coverage therefor) shall be rendered against the Company or any of its Subsidiaries and remain unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of 45 consecutive days after entry thereof during which (A) a stay of enforcement thereof is not be in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(k) any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting, all or substantially all of the business affairs of the Company and its Subsidiaries, taken as a whole, for more than 30 consecutive days;

(l) [Reserved];

(m) [Reserved];

(n) [Reserved];

(o) (i) there shall occur one or more ERISA Events that individually or in the aggregate results in, or could reasonably be expected to have, a Material Adverse Effect, or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or Section 4068 of ERISA upon the property or rights to property of any Loan Party or any of its ERISA Affiliates that results in, or could reasonably be expected to have, a Material Adverse Effect;

(p) (i) there shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in the documents evidencing or governing any Restricted Indebtedness with an aggregate principal amount in excess of $2,700,000, (ii) any of the Obligations for any reason shall cease to be “Senior Indebtedness” or “Designated Senior Indebtedness” (or any comparable terms) under, and as defined in the documents evidencing or governing any Restricted Indebtedness with an aggregate principal amount in excess of $2,700,000 (other than as a result of the action or inaction of an Agent or a Lender), (iii) [reserved], (iv) any holder of Restricted Indebtedness with an aggregate principal amount in excess of $2,700,000 shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Restricted Indebtedness, or (v) the subordination provisions of the documents evidencing or governing any Restricted Indebtedness with an aggregate principal amount in excess of $2,700,000 shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Restricted Indebtedness;

(q) [Reserved]; or

(r) a Change of Control shall have occurred;

then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be accelerated and due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, together with the payment of the Applicable Premium with respect to the Commitments so terminated and the Loans so repaid, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents, including, without limitation, the Applicable Premium, shall be accelerated and become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived (to the extent permitted by applicable law) by each Loan Party.

Section 9.02 Cure Right. In the event that the Borrowers fail to comply with the requirements of any financial covenant set forth in Section 7.03(a) or Section 7.03(b), until the expiration of the 10th Business Day after the date on which financial statements are required to be delivered with respect to the applicable Fiscal Quarter hereunder (the “Cure Expiration Date”), the Company shall have the right to issue Permitted Cure Equity for cash or otherwise receive cash contributions to the capital of the Company, and, in each case, to contribute any such cash to the capital of the Borrowers, and apply the amount of the proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter (the “Cure Right”); provided that (a) such proceeds are actually received by the Borrowers no later than the 10th Business Day after the date on which financial statements are required to be delivered with respect to such Fiscal Quarter hereunder, (b) such proceeds do not exceed the aggregate amount necessary to cure (by addition to Consolidated EBITDA) such Event of Default under Section 7.03(a) and Section 7.03(b) for such period, (c) the Cure Right shall not be exercised in any 2 consecutive Fiscal Quarter periods and no more than 2 times in any Fiscal Year, (d) the Cure Right shall not be exercised more than 5 times during the term of the Loans, (e) there shall be no pro forma reduction in Indebtedness with the proceeds of the Cure Right for purposes of determining compliance with the financial covenants in Section 7.03(a) and Section 7.03(b) or for determining any pricing, financial covenant based conditions or baskets with respect to the covenants contained in this Agreement, in each case, in the Fiscal Quarter in which the Cure Right is used or subsequent periods that include such Fiscal Quarter and (f) 100% of such proceeds shall be applied to prepay the Loans in accordance with Section 2.05(c)(vi). If, after giving effect to the foregoing pro forma adjustment (but not, for the avoidance of doubt, giving pro forma adjustment to any repayment of Indebtedness in connection therewith), the Borrowers are in compliance with the financial covenants set forth in Section 7.03(a) and Section 7.03(b), the Borrowers shall be deemed to have satisfied the requirements of such Section as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of such Section 7.03(a) and/or Section 7.03(b) that had occurred shall be deemed cured for purposes of this Agreement. The parties hereby acknowledge that this Section 9.02 may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.03(a) and Section 7.03(b) and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

Section 9.03 Cash Collateral. If (i) any Event of Default specified in Section 9.01(f) or 9.01(g) shall occur, (ii) the Obligations shall have otherwise been accelerated pursuant to Section 9.01 or (iii) the Revolving Credit Commitment and the obligations of Administrative Agent, the Revolving Agent and Lenders with respect thereto shall have been terminated pursuant to Section 9.01, then without any request or the taking of any other action by Administrative Agent, Revolving Agent or Lenders, the Borrowers shall immediately comply with the provisions of Section 3.05 with respect to the deposit of cash collateral to secure the existing Letter of Credit Liabilities and future payment of related fees.

ARTICLE X

AGENTS

Section 10.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints, authorizes and empowers the Administrative Agent and the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to such Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agents shall not have any liability to the Lenders for any Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Collateral Agent Advances, for such Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; (viii) subject to Section 10.03, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations); and (ix) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) shall be binding upon all Lenders and all makers of Loans; provided, however, the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 10.02 Nature of Duties; Delegation. (a) The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, each Agent shall provide to such Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Lender. Each Agent shall promptly notify each Lender any time that the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) have instructed such Agent to act or refrain from acting pursuant hereto.

(b) Each Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender). Any such Person shall benefit from this Article X to the extent provided by the applicable Agent.

Section 10.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan as the owner thereof until the Collateral Agent receives written notice of the assignment or transfer thereof, pursuant to Section 12.07 hereof, signed by such payee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default (for the avoidance of doubt, the Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”), or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.03, and if any such apportionment or distribution is subsequently determined to have been made in error, and the sole recourse of any Lender to whom payment was due but not made shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 10.05 Indemnification. To the extent that any Agent is not reimbursed and indemnified by any Loan Party, and whether or not such Agent has made demand on any Loan Party for the same, the Lenders will, within 5 days of written demand by such Agent, reimburse such Agent for and indemnify such Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, client charges and expenses of counsel or any other advisor to such), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final non-appealable judicial determination of a court of competent jurisdiction that such liability resulted from such Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

Section 10.07 Successor Agent. (a) Any Agent may at any time give at least 30 days prior written notice of its resignation to the Lenders and the Administrative Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, so long as no Event of Default has occurred and is continuing, with the consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned), and, except with respect to successor Agents that are Affiliates of TCW, the Required Lenders, to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent (so long as no Event of Default has occurred and is continuing, with the consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned)). Whether or not a successor Agent has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent shall instead be made by or to each Lender directly, until such time, if any, as a successor Agent shall have been appointed as provided for above. Upon the acceptance of a successor’s Agent’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article, Section 12.04 and Section 12.15 shall continue in effect for the benefit of such retiring Agent in respect of any actions taken or omitted to be taken by it while the retiring Agent was acting as Agent.

Section 10.08 Collateral Matters.

(a) The Collateral Agent may from time to time make such disbursements and advances (“Collateral Agent Advances”) which the Collateral Agent, in its sole discretion, deems necessary to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, reasonable and documented out-of-pocket costs, fees and expenses as described in Section 12.04. The Collateral Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to the rate then applicable to Reference Rate Loans. The Collateral Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.01. The Collateral Agent shall notify each Lender and the Administrative Borrower in writing of each such Collateral Agent Advance, which notice shall include a description of the purpose of such Collateral Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Lender agrees that it shall make available to the Collateral Agent, upon the Collateral Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Collateral Agent Advance. If such funds are not made available to the Collateral Agent by such Lender, the Collateral Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Collateral Agent, at the Federal Funds Rate for 3 Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Collateral Agent, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations (other than Contingent Indemnity Obligations) and the expiration, termination, backstopping with a reasonably acceptable letter of credit or cash collateralization (to the reasonable satisfaction of Administrative Agent) of all Letters of Credit in accordance with the terms hereof; (ii) constituting property being sold or disposed of in the ordinary course of any Loan Party’s business or otherwise in compliance with the terms of this Agreement and the other Loan Documents; or (iii) if approved, authorized or ratified in writing by the Lenders in accordance with Section 12.02. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.08(b).

(c) Without in any manner limiting the Collateral Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Agents under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral (if requested), and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Agents and the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent’s opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) Anything contained in any of the Loan Documents to the contrary notwithstanding, the Loan Parties, each Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral under any Loan Document or to enforce any Guaranty or any other provision of the Loan Documents (including this Agreement), it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof, (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and (iii) the Collateral Agent, as agent for and representative of the Agents and the Lenders (but not any other Agent or any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled (either directly or through one or more acquisition vehicles) for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral to be sold (A) at any public or private sale, (B) at any sale conducted by the Collateral Agent under the provisions of the Uniform Commercial Code (including pursuant to Sections 9-610 or 9-620 of the Uniform Commercial Code) or the PPSA, (C) at any sale or foreclosure conducted by the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable law or (D) any sale conducted pursuant to the provisions of any Debtor Relief Law (including Section 363 of the Bankruptcy Code), to use and apply all or any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale.

(e) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

Section 10.09 Agency for Perfection. Each Agent and each Lender hereby appoints each other Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code or, if applicable, the PPSA, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agents and the Lenders as secured party. Should the Administrative Agent or any Lender obtain possession or control of any such Collateral, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions. In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 10.10 No Reliance on any Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on any Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other requirements imposed by the USA PATRIOT Act or the regulations issued thereunder, including the regulations set forth in 31 C.F.R. §§ 1010.100(yy), (iii), 1020.100, and 1020.220 (formerly 31 C.F.R. § 103.121), as hereafter amended or replaced (“CIP Regulations”), or any other Anti-Terrorism Laws, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or other regulations issued under the USA PATRIOT Act. Each Lender, Affiliate, participant or assignee subject to Section 326 of the USA PATRIOT Act will perform the measures necessary to satisfy its own responsibilities under the CIP Regulations.

Section 10.11 No Third Party Beneficiaries. The provisions of this Article are solely for the benefit of the Secured Parties, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions (other than in respect of Sections 10.01, 10.07, 10.08 and this Section 10.11 solely (i) to the extent a Loan Party has express rights set forth in such Sections or, (ii) in the case of Section 10.01, to the extent a Loan Party needs to rely on the agency provisions thereof in order to make a representation and warranty with respect to the creation and perfection of Liens securing the Obligations).

Section 10.12 No Fiduciary Relationship. It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any other similar term) with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 10.13 Reports; Confidentiality; Disclaimers. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report with respect to the Company or any of its Subsidiaries (each, a “Report”) prepared by or at the request of such Agent, and each Agent shall so furnish each Lender with each such Report,

(b) expressly agrees and acknowledges that the Agents (i) do not make any representation or warranty as to the accuracy of any Reports, and (ii) shall not be liable for any information contained in any Reports,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that any Agent or other party performing any audit or examination will inspect only specific information regarding the Company and its Subsidiaries and will rely significantly upon the Company’s and its Subsidiaries’ books and records, as well as on representations of their personnel,

(d) agrees to keep all Reports and other material, non-public information regarding the Company and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 12.19, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold any Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers, and (ii) to pay and protect, and indemnify, defend and hold any Agent and any other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 10.14 Collateral Custodian. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent or its designee may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent or its designee who shall have full authority to do all acts necessary to protect the Agents’ and the Lenders’ interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent or its designee may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent or its designee by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

Section 10.15 Collateral Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether any Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder and under the other Loan Documents) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Collateral Agent and, in the event that the Collateral Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent hereunder and under the other Loan Documents.

Section 10.16 Erroneous Payments.

(a) Each Lender hereby agrees that (i) if the Administrative Agent or Collateral Agent notifies such Lender that the Administrative Agent or Collateral Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates or the Collateral Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Lender (whether or not known to such Lender) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender shall promptly, but in no event later than five (5) Business Days thereafter, return to the Administrative Agent or Collateral Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent or the Collateral Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice from the Administrative Agent or the Collateral Agent to any Lender under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender hereby further agrees that if it receives a payment from the Administrative Agent or the Collateral Agent (or any of their Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent or Collateral Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Lender otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Lender is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Lender shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent or Collateral Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each Lender agrees that, in each such case, it shall promptly (and, in all events, within five (5) Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent or Collateral Agent of such occurrence and, upon demand from the Administrative Agent or Collateral Agent, it shall promptly, but in all events no later than five (5) Business Days thereafter, return to the Administrative Agent or Collateral Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent or Collateral Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Administrative Agent’s or Collateral Agent’s rights and remedies under this Section 10.16), the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case and solely with respect to subsection (y) of this clause (c), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by such Agent from any Loan Party for the purpose of prepaying, repaying, discharging or otherwise satisfying any Obligations owed by the Borrower or any other Loan Party.

(d) In addition to any rights and remedies of the Administrative Agent or Collateral Agent provided by law, Administrative Agent or Collateral Agent shall have the right, without prior notice to any Lender, any such notice being expressly waived by such Lender to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 10.16 and which has not been returned to the Administrative Agent or Collateral Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent or Collateral Agent, or any of their Affiliates, branch or agency thereof to or for the credit or the account of such Lender. Administrative Agent or Collateral Agent agrees promptly to notify the Lender after any such setoff and application made by Administrative Agent or Collateral Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(e) Each party’s obligations under this Section 10.16 shall survive the resignation or replacement of the Administrative Agent or Collateral Agent, the termination of the Loan Documents, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE XI

GUARANTY

Section 11.01 Guaranty. Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding, fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the “Guaranteed Obligations”), and agrees to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Secured Parties in enforcing any rights under the guaranty set forth in this Article XI in accordance with Section 12.04. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Secured Parties under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Borrower. In no event shall the obligation of any Guarantor hereunder exceed the maximum amount such Guarantor could guarantee under any Debtor Relief Law.

Section 11.02 Guaranty Absolute. Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Secured Parties with respect thereto. Each Guarantor agrees that this Article XI constitutes a guaranty of payment when due and not of collection and waives (to the extent permitted by applicable law) any right to require that any resort be made by any Agent or any Lender to any Collateral. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d) the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Secured Party;

(e) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Secured Parties that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety (in each case other than payment or performance).

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Secured Parties or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

Section 11.03 Waiver. Each Guarantor hereby waives (to the extent permitted by applicable law) (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Secured Parties exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Secured Party to seek payment or recovery of any amounts owed under this Article XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Secured Party protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor (in each case other than payment or performance). Each Guarantor agrees that the Secured Parties shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04 Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Secured Parties and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05 Subrogation. No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Secured Parties against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI shall have been paid in full in cash and this Agreement shall have been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations (other than Contingent Indemnity Obligations) and all other amounts payable under this Article XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Secured Parties and shall promptly be paid to the Secured Parties to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XI thereafter arising. If (i) any Guarantor shall make payment to the Secured Parties of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06 Contribution. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title

11 of the United States Code or any comparable applicable provisions of state law or the law of any other applicable jurisdiction; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 11.06, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments “ means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 11.06), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 11.06. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 11.06 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 11.06.

Section 11.07 Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in a transaction permitted hereunder, or, any Guarantor shall become an Excluded Subsidiary, in accordance with the terms and conditions hereof (including, without limitation, the last sentence of this Section 11.07), the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale or disposition or such Guarantor becoming an Excluded Subsidiary; provided that the release of any Guarantor Subsidiary from its obligations under this Agreement if such Guarantor Subsidiary becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor Subsidiary becomes an Excluded Subsidiary of such type (i) no Event of Default shall have occurred and be continuing, (ii) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person (as if such Person were then newly acquired) and such Investment is permitted at such time, (iii) such release is not made in connection with a transaction or series of transactions involving an Affiliate of any Loan Party (other than a bona fide joint venture otherwise permitted to exist under the other terms of the Loan Documents), and (iv) an Authorized Officer of the Borrower certifies to the Collateral Agent compliance with the foregoing clauses (i), (ii) and (iii). No Loan Party shall be re-designated to be an Excluded Subsidiary at any time during the term of this Agreement without the prior written consent of the Joint Lead Arrangers.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices, Etc.

(a) Notices Generally. All notices and other communications provided for hereunder shall be in writing and shall be delivered by hand, sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telecopier. In the case of notices or other communications to any Loan Party, Administrative Agent, the Collateral Agent or the Revolving Agent, as the case may be, they shall be sent to the respective address set forth below (or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01):

if to Regis Corporation and each other Loan Party:

Regis Corporation

3701 Wayzata Blvd., Suite 500

Minneapolis, MN 55416

Attention:   Kersten Zupfer

Telephone:    612-416-3663

Email:     kersten.zupfer@regiscorp.com

with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201-6950

Attention:   Courtney S. Marcus

Telephone:   214-746-8100

Email:      courtney.marcus@weil.com

if to the Administrative Agent and/or the Collateral Agent, to it at the following address:

TCW Asset Management Company LLC

1251 Avenue of the Americas, Suite 4700

New York, New York 10020

Attention:   Ryan Carroll

Telephone:   212-771-4271

Email:     ryan.carroll@tcw.com; TCW@alterdomus.com

with a copy to (which shall not constitute notice):

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attention:   Eliot Relles

Telephone:   212-641-5551

Email:      eliot.relles@dechert.com

if to the Revolving Agent, to it at the following address:

MidCap Financial Trust

c/o MidCap Financial Services, LLC, as services

7255 Woodmont Avenue, Suite 300

Bethesda, MD 20814

Attention: Account Manager for Regis; General Counsel

Fax: (301) 941-1450

Email: notices@midcapfinancial.com; legalnotices@midcapfinancial.com with a copy to (which shall not constitute notice):

Proskauer Rose LLP

2029 Century Park East, Suite 2400

Los Angeles, CA 90067

Attention: Sandra Montgomery; Bharat Moudgil

Telephone: (310) 284-4573; (310) 284-4537

Email: smontgomery@proskauer.com; bmoudgil@proskauer.com

All notices or other communications sent in accordance with this Section 12.01, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (i) notices sent by overnight courier service shall be deemed to have been given when received and (ii) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), provided, further that notices to any Agent pursuant to Article II shall not be effective until received by such Agent.

(b) Electronic Communications.

(i) Each Agent and the Administrative Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agents that it is incapable of receiving notices under such Article by electronic communication.

(ii) Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and

(A) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (A), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (A) and (B) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 12.02 Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any other Loan Document (excluding the Fee Letter), and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed (x) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Agents and the Lenders or extending an existing Lien over additional property, by the Agents and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers), (y) in the case of any other waiver or consent, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers) (with a copy thereof to the Administrative Agent, provided, that the failure to deliver such a copy shall have no bearing on the effectiveness of such amendment, consent or waiver) and (z) in the case of any other amendment, by the Required Lenders (or by the Collateral Agent with the consent of the Required Lenders) and the Borrowers (or by the Administrative Borrower on behalf of the Borrowers) (with a copy thereof to the Administrative Agent, provided, that the failure to deliver such a copy shall have no bearing on the effectiveness of such amendment), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall:

(i) increase the Commitment of any Lender (or reinstate any Commitment reduced or terminated hereunder) (it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute an increase of any Commitment of such Lender), reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender (other than (x) any imposition or rescission of default interest (which may be affected by consent of the Required Lenders) or (y) any change in the definition of “Total Leverage Ratio” or any other ratio used in the calculation of the Applicable Margin, or in the calculation of any other interest rate, fee or premium due hereunder (including any component definition thereof), which shall not constitute a reduction in any rate of interest or fee hereunder), or postpone or extend any scheduled date fixed for any payment of principal (which shall in no event include any mandatory prepayment) of, or interest or fees on, the Loans payable to any Lender, in each case, without the written consent of such Lender, in each case, other than as a result of the waiver of (A) default interest under Section 2.04(c), (B) a mandatory prepayment under Section 2.05(c) or (C) any Default or Event of Default;

(ii) [reserved];

(iii) (w) amend the definition of “Required Lenders” or “Pro Rata Share” without the written consent of each Lender, (x) amend the definition of “Required Revolving Lenders” without the written consent of each Revolving Loan Lender, (y) amend the definition of “Required Tranche A Lenders” without the consent of each Term Loan A Lender or (z) amend any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(iv) except as expressly contemplated hereunder in connection with a transaction otherwise permitted by this Agreement or the other Loan Documents, in each case as in effect on the Effective Date, release all or a substantial portion of the Collateral taken as a whole, subordinate (contractually or otherwise) in right of payment, the Obligations (or any Lien granted in favor of the Collateral Agent for the benefit of the Agents and the Lenders on all or a substantial portion of the Collateral) to any other Indebtedness (or Liens securing such Indebtedness), or release any Borrower or any Guarantor (except in connection with a Disposition of the Equity Interests thereof permitted by Section 7.02(c)(ii)), in each case, without the written consent of each Lender; provided, that, such consent shall not be required in connection with any subordination in connection with the implementation of any debtor in possession or similar financing;

(v) amend, modify or waive (x) Section 2.05(d), Section 4.02 or Section 4.03 or any other provision of this Agreement of any other Loan Document that provides for the pro rata nature of disbursements by or payments to Lenders or the pro rata treatment of all or any of the Loans or Lenders, or with respect to any “waterfall” or similar provision, in any manner that would alter the pro rata sharing of payments or the application and priority of payments, distributions and other amounts, as applicable, (y) this Section 12.02 or (z) Section 12.07(c)(iii) of this Agreement, in each case, without the written consent of each Lender; or

(vi) permit the assignment or transfer by any Borrower of its rights and obligations under this Agreement or the other Loan Documents without the written consent of each Lender.

(b) Notwithstanding anything to the contrary in Section 12.02(a):

(i) no amendment, waiver or consent shall, unless in writing and signed by an Agent or the LC Issuer, adversely affect the rights or duties of such Agent or LC Issuer (but, in each case, not in its capacity as a Lender) under this Agreement or the other Loan Documents;

(ii) [reserved];

(iii) the Administrative Agent and the Administrative Borrower may enter into an amendment to this Agreement pursuant to Section 2.07(g) to reflect an alternate service or index rate and such other related changes to this Agreement as may be applicable; and

(iv) no Defaulting Lender, Loan Party, equity holder of the Company, or any of their respective Affiliates, in each case, that is a Lender shall have any right to approve or disapprove any amendment, waiver or consent under the Loan Documents and any Loans held by such Person for purposes hereof shall be automatically deemed to be voted pro rata according to the Loans of all other Lenders in the aggregate (other than such Defaulting Lender, Loan Party, equity holder of the Company, or Affiliate); provided, for the avoidance of doubt, the foregoing shall not apply to (and shall not override) the rights of a participant granted pursuant to Section 12.07(k) below.

(c) If (i) any action to be taken by the Lenders hereunder requires the consent, authorization, or agreement of all of the Lenders or any Lender affected thereby, and a Lender other than the Collateral Agent and the Administrative Agent and their respective Affiliates and Related Funds (the “Holdout Lender”) fails to give its consent, authorization, or agreement or (ii) any Lender is a Defaulting Lender, upon at least 5 Business Days prior notice to the Holdout Lender or Defaulting Lender, as applicable, then the Collateral Agent or Borrower, may permanently replace the Holdout Lender or Defaulting Lender, as applicable, with one or more substitute lenders (each, a “Replacement Lender”) (subject, in the case of a replacement by the Collateral Agent, to compliance with the consent and eligibility criteria set forth in Section 12.07), and the Holdout Lender or Defaulting Lender, as applicable, shall have no right to refuse to be replaced hereunder unless the circumstances entitling the Borrower or the Collateral Agent, as applicable, to require such replacement cease to apply within such 5 Business Day notice period. Such notice to replace the Holdout Lender or Defaulting Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given. Prior to the effective date of such replacement, the Holdout Lender or Defaulting Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including, for the avoidance of doubt, accrued fees) and (y) such assignment not conflicting with Requirements of Law applicable to such Holdout Lender or Defaulting Lender, as applicable. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender or Defaulting Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance; provided that, following the effectiveness of any such replacement, the other parties to such Assignment and Acceptance agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto. In the case of any replacement resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 2.09, such assignment will result in a reduction in such compensation or payments thereafter. The replacement of any Holdout Lender or Defaulting Lender, as applicable, shall be made in accordance with the terms of Section 12.07. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender or Defaulting Lender, as applicable, shall remain obligated to make its Pro Rata Share of Loans.

Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04 Expenses; Attorneys’ Fees. The Borrowers will pay promptly on written demand, all reasonable and documented out-of-pocket costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (b), (c) and (m) below, each Lender) in accordance with this Agreement or any other Loan Document, including, without limitation, reasonable and documented out-of-pocket fees, costs, client charges and expenses of outside counsel for each Agent (but limited to the reasonable and documented out-of-pocket fees, costs, client charges and expenses of (i) one firm of lead counsel (and, in the case of an actual or potential conflict of interest, one additional lead counsel for each affected party similarly situated) for each of the Agents (other than the Revolving Agent) and the Term Loan B Lenders, taken as a whole (ii) one separate counsel for the Revolving Agent, the Revolving Loan Lenders and the Term Loan A Lenders, taken as a whole and (iii) one local counsel in each material jurisdiction and one regulatory counsel in each regulatory area of law (and, in the case of an actual or potential conflict of interest, one additional local counsel in each material jurisdiction and one additional regulatory counsel in each regulatory area of law for each affected party similarly situated) for the Agents and the Lenders, taken as a whole), for accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches, miscellaneous disbursements, examination, travel, lodging and meals, in each case, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Agents’ or any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, any Agent’s or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith (including any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Sanction or any Anti-Money Laundering Law by any Loan Party, any Affiliate or Subsidiary of any Loan Party), other than claims or actions among the Agents and the Lenders (other than (i) claims or actions against any Person in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent or the Revolving Agent or a similar role under the Loan Documents and (ii) claims or actions arising out of any act or omission of any Loan Party or any of its Affiliates), (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, other than in connection with claims or actions among the Agents and the Lenders (other than (i) claims or actions against any Person in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent or the Revolving Agent or a similar role under the Loan Documents and (ii) claims or actions arising out of any act or omission of any Loan Party or any of its Affiliates) and claims or actions determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of the Agents and Lenders, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this

Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document in accordance with the terms of the Loan Documents, (i) any attempt to collect from any Loan Party in accordance with the terms of the Loan Documents, (j) any Environmental Claim against, any Loan Party or any of its Subsidiaries, (k) any Environmental Lien filed against the Collateral, (l) [reserved], or (m) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing; provided that with respect to clause (m), so long as no Event of Default has occurred and is continuing, such expenses solely with respect to professionals (but, for the avoidance of doubt, not legal counsel) will require the consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned); provided further that the Administrative Borrower will be deemed to have consented if the Administrative Borrower has not responded within 7 Business Days of receipt of written request. This Section 12.04 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 12.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than payroll accounts, tax accounts, ERISA accounts and other Excluded Accounts) at any time held and other Indebtedness at any time owing by such Agent or such Lender or any of their respective Affiliates to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 4.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agents and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender or any of their respective Affiliates provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07 Assignments and Participations.

(a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and permitted assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Subject to the conditions set forth in clause (c) below, each Lender may assign to one or more (x) Lenders, (y) Affiliates or Related Funds of any Lender or (z) commercial banks, insurance companies, or finance companies, financial institutions, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) (other than, so long as no Event of Default under Section 9.01(a)(ii), Section 9.01(f) or Section 9.01(g) has occurred and is continuing, a Competitor, a Disqualified Institution or a natural person) all or a portion of its rights and obligations under this Agreement with respect to (A) all or a portion of its Term Loan Commitment and any Term Loan made by it and (B) all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it with the written consent of (i) the Collateral Agent (such consent of the Collateral Agent not to be unreasonably withheld), the LC Issuer (such consent of the LC Issuer not to be unreasonably withheld) and the Revolving Agent (such consent of the Revolving Agent not to be unreasonably withheld) (with respect to Revolving Loans) and (ii) so long as no Event of Default under Section 9.01(a)(ii), Section 9.01(f) or Section 9.01(g) has occurred and is continuing, the Administrative Borrower (such consent of the Administrative Borrower not to be unreasonably withheld, delayed or conditioned); provided that the Administrative Borrower will be deemed to have consented if the Administrative Borrower has not responded within 10 Business Days of written request; provided, further, that no written consent of the Collateral Agent or the Administrative Borrower shall be required in connection with any assignment by a Lender to an Agent or a Lender, an Affiliate of an Agent or a Lender or a Related Fund of an Agent or a Lender.

(c) Assignments shall be subject to the following additional conditions:

(i) Each such assignment shall be in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (A) an Agent or a Lender, an Affiliate of an Agent or a Lender or a Related Fund of an Agent or a Lender or (B) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof); and

(ii) Except as provided in the last sentence of this Section 12.07(c)(ii), the parties to each such assignment shall execute and deliver to the Administrative Agent (and the Collateral Agent and the Revolving Agent, if applicable), for its acceptance, an Assignment and Acceptance, together with any new promissory note requested (it being understood that the assigning Lender shall, upon the effectiveness of such assignment, surrender any existing promissory note held by it to the Administrative Agent for cancellation) to such assignment and such parties shall deliver to the Administrative Agent an IRS Form W-9 and all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, along with, a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender) for the benefit of the Administrative Agent. Notwithstanding anything to the contrary contained in this Section 12.07(c)(ii), a Lender may, upon written notice to the Administrative Agent, assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a “Related Party Assignment”); provided, however, that (A) the Borrowers and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (B) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(g), (C) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (D) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recordation on the Related Party Register referred to in the last sentence of Section 12.07(f) below; and

(iii) No such assignment shall be made to (A) any Loan Party or any of their respective Affiliates or (B) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(d) Upon such execution, delivery and acceptance, from and after the date recorded in the Register, which effective date shall be at least 3 Business Days after the delivery thereof to the Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(e) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) unless an Event of Default under Section 9.01(a)(ii), Section 9.01(f) or Section 9.01(g) has occurred and is continuing, the assignee represents and warrants that it is not a Competitor, a Disqualified Institution or any Affiliate of any Disqualified Institution, and that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (vi) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(f) The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at one of its offices, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior written notice. In the case of an assignment pursuant to the last sentence of Section 12.07(c)(ii) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained, a register (the “Related Party Register”) comparable to the Register on behalf of the Borrowers. The Related Party Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice. This Section 12.07(f) shall be construed so that the Loans are at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (and any successor provisions).

(g) Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Collateral Agent pursuant to Section 12.07(b) (which consent of the applicable Agent must be evidenced by such Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register (as adjusted to reflect any principal payments on or amounts capitalized and added to the principal balance of the Loans and/or Commitment reductions made subsequent to the effective date of the applicable assignment, as confirmed in writing by the corresponding assignor and assignee in conjunction with delivery of the assignment to the Administrative Agent) and provide to the Collateral Agent and the Revolving Agent, if applicable, a copy of the fully executed Assignment and Acceptance.

(h) Subject to this Section 12.07, a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).

(i) In the event that any Lender sells participations in accordance with Section 12.07(k) below, in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent on behalf of the Borrowers, maintain, or cause to be maintained, a register, on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. This Section shall be construed so that the Loans are at all times maintained in “registered form” within the meanings of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (and any successor provisions).

(j) Any Non-U.S. Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.09(d).

(k) Each Lender may sell participations to one or more banks or other entities (other than (x), so long as no Event of Default under Section 9.01(a)(ii), Section 9.01(f) or Section 9.01(g) has occurred and is continuing, a Competitor, (y) a Disqualified Institution or (z) a natural person) in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the scheduled maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or substantially all of the Collateral or any Loan Party (except as set forth in Section 10.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.09 and Section 2.10 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender; it being understood that the documentation required under Section 2.09(d) shall be delivered to the participating Lender; provided that a participant shall not be entitled to receive any greater payment under Section 2.09 or Section 2.10 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation.

(l) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (other than, so long as no Event of Default under Section 9.01(a)(ii), Section 9.01(f) or Section 9.01(g) has occurred and is continuing, to a Competitor, a Disqualified Institution or a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or loans made to such Lender pursuant to securitization or similar credit facility (a “Securitization”); provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. The Loan Parties shall cooperate with such Lender and its Affiliates to effect the Securitization including, without limitation, by providing such customary information as may be reasonably requested by such Lender in connection with the rating of its Loans or the Securitization.

(m) Any assignment or participation by a Lender (A) to or with any Person who qualifies as a Disqualified Institution at the time of such assignment or participation (unless an Event of Default under Section 9.01(a)(ii), Section 9.01(f) or Section 9.01(g) has occurred and is continuing) or (B) in the case of any assignment and/or participation, without the Borrower’s consent to the extent the Borrower’s consent is required under this Section 12.07 (and, if applicable, not deemed to have been given pursuant to Section 12.07(b)), in each case, to any Person shall be null and void, and the Borrowers shall be entitled to seek specific performance to unwind any such assignment or participation and/or specifically enforce this Section 12.07(m) in addition to injunctive relief (without posting a bond or presenting evidence of irreparable harm) or any other remedy available to the Borrower at law or in equity; it being understood and agreed that the Borrower and its Subsidiaries will suffer irreparable harm if any Lender breaches any obligation under this Section 12.07 as it relates to any assignment or participation to a Disqualified Institution, the pledge or assignment of any security interest in any Loan or Commitment to a Disqualified Institution and/or any assignment or participation of, or pledge or assignment of a security interest in, any Loan or Commitment to any Person to whom the Borrower’s consent is required but not obtained. Nothing in this Section 12.07(m) shall be deemed to prejudice any right or remedy that the Borrowers may otherwise have at law or equity.

Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier or electronic mail also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY ANY MEANS PERMITTED BY APPLICABLE LAW, INCLUDING, WITHOUT LIMITATION, BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN

ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH PARTY HERETO HEREBY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY HERETO CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH PARTY HERETO HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OTHER PARTY HERETO TO ENTER INTO THIS AGREEMENT.

Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary or in any other Loan Document, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Secured Party for repayment or recovery of any amount or amounts received by such Secured Party in payment or on account of any of the Obligations, such Secured Party shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Secured Party repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Secured Party or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Secured Party with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Secured Party hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Secured Party.

Section 12.15 Indemnification; Limitation of Liability for Certain Damages.

(a) In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Secured Party, LC Issuer and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all actual losses, damages, liabilities, obligations, penalties, fees, reasonable and documented out-of-pocket costs and expenses (including, without limitation, reasonable and documented out-of-pocket attorneys’ fees, costs and expenses (but limited to the reasonable and documented out-of-pocket fees, costs, client charges and expenses of (x) one firm of lead counsel (and, in the case of an actual or potential conflict of interest, one additional lead counsel for each affected party similarly situated) for the Indemnitees, taken as a whole, and (y) one local counsel in each material jurisdiction and one regulatory counsel in each regulatory area of law (and, in the case of an actual or potential conflict of interest, one additional local counsel in each material jurisdiction and one additional regulatory counsel in each regulatory area of law for each affected party similarly situated) for the Indemnitees, taken as a whole) incurred by such Indemnitees, whether prior to or from and after the Effective Date, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans or the Borrowers’ use of the proceeds thereof, (iii) the Agents and the Lenders relying on any instructions of the Administrative Borrower or the handling of the Loan Account and Collateral of the Borrowers as herein provided, (iv) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the bad faith, gross negligence or willful misconduct of such Indemnitee (or its related parties), as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) any claims or actions against any Indemnitee brought about by an Indemnitee (other than (i) claims or actions against any Person in its capacity or in fulfilling its role as the Administrative Agent, the Collateral Agent or the Revolving Agent or a similar role under the Loan Documents and (ii) claims or actions arising out of any act or omission of any Loan Party or any of its Affiliates). Each Indemnitee shall be obligated to refund or return any and all amounts paid by the Loan Parties pursuant to this Section 12.15(a) to such Indemnitee for any fees, expenses, or damages to the extent such Indemnitee is not entitled to payment thereof in accordance with the terms hereof.

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees set forth in this Section 12.15 are chargeable against the Loan Account to the extent earned, due and payable and not paid. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.

(c) No party hereto shall assert, and each party hereto hereby waives, any claim against the Indemnitees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or seek any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) The indemnities and waivers set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

(e) All such amounts payable under this Section 12.15 shall be due and payable within 20 days of written demand.

Section 12.16 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Agent and each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18 Highest Lawful Rate. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York, the laws of Canada, or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement) or would result in a receipt by the Agent or a Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall, subject to the last sentence of this Section 12.18, be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.18 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.18.

For purposes of this Section 12.18, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America or Canada or any other jurisdiction from time to time where a Loan Party may be incorporated, formed or otherwise constituted.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 12.19 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to keep confidential any non-public information supplied to it by, or on behalf of, the Loan Parties pursuant to this Agreement or the other Loan Documents (and which at the time is not, and does not thereafter become, publicly available or available to such Person or its Affiliates from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure by any Agent or any Lender of any such information (i) to its Affiliates and to its and its Affiliates’ respective equityholders (including, without limitation, partners), directors, officers, employees, agents, trustees, counsel, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential in accordance with this Section 12.19) and the Lenders shall be liable for any breach hereof by such Person; (ii) to any other party hereto; (iii) to any assignee or participant (or prospective assignee or participant) or any party to a Securitization so long as such assignee or participant (or prospective assignee or participant) or party to a Securitization first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19 (other than a Competitor or, so long as no Event of Default under Section 9.01(a), Section 9.01(f) or Section 9.01(g) has occurred and is continuing, a Disqualified Institution); (iv) to the extent required by any Requirement of Law or judicial process or as otherwise requested by any Governmental Authority, provided that the Administrative Agent shall (A) use commercially reasonable efforts to give the applicable Loan Party written notice prior to disclosing the information to the extent permitted by such requirement, (B) reasonably cooperate with the Loan Party to obtain a protective order or similar confidential treatment, and (C) only disclose that portion of the confidential information as counsel for the Administrative Agent advises the Administrative Agent it must disclose pursuant to such requirement; (v) to the National Association of Insurance Commissioners or any similar organization, any examiner, auditor or accountant or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify Loan Parties; (vi) in connection with any litigation to which any Agent or any Lender is a party (so long as such Agent or Lender provides the Administrative Borrower with prompt notice thereof to the extent permitted by applicable law); (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; or (viii) with the consent of the Administrative Borrower.

Section 12.20 Public Disclosure. Each Loan Party agrees that neither it nor any of its Affiliates will now or in the future issue any press release or other public disclosure using the name of an Agent, any Lender or any of their respective Affiliates without the prior written consent of such Agent or such Lender, except to the extent that such Loan Party or such Affiliate is required to do so under applicable law (in which event, such Loan Party or such Affiliate will consult with such Agent or such Lender before issuing such press release or other public disclosure). Each Loan Party hereby authorizes each Agent and each Lender, with the consent of the Administrative Borrower (such consent not to be unreasonably withheld, delayed or conditioned), to advertise the closing of the transactions contemplated by this Agreement, and to make appropriate announcements of the financial arrangements entered into among the parties hereto, as such Agent or such Lender shall deem appropriate, including, without limitation, on a home page or similar place for dissemination of information on the Internet or worldwide web, or in announcements commonly known as tombstones, in such trade publications, business journals, newspapers of general circulation and to such selected parties as such Agent or such Lender shall deem appropriate.

Section 12.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the Effective ~~d~~Date ~~hereof~~.

Section 12.22 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the entities composing the Borrowers, which information includes the name and address of each such entity and other information that will allow such Lender to identify the entities composing the Borrowers in accordance with the USA PATRIOT Act. Each Loan Party agrees to take such action and execute, acknowledge and deliver at its sole cost and expense, such instruments and documents as any Lender may reasonably require from time to time in order to enable such Lender to comply with the USA PATRIOT Act.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

~~IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.~~

~~BORROWERS:~~

~~REGIS CORPORATION~~

~~By:~~
~~Name:~~
~~Title:~~

~~[___________]~~

~~By:~~
~~Name:~~
~~Title:~~

~~GUARANTORS:~~

~~[___________]~~

~~By:~~
~~Name:~~
~~Title:~~

2

~~ADMINISTRATIVE AGENT AND~~
~~COLLATERAL AGENT:~~

~~TCW ASSET MANAGEMENT COMPANY LLC~~

~~By:~~
~~Name:~~
~~Title:~~

3

~~LENDERS:~~

~~[______________]~~

~~By:~~
~~Name:~~
~~Title:~~

4

EXHIBIT B

Schedule 1.01(A)

First Amendment Term Loan A Commitments

First Amendment Term Loan A Lender	First Amendment Term Loan A Commitment
MIDCAP FINANCIAL TRUST	$2,053,333.33
MIDCAP FINANCIAL INVESTMENT CORPORATION	$1,166,666.67
AP LEAF, LLC	$1,780,000.00

Total	$5,000,000

First Amendment Term Loan B Commitments

First Amendment Term Loan B Lender	First Amendment Term Loan B Commitment
TCW RESCUE FINANCING FUND II LP	$7,000,000.00
ASILIA CREDIT FUND, LP	$3,000,000.00

Total	$10,000,000